As Filed with the Securities and Exchange Commission on January 25, 2011
     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Melco Crown Entertainment Limited
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

36th Floor, The Centrium
60 Wyndham Street
Central
Hong Kong
(852) 2598-3600
(Address and Telephone Number of Registrant’s Principal Executive Offices)

CT Corporation System
111 Eight Avenue, 13th Floor
New York, NY 10011
(212) 894-8940
(Name, Address, and Telephone Number for Agent For Service)

Copies to:
Thomas M. Britt III, Esq.
Debevoise & Plimpton LLP
13th Floor, Entertainment Building
30 Queen’s Road Central
Hong Kong SAR
China
(852) 2160 9800

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title Of Each Class Of	Amount To Be	Offering Price Per	Aggregate Offering	Registration
Securities To Be Registered	Registered	Unit (1)	Price (1)	Fee (1)
Ordinary shares, par value US$0.01 per share (2)	(3)			$0

(1)	In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fees. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b).

(2)	American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the ordinary shares registered hereby are included in a separate registration statement on Form F-6 (File No. 333-139159). Each American Depositary Share represents three ordinary shares.

(3)	Represents no greater than 43,630,020 shares being registered which may be sold by the selling securityholders as described in the prospectus forming part of this registration statement. Pursuant to Rule 415(a)(6), this registration statement replaces the registrant’s earlier registration statement, registration no. 333-148849, filed with the Securities and Exchange Commission on January 25, 2008, covering the registration of the same shares which may be sold by such selling securityholders.

PROSPECTUS
Melco Crown Entertainment Limited
(incorporated in the Cayman Islands with limited liability)

American Depositary Shares
each representing three Ordinary Shares

     In July 2007, Melco International Development Limited, or Melco, and Publishing and Broadcasting Limited, or PBL (which is now known as Consolidated Media Holdings Limited), acting through a 50/50 special purpose vehicle, Melco PBL SPV Limited, or SPV (which is now known as Melco Crown SPV Limited), offered an aggregate of US$250 million of exchangeable bonds due 2012, or the Bonds. The bondholders may receive ordinary shares in the form of American Depositary Shares, or ADSs, upon exchange of the Bonds, and such ADSs are referred to in this prospectus as the Exchange ADSs. This prospectus may be used by selling securityholders to resell their Exchange ADSs.
     The names of any selling securityholders of any Exchange ADSs and the amounts of ADSs intended to be sold by such selling securityholders will be set forth in an accompanying prospectus supplement.
     Each ADS represents three ordinary shares, par value US$0.01 per share. The ADSs are evidenced by American Depositary Receipts, or ADRs. We will not receive any proceeds from the ADSs sold by any selling securityholder pursuant to this prospectus.
     Our ADSs are listed for quotation on the Nasdaq Global Select Market under the symbol “MPEL”. On January 21, 2011, the last reported sale price of our ADSs on the Nasdaq Global Select Market was US$7.27 per ADS.
     You should read this prospectus and any accompanying prospectus supplement carefully before you invest. Any selling securityholder may sell these securities to or through underwriters, and also to other purchasers or through dealers or agents, or through ordinary brokerage transactions, or through any combination of these methods, on a continuous or delayed basis, at such prices as any selling securityholder may determine, which may relate to market prices prevailing at the time of the sale or be a negotiated price. The names of the underwriters, if any, will be set forth in an accompanying prospectus supplement. See “Plan of Distribution”.
     This prospectus may not be used to consummate sales of ADSs unless accompanied by a prospectus supplement.
Investing in these securities involves risks. See “Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 25, 2011.

I

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, the securityholders may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities any selling securityholder may offer. We may add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation By Reference”.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. None of the selling securityholders has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of the selling securityholders will make an offer of these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus or any prospectus supplement, as well as the information we have previously filed with the SEC or incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS
In this prospectus, unless otherwise indicated,
•	“Altira Developments Limited” refers to the Macau company through which we hold the land and building for Altira Macau;
•	“Altira Hotel Limited” refers to the Macau company through which we currently operate the hotel and other non-gaming businesses at Altira Macau;
•	“China,” “mainland China” and “PRC” refer to the People’s Republic of China, excluding Hong Kong, Macau and Taiwan;
•	“Crown” refers to Crown Limited, an Australian listed corporation which completed its acquisition of the gaming businesses and investments of PBL, now known as Consolidated Media Holdings Limited, on December 12, 2007 and which is now our shareholder. As the context may require, “Crown” shall include its predecessor, PBL;
•	“Exchange Notes” refers to approximately 99.96% of the Initial Notes which were, on December 27, 2010, exchanged for 10.25% senior notes due 2018 registered under the Securities Act of 1933;
•	“Greater China” refers to mainland China, Hong Kong, Macau and Taiwan, collectively;
•	“H.K. dollars” and “Hong Kong dollars” refer to the legal currency of Hong Kong;
•	“Hong Kong” refers to the Hong Kong Special Administration Region of the People’s Republic of China;
•	“Initial Notes” refers to the US$600,000,000 aggregate principal amount of 10.25% Senior Notes due 2108 issued by MCE Finance on May 17, 2010;
•	“Macau” and the “Macau SAR” refer to the Macau Special Administrative Region of the People’s Republic of China;
•	“MCE Finance” refers to our wholly-owned subsidiary, MCE Finance Limited, a Cayman Islands exempted company with limited liability;
•	“Melco” refers to Melco International Development Limited, a Hong Kong listed company;
•	“Melco Crown (COD) Developments Limited” refers to the Macau company through which we hold the land and buildings for City of Dreams;
•	“Melco Crown (COD) Hotels Limited” refers to the Macau company through which we currently operate the non-gaming businesses at City of Dreams;
•	“Melco Crown Gaming” refers to our subsidiary, Melco Crown Gaming (Macau) Limited, a Macau company;
•	“MPEL International” refers to our wholly-owned subsidiary, MPEL International Limited, a Cayman Islands company with limited liability;

•	“our subconcession” refers to the Macau gaming subconcession held by Melco Crown Gaming;
•	“Patacas” refers to the legal currency of Macau;
•	“PBL” refers to Publishing and Broadcasting Limited, an Australian listed corporation which is now known as Consolidated Media Holdings Limited;
•	“Renminbi” and “RMB” refer to the legal currency of China;
•	“SBGF Agreement” refers to the subconcession bank guarantee request letter, dated 1 September 2006, issued by Melco Crown Gaming and the bank guarantee number 269/2006, dated 6 September 2006, extended by Banco Nacional Ultramarino, S.A. in favor of the government of the Macau SAR at the request of Melco Crown Gaming, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection thereunder;
•	“Senior Note Guarantors” refers to the Company, MPEL International and the Senior Note Subsidiary Group Guarantors with respect to the Senior Notes;
•	“Senior Note Subsidiary Group Guarantors” refers to Melco Crown Gaming, MPEL Nominee One Limited, MPEL Investments Limited, Altira Hotel Limited, Altira Developments Limited, Melco Crown (COD) Hotels Limited, Melco Crown (COD) Developments Limited, Melco Crown (Cafe) Limited, Golden Future (Management Services) Limited, MPEL (Delaware) LLC, Melco Crown Hospitality and Services Limited, Melco Crown (COD) Retail Services Limited, Melco Crown (COD) Ventures Limited, COD Theatre Limited, Melco Crown COD (HR) Hotel Limited, Melco Crown COD (CT) Hotel Limited and Melco Crown COD (GH) Hotel Limited with respect to the Senior Notes;
•	“Senior Notes” refers to the Initial Notes and the Exchange Notes, collectively;
•	“SPV” refers to Melco Crown SPV Limited, formerly Melco PBL SPV Limited, a Cayman Islands exempted company which is 50/50 owned by Melco Leisure and Entertainment Group Limited and Crown Asia Investments Pty. Ltd. and the issuer of the Bonds;
•	“US$” and “U.S. dollars” refer to the legal currency of the United States;
•	“U.S. GAAP” refers to the accounting principles generally accepted in the United States; and
•	“we,” “us,” “our company,” “our” and the “Company” refer to Melco Crown Entertainment Limited, a Cayman Islands exempted company with limited liability, and its predecessor entities and its consolidated subsidiaries, as applicable.

GLOSSARY

Chip	round token that is used on casino gaming tables in lieu of cash.

Concession	a government grant for the operation of games of fortune and chance in casinos in the Macau SAR under an administrative contract pursuant to which a concessionaire, or the entity holding the concession, is authorized to operate games of fortune and chance in casinos in the Macau SAR.

Dealer	a casino employee who takes and pays out wagers or otherwise oversees a gaming table.

Gaming promoter	an individual or corporate entity who, for the purpose of promoting rolling chip gaming activity, arranges customer transportation and accommodation, provides credit in its sole discretion, and arranges food and beverage services and entertainment in exchange for commissions or other compensation from a gaming operator.

Gaming promoter aggregator model	under this model, the casino owner typically pays an additional level of remuneration above usual market commission rate to the gaming promoter which in return provides additional services by managing and providing credit to its collaborators.

Integrated resort	a resort which provides customers with a combination of hotel accommodations, casinos or gaming areas, retail and dining facilities, MICE space, entertainment venues and spas.

Mass market patron	a non-rolling chip player who uses non-rolling chips to make wagers.

Net rolling	net turnover in a non-negotiable chip game.

Non-negotiable chip	promotional casino chip that is not to be exchanged for cash.

Progressive jackpot	a jackpot for a slot machine or table game where the value of the jackpot increases as wagers are made. Multiple slot machines or table games may be linked together to establish one progressive jackpot.

Rolling chip	non-negotiable chip primarily used by rolling chip patrons to make wagers.

Rolling chip patron	a player who is primarily a VIP player and typically receives various forms of complimentary services from the gaming promoters or casinos.

Rolling chip segment	consists of table games played in private VIP gaming rooms or areas by rolling chip patrons who are either premium players or junket players.

Subconcession	an agreement for the operation of games of fortune and chance in casinos between the entity holding the concession, or the concessionaire, a subconcessionaire and the Macau SAR, pursuant to which the subconcessionaire is authorized to operate games of fortune and chance in casinos in the Macau SAR.

Wet stage performance theater	the approximately 2,000-seat theater specifically designed to stage “The House of Dancing Water” show.

PROSPECTUS SUMMARY
Overview
     We are a developer, owner and, through our subsidiary Melco Crown Gaming, operator of casino gaming and entertainment resort facilities focused on the Macau market. Melco Crown Gaming is one of six companies licensed, through concessions or subconcessions, to operate casinos in Macau.
     Through our operations, we cater to a broad spectrum of potential gaming patrons, including high stake rolling chip gaming patrons, as well as gaming patrons seeking a broader entertainment experience. We seek to attract these patrons from throughout Asia and in particular from Greater China.
     Our leadership and vision have been evidenced over recent years through the early development of the Mocha brand, the evolution of the Altira Macau (formerly known as Crown Macau) property, the ability to diversify our portfolio of properties and supporting our staff through what we believe are market leading business models.
     Our existing operations and our development projects consist of:
     City of Dreams. City of Dreams, an integrated resort development in Macau, opened in Cotai in June 2009. The resort brings together a collection of brands, such as Crown, Grand Hyatt, Hard Rock and Dragone, to create an experience that aims to appeal to a broad spectrum of visitors from around Asia and the world. The initial opening of City of Dreams featured a 420,000 sq. ft. casino with approximately 500 gaming tables and approximately 1,300 gaming machines; over 20 restaurants and bars; an array of retail brands; and The Bubble, an audio visual multimedia experience. The Crown Towers and the Hard Rock Hotel offer approximately 300 guest rooms each. Grand Hyatt Macau offers approximately 800 guest rooms. A Dragone inspired theater production opened on September 17, 2010 in the wet stage performance theater known as the Theater of Dreams. We have concluded the revision to our land lease agreement for City of Dreams, pursuant to which we increased the developable gross floor area by approximately 1.6 million square feet. We are currently re-evaluating the next phase of our development plan at City of Dreams. The next phase is expected to include a hotel with features of an apartment hotel or a general hotel and we anticipate that this phase of development will be financed separately from the rest of the City of Dreams. We are assessing our hotel room requirements, the development of a co-op model in Macau in relation to apartment hotels at Cotai, government policies and general market conditions, before we finalize our development plan. The development of the apartment hotel or general hotel is or may be subject to the availability of additional financing, the Macau government’s approval and the approval of our financiers under our existing and any future debt facilities. Our project costs, including the casinos, the Hard Rock Hotel, the Crown Towers hotel, the Grand Hyatt twin-tower hotel, the wet stage performance theater, all retail space together with food and beverage outlets, were US$2.4 billion, consisting primarily of construction and fit-out costs, design and consultation fees, and excluding the cost of land, capitalized interest and pre-opening expenses. Dragon’s Treasure, the show offered in the Bubble at City of Dreams, received the 2009 THEA Award for “Outstanding Achievement” from the Themed Entertainment Association (TEA). City of Dreams also won the “Best Leisure Development in Asia Pacific” award in the International Property Awards 2010 which recognizes distinctive innovation and outstanding success in leisure development.
     Altira Macau. Altira Macau is designed to provide a casino and hotel experience which primarily meets the cultural preferences and expectations of Asian rolling chip customers and the gaming promoters who collaborate with Altira Macau. Altira Macau currently features a casino area of approximately 173,000 sq. ft. with a total of approximately 212 gaming tables, 216 hotel rooms, including 24 suites and 8 villas, several fine dining and casual restaurants, recreation and leisure facilities, including a health club, pool and spa and lounges and meeting facilities. We believe that gaming venues traditionally available to high-end patrons in Macau have not offered the level of accommodation and facilities we offer at Altira Macau, and instead have focused primarily on gaming during day trips and short visits to Macau. Altira Macau won the “Casino Interior Design” award in the first International Gaming Awards in 2008, which recognizes outstanding design in the casino sector.

Altira Macau has been awarded the Forbes Five Star rating in both Hotel and Spa categories by the 2010 and 2011 Forbes Travel Guide (formerly Mobil Travel Guide). Altira Macau also won the “Best Business Hotel in Macau” award in TTG China Travel Awards 2009 and the “Best Luxury Hotel in Macau” award in the TTG China Travel Awards 2010. Altira is a property brand that has been developed in-house by the Company to target the Asian rolling chip market. The brand supports our primary business objective at the Altira Macau property, which is to develop our position as the premier Asian rolling chip casino. The rebranding of Crown Macau as Altira Macau reinforces two key strategies for the property: first, to align the brand positioning of the property with its market focus on Asian rolling chip customers, which has prevailed since late 2007; and second, to focus the Crown property brand solely at the City of Dreams property, which targets premium rolling chip customers sourced through the regional marketing networks operated by us. The Altira brand was launched in April 2009. In late 2009, Altira transitioned from a gaming promoter aggregator model to one where we contract directly with all our gaming promoters.
     Mocha Clubs. Mocha Clubs first opened in September 2003 and has expanded operations to eight clubs with a total of approximately 1,600 gaming machines, each club with an average of approximately 200 gaming machines and gaming space ranging from approximately 3,000 sq. ft. to 11,000 sq. ft. The clubs comprise the largest non-casino-based operations of electronic gaming machines in Macau and are located in areas with strong pedestrian traffic, typically within three-star hotels. Each club site offers electronic tables without dealers. Our Mocha Club gaming facilities include what we believe is the latest technology for gaming machines and offer both single player machines with a variety of games, including progressive jackpots, and multi-player games where players on linked machines play against each other in electronic roulette, baccarat and sicbo, a traditional Chinese dice game. Mocha Clubs focus on mass market and casual gaming patrons, including local residents and day-trip customers, outside the conventional casino setting. As of September 30, 2010, Mocha had 1,583 gaming machines in operation, representing 11% of total machine installation in the market.
     Taipa Square Casino. Taipa Square Casino held its grand opening on June 12, 2008. The casino has approximately 18,950 sq. ft. of gaming space and features approximately 31 gaming tables servicing mass market patrons. Taipa Square Casino operates within Hotel Taipa Square located on Taipa Island, opposite the Macau Jockey Club.
     Macau Studio City Project. Melco Crown Gaming has entered into a services agreement with New Cotai Entertainment (Macau) Limited and New Cotai Entertainment, LLC, under which Melco Crown Gaming would operate the casino portions of the Macau Studio City project, a large integrated resort development. The project is being developed by a joint venture between eSun Holdings Limited, CapitaLand Integrated Resorts Pte Ltd and New Cotai Holdings, LLC, which is primarily owned by investment funds and David Friedman, a former senior executive of Las Vegas Sands. Under the terms of the services agreement, Melco Crown Gaming would retain a percentage of the gross gaming revenues from the casino operations of Macau Studio City. We will not be responsible for any of the project’s capital development costs, and the operating expenses of the casino will be substantially borne by New Cotai Entertainment (Macau) Limited. The joint venture managers are currently involved in litigation proceedings and therefore construction of the Macau Studio City project has not commenced and the formal opening of Macau Studio City has not been determined.
Objective and Strategies
     Our objective is to become a leading provider of gaming, leisure and entertainment services capitalizing on the expected future growth opportunities in Macau. To achieve our objective, we have developed the following core business strategies:
Maintain a Strong Balance Sheet and Conservative Capital Structure, De-Leverage and Remain Alert to Opportunistic Growth Opportunities
     We believe that a strong balance sheet is a core foundation for our future growth strategy. We will continue to monitor and effectively manage our liquidity needs and raise development funds when favorable market conditions permit us to do so, and we will, as a priority, apply surplus cash generated from our operations to de-leveraging. Where applicable, we will plan our developments to include marketable non-core assets that can be sold to aid the financing of our core assets.
Develop a Targeted Product Portfolio of Well-Recognized Branded Experiences
     We believe that building strong, well-recognized branded experiences is critical to our success, especially in the brand-conscious Asian market. We intend to develop and further strengthen our brands by building and maintaining high quality properties that differentiate us from our competitors throughout Asia and by providing a set of experiences tailored to meet the cultural preferences and expectations of Asian customers.
     Although we strive to have all of our properties consistently adhere to the standards above, we have incorporated design elements at our properties that cater to specific customer segments. By utilizing a more focused strategy, we believe we can better service specific segments of the Macau gaming market.
Utilize Melco Crown Gaming’s Subconcession to Maximize Our Business and Revenue Potential
     We intend to utilize Melco Crown Gaming’s subconcession, which, like the other concessions and subconcessions, does not limit the number of casinos we can operate in Macau, to capitalize on the potential growth of the Macau gaming market provided by the independence, flexibility and economic benefits afforded by being a subconcessionaire. Possession of a subconcession gives us the ability to negotiate directly with the Macau government to develop and operate new projects without the need to partner with other concessionaires or subconcessionaires. Furthermore, concessionaires and subconcessionaires such as SJM and Galaxy have demonstrated that they can leverage their licensed status by entering into arrangements with developers and hotel operators that do not hold concessions or subconcessions to operate the gaming activities at their properties under leasing or services arrangements and keep a percentage of the revenues. In 2008, the Macau government imposed a moratorium on new gaming services agreements. Such moratorium does not currently impact the agreement between Melco Crown Gaming, New Cotai Entertainment (Macau) Limited and New Cotai Entertainment, LLC regarding the Macau Studio City project. In the event such moratorium is lifted, we may consider entering into other, similar arrangements with other such developers and hotel operators, subject to obtaining the relevant approvals.
Develop Comprehensive Marketing Programs
     We will continue to seek to attract customers to our properties by leveraging our brands and utilizing our own marketing resources and those of our founders. We have combined our brand recognition with customer management techniques and programs in order to build a database of repeat customers and loyalty club members. In addition, we have established representative or branch offices in Beijing, Singapore, Taiwan and Malaysia and plan on establishing further marketing offices elsewhere in Asia. Through Mocha Clubs’ share of the Macau electronic gaming market, we have also developed a customer database and a customer loyalty program, which we believe have successfully enhanced repeat play and further built the Mocha brand.
     We will seek to continue to grow and maintain our customer base through the following sales and marketing activities:
•	create a cross-platform sales and marketing department to promote all of our brands to potential customers throughout Asia in accordance with applicable laws;

•	utilize special product offers, special events, tournaments and promotions to build and maintain relationships with our guests, in order to increase repeat visits and help fill capacity during lower-demand periods;

•	refine our own customer loyalty programs, which we closely modeled on Crown’s “Crown Club” program, to further build a database of repeat customers; and

•	implement complimentary incentive programs and commission based programs with selected promoters to attract high-end customers.
Focus on Operating First Class Facilities
     We have assembled a dedicated management team with experience in operating large scale, high quality resort facilities.
     We believe that service quality and memorable experiences will continue to grow as a key differentiator among the operators in Macau. As the depth and quality of product offerings continue to develop and more memorable properties and experiences are created, we believe that tailored services will drive competitive advantage. As such, our focus remains on creating service experiences for the tastes and expectations of our target customer base.
     We believe the continued development of our staff and supporting resources are central to our success in this regard. We will invest in the long term development of our people through relevant training and experience sharing.
Leverage the Experiences and Resources of Our Founders
     We believe one of our great strengths is the combined resources of our majority shareholders, Melco and Crown. We intend to leverage their experiences and resources in the gaming industry in Asia and particularly with Chinese and other Asian patrons.
Risk Factors
     Our business and the Exchange ADSs are subject to numerous risks and uncertainties such as:
•	the early stage of operations of our business and properties;
•	our dependence upon a limited number of properties for a substantial portion of our cash flow;
•	our subsidiaries need a significant amount of cash to service their debt, and they may not generate sufficient cash flow to make scheduled debt payments;
•	all of our operations are in Macau, which has certain political and economic risks that may lead to significant volatility and have a material adverse effect on our results of operations;
•	the gaming industry in Macau is highly regulated;
•	intense competition in Macau and elsewhere in Asia may cause us to lose, or to be unable to gain, market share and impact our ability to attract or retain suitably qualified management and personnel;
•	our current indebtedness (which amounts to US$1.95 billion as of September 30, 2010) and any future indebtedness could impair our financial condition and further exacerbate the risks associated with our significant leverage;
•	we are subject to and required to comply with many conditions and financing covenants, and a breach of certain conditions or covenants may result in our inability to rollover or draw down our loans or may result in our default under the terms and conditions of our financing and an acceleration of the repayment of such indebtedness, which would have a material adverse effect on the availability of our working capital;

•	we extend credit, often unsecured, to some of our customers and we may not be able to collect such credit;
•	gaming revenue is inherently subject to volatility as a result of win rate fluctuations; our focus on the rolling chip segment of the gaming market exposes us to a higher level of volatility and the winnings of our patrons could exceed our casino winnings;
•	any outbreak of contagious disease in Macau and/or any of our properties may adversely affect visitation to Macau and/or our properties and may result in a material reduction of our revenue;
•	restrictions on or conditions to travel in Macau could adversely impact the number of visitors from mainland China to our properties in Macau; and
•	the trading price of our ADSs has been and may continue to be subject to wide fluctuations.
You should carefully consider these factors as well as all of the information set forth in this prospectus and, in particular, the information under the heading “Risk Factors”, prior to making any investment decision.
Recent Developments
The Senior Notes
     On May 17, 2010, MCE Finance, our wholly-owned subsidiary, issued US$600,000,000 aggregate principal amount of 10.25% senior notes due 2018, or the Initial Notes, and listed the Initial Notes on the Official List of the Singapore Exchange Securities Trading Limited, or the SGX-ST. The purchase price paid by the Deutsche Bank Securities Inc., Merrill Lynch International, The Royal Bank of Scotland plc, ANZ Securities, Inc., Citigroup Global Markets Inc., Commerz Markets LLC, Credit Agricole Corporate and Investment Bank, nabSecurities, LLC and UBS AG (or collectively, the initial purchasers) was 98.671% of the principal amount. The Senior Notes (as defined below) are (1) general obligations of MCE Finance, (2) pari passu in right of payment to all existing and future senior indebtedness of MCE Finance, (3) senior in right of payment to any existing and future subordinated Indebtedness (as defined in the indenture) of MCE Finance, (4) effectively subordinated to all of MCE Finance’s existing and future secured indebtedness to the extent of the value of the assets securing such debt and (5) unconditionally guaranteed by the guarantors.
     The Senior Notes bear interest at a rate of 10.25% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, and will mature on May 15, 2018. On May 26, 2010, we applied a portion of the net proceeds from the sale of the Initial Notes (approximately US$578.9 million after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by us) to reduce our indebtedness under our US$1.75 billion City of Dreams Project Facility, or the City of Dreams Project Facility, by US$444.1 million. A portion of the net proceeds in the amount of US$133.0 million, which was initially held in a debt service accrual account related to the City of Dreams Project Facility, has been used to pay City of Dreams Project Facility amortization payments commencing December 2010.
     The Company and our subsidiary, MPEL International, jointly and severally guarantee the due and punctual payment of the principal of, premium, if any, and interest on, and all other amounts payable under the Senior Notes and the indenture. Melco Crown Gaming, MPEL Nominee One Limited, MPEL Investments Limited, Altira Hotel Limited, Altira Developments Limited, Melco Crown (COD) Hotels Limited, Melco Crown (COD) Developments Limited, Melco Crown (Cafe) Limited, Golden Future (Management Services) Limited, MPEL (Delaware) LLC, Melco Crown

Hospitality and Services Limited, Melco Crown (COD) Retail Services Limited, Melco Crown (COD) Ventures Limited, COD Theatre Limited, Melco Crown COD (HR) Hotel Limited, Melco Crown COD (CT) Hotel Limited and Melco Crown COD (GH) Hotel Limited, or collectively, the Senior Note Subsidiary Group Guarantors, jointly and severally guarantee the due and punctual payment of the principal of, premium, if any, and interest on, and all other amounts payable under Senior Notes.
     The guarantees provided by the Company and MPEL International are (1) general obligations of the Company and MPEL International , (2) pari passu in right of payment with all existing and future senior indebtedness of the Company and MPEL International and (3) senior in right of payment to any existing and future subordinated indebtedness of the Company and MPEL International. The guarantees provided by the Senior Note Subsidiary Group Guarantors are (1) a general obligation of each such Senior Note Subsidiary Group Guarantor, (2) subordinated in right of payment to indebtedness of such Senior Note Subsidiary Group Guarantors under the City of Dreams Project Facility and the SBGF Agreement and (3) senior in right of payment to any existing and future subordinated indebtedness of such Senior Note Subsidiary Group Guarantors.
     In connection with the private placement of the Initial Notes, MCE Finance and the Company, MPEL International and the Senior Note Subsidiary Group Guarantors (or collectively, the Senior Note Guarantors) entered into a registration rights agreement with the initial purchasers, in which MCE Finance and the Senior Note Guarantors agreed, among other things, to conduct an offer to exchange up to all of the outstanding Initial Notes for up to US$600,000,000 10.25% senior notes due 2018 that have been registered under the Securities Act, or the Exchange Notes. The exchange offer commenced on November 17, 2010 and expired on December 21, 2010. Tenders with respect to 99.96% of the Initial Notes were received prior to the expiration of the exchange offer. MCE Finance completed the exchange offer, issued the Exchange Notes and listed the Exchange Notes on the SGX-ST on December 27, 2010. The Initial Notes and the Exchange Notes are collectively referred to as the “Senior Notes” in this prospectus.
Financial Results for the Third Quarter Ended September 30, 2010
     On November 2, 2010, we reported our unaudited financial results for the third quarter ended September 30, 2010. Net revenue for the third quarter of 2010 was US$727.0 million, representing an increase of approximately 45% from US$500.3 million reported in the quarter ended September 30, 2009. The year-over-year improvement in net revenue resulted primarily from a broad-based improvement in operating performance at City of Dreams. Net income for the third quarter of 2010 was US$15.8 million, compared with a net loss of US$39.5 million in the third quarter of 2009. The improvement was driven by a significant year-over-year improvement in the operating performance at City of Dreams, partially offset by increased depreciation and amortization expense associated with the opening of the Grand Hyatt and The House of Dancing Water at City of Dreams and higher net interest expense related to the refinancing of approximately US$600 million of bank debt through the issuance of the Initial Notes in May 2010.
Legal Proceedings
     On January 25, 2011 Melco Crown Gaming was served a civil action filed by Ama International Limited, or Ama, in which Ama claims the payment of MOP622,793,682.82 (approximately US$76.25 million) plus interest accrued since January 25, 2011, for damages incurred as a result of Melco Crown Gaming’s alleged breach of the gaming promotion agreement terminated on June 22, 2010, for loss of profit resulting from such termination and for damages incurred and loss of profit resulting from the alleged unfair competition of Melco Crown Gaming at the casino at Altira Macau. We believe Ama’s allegations and claims have no grounds and are in response to our effort to collect debt outstanding and owing to Melco Crown Gaming from Ama. Melco Crown Gaming shall vigorously defend all claims made by Ama.
General Information
     On December 18, 2006, we completed our initial public offering of ADSs. Our ADSs are listed for quotation on the Nasdaq Global Select Market under the symbol “MPEL”. On November 6, 2007, May 1, 2009 and August 18, 2009, we completed follow-on offerings of ADSs.
     We were incorporated in the Cayman Islands on December 17, 2004 as an exempted company with limited liability, with registered number 143119. Our principal executive offices are located at 36th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong. Our telephone number at this address is (852) 2598 3600 and our fax number is (852) 2537 3618.

     You should direct all inquiries to us at the address and telephone number of our principal executive offices set forth above. Our website is www.melco-crown.com. The information contained on our website does not form part of this prospectus.

Corporate Structure and Certain Financing Arrangements
The following chart shows our simplified corporate and financing structure as of January 4, 2011.

(1)	On May 17, 2010, MCE Finance on-lent to MPEL Investments Limited under an intercompany note, or the Intercompany Note, an aggregate amount necessary to reduce our indebtedness under the City of Dreams Project Facility. The Senior Notes and guarantees provided with respect to the Senior Notes are secured by a first priority pledge of the Intercompany Note.

(2)	MPEL Nominee Three Limited and MPEL Nominee Two Limited are guarantors under the City of Dreams Project Facility, but as of the date of this prospectus, are not guarantors under the Senior Notes.

(3)	The shares are owned 96% by Melco Crown Gaming and 4% by MPEL Nominee Two Limited. Melco Crown (Cafe) Limited operates our non-gaming Mocha Club business.

(4)	Melco Crown (COD) Hotels Limited operates our non-gaming City of Dreams business and Melco Crown (COD) Developments Limited holds the land for City of Dreams.

(5)	The shares of this company are owned 96% by Melco Crown Gaming and 4% by MPEL Nominee Two Limited.

(6)	The shares of this company are owned as to 99.98% by Melco Crown Gaming, 0.01% by MPEL Nominee Three Limited and 0.01% by MPEL Nominee Two Limited.

RISK FACTORS
     You should carefully consider the risks described below and the accompanying prospectus supplement before investing in any securities that may be offered hereunder. If any of the possible events described below occurs, our business, financial condition or results of operations could be materially and adversely affected, the trading price of the ADSs could decline and you could lose all or part of your investment.
Risks Relating to Our Early Stage of Operations
We are in an early stage of operations of our business and properties, and so we are subject to significant risks and uncertainties. Our limited operating history may not serve as an adequate basis to judge our future operating results and prospects.
     In significant respects we remain in an early phase of our business operations and there is limited historical information available about our company upon which you can base your evaluation of our business and prospects. In particular, Altira Macau and City of Dreams commenced operations in May 2007 and June 2009, respectively. The Mocha Club business, which we acquired in 2005, commenced operations in 2003. Melco Crown Gaming acquired its subconcession in September 2006 and previously did not have any direct experience operating casinos in Macau. As a result, you should consider our business and prospects in light of the risks, expenses and challenges that we will face as an early-stage company with limited experience operating gaming businesses in an intensely competitive market. Among other things, we have continuing obligations to satisfy and comply with conditions and covenants under the US$1.75 billion City of Dreams Project Facility so as to be able to continue to roll over existing revolving loans drawn down under the facility and to maintain the facility.
     We have encountered and will continue to encounter risks and difficulties frequently experienced by early-stage companies, and those risks and difficulties may be heightened in a rapidly developing market such as the gaming market in Macau. Some of the risks relate to our ability to:
•	fulfill conditions precedent to draw down or roll over funds from current and future credit facilities;

•	comply with covenants under the Senior Notes;

•	raise additional capital, as required;

•	respond to changing financing requirements;

•	operate, support, expand and develop our operations and our facilities;

•	attract and retain customers and qualified employees;

•	maintain effective control of our operating costs and expenses;

•	develop and maintain internal personnel, systems, controls and procedures to assure compliance with the extensive regulatory requirements applicable to the gaming business as well as regulatory compliance as a public company;

•	respond to competitive market conditions;

•	respond to changes in our regulatory environment;

•	identify suitable locations and enter into new leases or right to use agreements (which are similar to license agreements) for new Mocha Clubs; and

•	renew or extend lease agreements for existing Mocha Clubs.
     If we are unable to complete any of these tasks, we may be unable to operate our businesses in the manner we contemplate and generate revenues from such projects in the amounts and by the times we anticipate. We may also be unable to meet the conditions to draw on our existing or future financing facilities in order to fund various activities or may suffer a default under our existing or future financing facilities or the Senior Notes. If any of these events were to occur, it would cause a material adverse effect on our business and prospects, financial condition, results of operation and cash flows.
Risks Relating to the Operation of Our Properties
Because we are and will be dependent upon a limited number of properties for a substantial portion of our cash flow, we are and will be subject to greater risks than a gaming company with more operating properties.
     We are primarily dependent upon City of Dreams, Altira Macau and Mocha Clubs for our cash flow. Given that our operations are and will be conducted based on a small number of principal properties, we are and will be subject to greater risks than a gaming company with more operating properties due to the limited diversification of our businesses and sources of revenue.
Servicing the debt of our subsidiaries requires a significant amount of cash, and our subsidiaries may not generate a sufficient level of cash flow from their businesses to make scheduled payments on their debt.
     Our subsidiaries’ ability to make scheduled payments of the principal of, to pay interest on or to refinance their indebtedness depends on our subsidiaries’ future performance, which is subject to certain economic, financial, competitive and other factors beyond our control. For the six months ended June 30, 2010 and the years ended December 31, 2009, 2008, 2007, 2006, and 2005, our earnings were insufficient to cover fixed charges. Our subsidiaries may not generate cash flow from operations in the future sufficient to service their debt or make necessary capital repayments. If they are unable to generate such cash flow, our subsidiaries may be required to adopt one or more alternatives, such as selling assets, restructuring debt, incurring additional indebtedness or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our subsidiaries’ ability to refinance their indebtedness will depend on the financial markets and their financial condition at such time. Our subsidiaries may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our subsidiaries’ debt obligations and a material adverse effect on our financial condition and results of operations.
Our business depends substantially on the continuing efforts of our senior management, and our business may be severely disrupted if we lose their services or their other responsibilities cause them to be unable to devote sufficient time and attention to our company.
     We place substantial reliance on the gaming, project development and hospitality industry experience and knowledge of the Macau market possessed by members of our senior management team, including our co-chairman and chief executive officer, Mr. Lawrence Ho. The loss of the services of one or more members of our senior management team could hinder our ability to effectively manage our business and implement our growth and development strategies. Finding suitable replacements for Mr. Ho or other members of our senior management could be difficult, and competition for personnel of similar experience could be intense in Macau. We do not currently carry key person insurance on any members of our senior management team.

We have recruited a substantial number of new employees for each of our properties, and competition may limit our ability to attract or retain suitably qualified management and personnel.
     We require extensive operational management and staff to operate both Altira Macau and City of Dreams. Accordingly, we undertook a major recruiting program before both openings. The pool of experienced gaming and other skilled and unskilled personnel in Macau is limited. Many of our new personnel occupy sensitive positions requiring qualifications sufficient to meet gaming regulatory and other requirements or are required to possess other skills for which substantial training and experience are needed. Moreover, competition to recruit and retain qualified gaming and other personnel is expected to continue. In addition, we are not currently allowed under Macau government policy to hire non-Macau resident dealers, croupiers and supervisors. We cannot assure you that we will be able to attract and retain a sufficient number of qualified individuals to operate our properties or that costs to recruit and retain such personnel will not increase significantly. The inability to attract and retain qualified employees and operational management personnel could have a material adverse effect on our business. Further, the Macau government is currently enforcing a labor policy pursuant to which the ratio of local to foreign workers that may be recruited for construction works shall have to be 1:1. At our stage of development and operation, the impact of this policy is relatively minimal. Notwithstanding, this could have a material adverse effect on our ability to complete future works on our properties or on the possible expansion of our business. Moreover, if the Macau government enforces similar restrictive ratios in other areas, such as the gaming, hotel and entertainment industries, this could have a materially adverse effect on the operation of our properties.
Our insurance coverage may not be adequate to cover all losses that we may suffer from our operations. In addition, our insurance costs may increase and we may not be able to obtain the same insurance coverage in the future.
     We currently have various insurance policies providing certain coverage typically required by gaming and hospitality operations in Macau. Such coverage includes property damage, business interruption and general liability. These insurance policies provide coverage that is subject to policy terms, conditions and limits. There is no assurance that we will be able to renew such insurance coverage on equivalent premium cost, terms, conditions and limits upon policy renewals. The cost of coverage may in the future become so high that we may be unable to obtain the insurance policies we deem necessary for the operation of our projects on commercially practicable terms, or at all, or we may need to reduce our policy limits or agree to certain exclusions from our coverage. We cannot assure you that any such insurance policies we may obtain will be adequate to protect us from material losses. If we incur loss, damage or liability for amounts exceeding the limits of our current or future insurance coverage, or for claims outside the scope of our current or future insurance coverage, our financial conditions and business operations could be materially and adversely affected. For example, certain casualty events, such as labor strikes, nuclear events, acts of war, loss of income due to cancellation of conventions or room reservations arising from fear of terrorism, contagious or infectious disease, deterioration or corrosion, insect or animal damage and pollution may not be covered under our policies. As a result, certain acts and events could expose us to significant uninsured losses. In addition to the damages caused directly by a casualty loss such as fire or natural disasters, we may suffer a disruption of our business as a result of these events or be subject to claims by third parties who may be injured or harmed. While we intend to carry business interruption insurance and general liability insurance, such insurance may not be available on commercially reasonable terms, or at all, and, in any event, may not be adequate to cover all losses that may result from such events.
Risks Relating to Our Business and Operations in Macau
Conducting business in Macau has certain political and economic risks that may lead to significant volatility and have a material adverse effect on our results of operations.
     All of our operations are in Macau. Accordingly, our business development plans, results of operations and financial condition may be materially adversely affected by significant political, social and economic developments in Macau and China and by changes in government policies or changes in laws and regulations or the interpretations of these laws and regulations. In particular, our operating results may be adversely affected by:
•	changes in Macau’s and China’s political, economic and social conditions;

•	tightening of travel restrictions to Macau which may be imposed by China;

•	changes in policies of the government or changes in laws and regulations, or in the interpretation or enforcement of these laws and regulations;

•	changes in foreign exchange regulations;

•	measures that may be introduced to control inflation, such as interest rate increases or bank account withdrawal controls; and

•	changes in the rate or method of taxation.
     Our operations in Macau are also exposed to the risk of changes in laws and policies that govern operations of Macau-based companies. Tax laws and regulations may also be subject to amendment or different interpretation and implementation, thereby adversely affecting our profitability after tax. Further, certain terms of our gaming subconcession may be subject to renegotiations with the Macau government in the future, including amounts we will be obligated to pay the Macau government in order to continue operations. Melco Crown Gaming’s obligations to make certain payments to the Macau government under the terms of its subconcession include a fixed annual premium per year and a variable premium depending on the number and type of gaming tables and gaming machines that we operate. The results of any renegotiations could have a material adverse effect on our results of operations and financial condition.
     The Macau government granted us land leases for lands for Altira Macau and for City of Dreams. The opening and operation of the areas of City of Dreams for which construction is not yet completed will be subject to our obtaining an occupancy permit for such areas.
     In January 2008, Former Secretary for Public Works and Transport of Macau, Mr. Ao Man Long, was convicted and sentenced to a prison term of 28.5 years on charges involving corruption, bribery, irregular financial activities and money laundering. Those being tried and convicted in cases connected with the conviction of Mr. Ao in 2008 are related to local companies to whom several major public works and services contracts were awarded and for whom certain licensing procedures were allegedly expedited. Mr. Lao Sio-Io was appointed the new Secretary for Transport and Public Works in March 2007. We cannot predict whether any ongoing or further prosecutions and investigations will adversely affect the functioning of the Macau Land, Public Works and Transports Bureau, any approvals that are pending before it, or for which applications may be made in the future (including with respect to our possible future projects), or will give rise to additional scrutiny or review of any approvals, including those for Altira Macau and City of Dreams, that were previously approved or granted through this Bureau and the Secretary for Transport and Public Works of Macau.
     As we expect a significant number of patrons to come to our properties from China, general economic conditions and policies in China could have a significant impact on our financial prospects. A slowdown in economic growth and tightening of credit availability or restrictions on travel imposed by China could adversely impact the number of visitors from China to our properties in Macau as well as the amounts they are willing to spend in our casinos, which could have a material adverse effect on the results of our operations and financial condition.

The winnings of our patrons could exceed our casino winnings.
     Our revenues are mainly derived from the difference between our casino winnings and the winnings of our casino patrons. Since there is an inherent element of chance in the gaming industry, we do not have full control over our winnings or the winnings of our casino patrons. If the winnings of our patrons exceed our casino winnings, we may record a loss from our gaming operations, and our business, financial condition and results of operations could be materially and adversely affected.
Theoretical win rates for our casino operations depend on a variety of factors, some beyond our control.
     In addition to the element of chance, theoretical win rates are also affected by other factors, including players’ skill and experience, the mix of games played, the financial resources of players, the spread of table limits, the volume of bets placed by our players and the amount of time players spend on gambling — thus our actual win rates may differ greatly over short time periods, such as from quarter to quarter, and could cause our quarterly results to be volatile. Each of these factors, alone or in combination, have the potential to negatively impact our win rates, and our business, financial condition and results of operations could be materially and adversely affected.
Our gaming business is subject to cheating and counterfeiting.
     All gaming activities at our table games are conducted exclusively with gaming chips which, like real currency, are subject to the risk of alteration and counterfeiting. We incorporate a variety of security and anti-counterfeit features to detect altered or counterfeit gaming chips. Despite such security features, unauthorized parties may try to copy our gaming chips and introduce, use and cash in altered or counterfeit gaming chips in our gaming areas. Any negative publicity arising from such incidents could also tarnish our reputation and may result in a decline in our business, financial condition and results of operation.
     Our existing surveillance and security systems, designed to detect cheating at our casino operations, may not be able to detect all such cheating in time or at all, particularly if patrons collude with our employees. In addition, our gaming promoters or other persons could, without our knowledge, enter into betting arrangements directly with our casino patrons on the outcomes of our games of chance, thus depriving us of revenues.
Because we depend upon our properties in one market for all of our cash flow, we will be subject to greater risks than a gaming company that operates in more markets.
     We are and will be primarily dependent upon City of Dreams, Altira Macau and Mocha Clubs for our cash flow. Given that our current operations are and will be conducted only at properties in Macau, we will be subject to greater risks than a gaming company with operating properties in several markets. These risks include:
•	dependence on the gaming and leisure market in Macau and limited diversification of our businesses and sources of revenue;

•	a decline in economic, competitive and political conditions in Macau or generally in Asia;

•	inaccessibility to Macau due to inclement weather, road construction or closure of primary access routes;

•	a decline in air or ferry passenger traffic to Macau due to higher ticket costs, fears concerning travel or otherwise;

•	travel restrictions to Macau imposed now or in the future by China;

•	changes in Macau governmental laws and regulations, or interpretations thereof, including gaming laws and regulations;

•	natural and other disasters, including typhoons, outbreaks of infectious diseases or terrorism, affecting Macau;

•	that the number of visitors to Macau does not increase at the rate that we have expected; and

•	a decrease in gaming activities at our properties.
Any of these conditions or events could have a material adverse effect on our business, cash flows, financial condition, results of operations and prospects.
Our gaming operations could be adversely affected by restrictions on the export of the Renminbi and limitations of the Pataca exchange markets.
     Gaming operators in Macau are currently prohibited from accepting wagers in Renminbi, the currency of China. There are currently restrictions on the export of the Renminbi outside of mainland China, including to Macau. For example, Chinese traveling abroad are only allowed to take a total of RMB20,000 plus the equivalent of up to US$5,000 out of China. Restrictions on the export of the Renminbi may impede the flow of gaming customers from China to Macau, inhibit the growth of gaming in Macau and negatively impact our operations.
     Our revenues in Macau are denominated in H.K. dollars and Patacas, the legal currency of Macau. Although currently permitted, we cannot assure you that H.K. dollars and Patacas will continue to be freely exchangeable into U.S. dollars. Although the exchange rate between the H.K. dollar and the U.S. dollar has been pegged since 1983 and the Pataca is pegged to the H.K. dollar, we cannot assure you that the H.K. dollar will remain pegged to the U.S. dollar and that the Pataca will remain pegged to the H.K. dollar. Also, because the currency market for Patacas is relatively small and undeveloped, our ability to convert large amounts of Patacas into U.S. dollars over a relatively short period of time may be limited. As a result, we may experience difficulty in converting Patacas into U.S. dollars, which could hinder our ability to service a portion of our indebtedness and certain expenses denominated in U.S. dollars.
Terrorism and the uncertainty of war, economic downturns and other factors affecting discretionary consumer spending and leisure travel may reduce visitation to Macau and harm our operating results.
     The strength and profitability of our business depends on consumer demand for casino resorts and leisure travel in general. Changes in Asian consumer preferences or discretionary consumer spending could harm our business. Terrorist acts could have a negative impact on international travel and leisure expenditures, including lodging, gaming and tourism. We cannot predict the extent to which future terrorist acts may affect us, directly or indirectly. In addition to fears of war and future acts of terrorism, other factors affecting discretionary consumer spending, including general economic conditions, amounts of disposable consumer income, fears of recession and lack of consumer confidence in the economy, may negatively impact our business. Consumer demand for hotel, casino resorts and the type of luxury amenities we currently offer and plan to offer in the future are highly sensitive to downturns in the economy. An extended period of reduced discretionary spending and/or disruptions or declines in airline travel could significantly harm our operations.

An outbreak of the highly pathogenic avian influenza caused by the H5N1 virus (avian flu or bird flu), Severe Acute Respiratory Syndrome, or SARS, or H1N1 virus (swine flu) or other contagious disease may have an adverse effect on the economies of certain Asian countries and may adversely affect our results of operations.
     During 2004, large parts of Asia experienced unprecedented outbreaks of avian flu which, according to a report of the World Health Organization, or WHO, in 2004, placed the world at risk of an influenza pandemic with high mortality and social and economic disruption. As of October 18, 2010, the WHO confirmed a total of 302 fatalities in a total number of 507 cases reported to the WHO, which only reports laboratory confirmed cases of avian flu since 2003. In particular, Guangdong Province, PRC, which is located across the Zhuhai Border from Macau, has confirmed several cases of avian flu. Currently, fully effective avian flu vaccines have not yet been developed and there is evidence that the H5N1 virus are evolving so there can be no assurance that an effective vaccine can be discovered in time to protect against the potential avian flu pandemic. In the first half of 2003, certain countries in Asia experienced an outbreak of SARS, a highly contagious form of atypical pneumonia, which seriously interrupted economic activities and caused the demand for goods and services to plummet in the affected regions. More recently, in April 2009, there was an outbreak of the Influenza A (H1N1) virus which originated in Mexico but has since spread globally including confirmed reports in Indonesia, Hong Kong, Japan, Malaysia, Singapore, and elsewhere in Asia. Indonesia also recently confirmed its first Influenza A (H1N1) linked death. The Influenza A (H1N1) virus is believed to be highly contagious and may not be easily contained. There can be no assurance that an outbreak of avian flu, SARS, H1N1 (swine flu) or other contagious disease or the measures taken by the governments of affected countries against such potential outbreaks, will not seriously interrupt our gaming operations or visitation to Macau, which may have a material adverse effect on our results of operations. The perception that an outbreak of avian flu, SARS or other contagious disease may occur again may also have an adverse effect on the economic conditions of countries in Asia.
Macau is susceptible to severe typhoons that may disrupt our operations.
     Macau is susceptible to severe typhoons. Macau consists of a peninsula and two islands off the coast of mainland China. In the event of a major typhoon or other natural disaster in Macau, our properties and business may be severely disrupted and our results of operations could be adversely affected. Although we or our operating subsidiaries do carry insurance coverage with respect to these events, our coverage may not be sufficient to fully indemnify us against all direct and indirect costs, including loss of business, that could result from substantial damage to, or partial or complete destruction of, our properties or other damages to the infrastructure or economy of Macau.
Any fluctuation in the value of the H.K. dollar, U.S. dollar or Pataca may adversely affect our indebtedness, expenses and profitability.
     Although the majority of our revenues are denominated in H.K. dollars, our expenses will be denominated predominantly in Patacas. In addition, a significant portion of our indebtedness and certain expenses is denominated in U.S. dollars, and the costs associated with servicing and repaying such debt will be denominated in U.S. dollars. The value of the H.K. dollar and Patacas against the U.S. dollar may fluctuate and may be affected by, among other things, changes in political and economic conditions. Although the exchange rate between the H.K. dollar and the U.S. dollar has been pegged since 1983 and the Pataca is pegged to the H.K. dollar, we cannot assure you that the H.K. dollar will remain pegged to the U.S. dollar and that the Pataca will remain pegged to the H.K. dollar. We do not hedge our exposure to foreign currencies. Instead, we maintain a certain amount of our operating funds in the same currencies in which we have obligations, thereby reducing our exposure to currency fluctuations. Any significant fluctuations in the exchange rates between H.K. dollars or Patacas to U.S. dollars may have a material adverse effect on our revenues and financial condition. For example, to the extent that we are required to convert U.S. dollar financings into H.K. dollars or Patacas for our operations, fluctuations in the exchange rates between H.K. dollars or Patacas against the U.S. dollar could have an adverse effect on the amounts we receive from the conversion.

Our business opportunities may depend upon the performance by third parties of certain acts and failure to perform certain acts by such third parties may prevent us from recognizing any income from our business opportunities.
     Our business opportunities may depend upon the performance by third parties of certain acts which are out of our control. During the course of our business, we may enter into agreements with contract parties from which we may derive income in relation to the operation of gaming business. For example, Melco Crown Gaming entered into a services agreement with New Cotai Entertainment (Macau) Limited and New Cotai Entertainment, LLC in 2007, pursuant to which Melco Crown Gaming would operate the casino portions of the Macau Studio City project and retain a percentage of the gross gaming revenues from such casino operations. The project is being developed by a joint venture between eSun Holdings Limited, CapitaLand Integrated Resorts Pte Ltd and New Cotai Holdings, LLC. The joint venture managers are currently involved in litigation proceedings and therefore construction of the Macau Studio City project has not commenced and the formal opening of Macau Studio City has not been determined. We will not derive any income from the operation of gaming business at Macau Studio City unless the project is developed. Furthermore, the inability of such contract parties to raise sufficient funds to develop and/or undertake the relevant project and gaming operations may affect our ability to derive such income as contracted for in the relevant agreements, and this may have an adverse impact on our business.
Our future construction projects will be subject to significant development and construction risks, which could have a material adverse impact on related project timetables, costs and our ability to complete the projects.
     Our future construction projects will be subject to a number of risks, including:
•	lack of sufficient, or delays in availability of, financing;

•	changes to plans and specifications;

•	engineering problems, including defective plans and specifications;

•	shortages of, and price increases in, energy, materials and skilled and unskilled labor, and inflation in key supply markets;

•	delays in obtaining or inability to obtain necessary permits, licenses and approvals;

•	changes in laws and regulations, or in the interpretation and enforcement of laws and regulations, applicable to gaming, leisure, residential, real estate development or construction projects;

•	labor disputes or work stoppages;

•	disputes with and defaults by contractors and subcontractors;

•	environmental, health and safety issues, including site accidents and the spread of viruses such as H1N1 or H5N1;

•	weather interferences or delays;

•	fires, typhoons and other natural disasters;

•	geological, construction, excavation, regulatory and equipment problems; and

•	other unanticipated circumstances or cost increases.

     The Macau government has recently published for public consultation the proposed changes to Law no. 6/80/M of July 5, or the Land Law. Under the proposed changes to the Land Law the grant of land plots under lease shall be mandatorily subject to public tender unless the land grant is for housing civil servants or is based on public interest such as: (i) development of non-profitable activities in the education, cultural, health or sports fields; (ii) construction of public utility facilities; (iii) promotion of the diversification of the Macau industrial structure; or (iv) participation in the urban construction plans promoted by the Macau government. Moreover, amendments to the purpose of land lease agreements of land grants which remain provisional, such as the City of Dreams and Altira land grants, shall not be permitted until such land grants become definitive with completion of the development of the properties (except for changes required under any change of the applicable government urban planning).
     The occurrence of any of these development and construction risks could increase the total costs, delay or prevent the construction or opening or otherwise affect the design and features of any future construction projects which we might undertake to complete. We cannot guarantee that our construction costs or total project costs for future projects will not increase beyond amounts initially budgeted.
Risks Relating to Our Operations in the Gaming Industry in Macau
Because our operations face intense competition in Macau and elsewhere in Asia, we may not be able to compete successfully and we may lose or be unable to gain market share.
     The hotel, resort and casino businesses are highly competitive. Our competitors in Macau and elsewhere in Asia include many of the largest gaming, hospitality, leisure and resort companies in the world. Some of these current and future competitors are larger than we are and may have more diversified resources and greater access to capital to support their developments and operations in Macau and elsewhere.
     We also compete to some extent with casinos located in other countries, such as Malaysia, North Korea, South Korea, the Philippines, Cambodia, Australia, New Zealand and elsewhere in the world, including Las Vegas and Atlantic City in the United States. In addition, certain countries, such as Singapore have legalized casino gaming and others may in the future legalize casino gaming, including Japan, Taiwan and Thailand. Singapore awarded a casino license to Las Vegas Sands and a second casino license to Genting International Bhd. in 2006. Genting International Bhd. opened its casino on February 14, 2010 and Las Vegas Sands opened its casino on April 27, 2010. We also compete with cruise ships operating out of Hong Kong and other areas of Asia that offer gaming. The proliferation of gaming venues in Southeast Asia could also significantly and adversely affect our financial condition, results of operations or cash flows.
     Our regional competitors also include Crown’s Crown Casino in Melbourne, Australia and Burswood Casino in Perth, Australia and other casino resorts that Melco and Crown may develop elsewhere in Asia outside Macau. Melco and Crown may develop different interests and strategies for projects in Asia under their joint venture which conflict with the interests of our business in Macau or otherwise compete with us for Asian gaming and leisure customers.
The Macau government could grant additional rights to conduct gaming in the future, which could significantly increase competition in Macau and cause us to lose or be unable to gain market share.
     Melco Crown Gaming is one of six companies authorized by the Macau government to operate gaming activities in Macau. The Macau Government has announced that until further assessment of the economic situation in Macau there will not be any increase in the number of concessions or subconcessions. However, the policies and laws of the Macau government could change and the Macau government could grant additional concessions or subconcessions, and we could face additional competition which could significantly increase the competition in Macau and cause us to lose or be unable to maintain or gain market share.

Gaming is a highly regulated industry in Macau and adverse changes or developments in gaming laws or regulations could be difficult to comply with or significantly increase our costs, which could cause our projects to be unsuccessful.
     Gaming is a highly regulated industry in Macau. Current laws, such as licensing requirements, tax rates and other regulatory obligations, including those for anti-money laundering, could change or become more stringent resulting in additional regulations being imposed upon the gaming operations in the Altira Macau casino, the City of Dreams casino, the Mocha Clubs, and other future projects including Macau Studio City and any other locations we may operate from time to time. Any such adverse developments in the regulation of the gaming industry could be difficult to comply with and could significantly increase our costs, which could cause our projects to be unsuccessful.
     In September 2009, the Macau government set a cap on commission payments to gaming promoters of 1.25% of net rolling. This policy, which is being enforced as of December 2009, may limit our ability to develop successful relationships with gaming promoters and attract rolling chip patrons. Any failure to comply with these regulations may result in the imposition of liabilities, fines and other penalties and may materially and adversely affect our gaming subconcession.
     Also the Macau government has announced its intention to raise the minimum age required for the entrance in casinos in Macau from 18 years of age to 21 years of age. As far as employment is concerned, it was further announced that this measure, when adopted, would allow casino employees to maintain their positions while in the process of reaching the minimum required age. If implemented, this could adversely affect our ability to engage sufficient staff for the operation of our projects.
     The Macau government announced that the number of gaming tables operating in Macau should not exceed 5,500 by the end of 2012, which may adversely affect the future expansion of our business.
     Also, the Macau government announced that it intends to restrict the ability of operators to open slot lounges, such as our Mocha Clubs, in residential areas. This policy may limit our ability to find new sites or maintain existing sites for the operation of our Mocha Clubs.
     Current Macau laws and regulations concerning gaming and gaming concessions and matters such as prevention of money laundering are, for the most part, fairly recent and there is little precedent on the interpretation of these laws and regulations. We believe that our organizational structure and operations are currently in compliance in all material respects with all applicable laws and regulations of Macau. However, these laws and regulations are complex and a court or an administrative or regulatory body may in the future render an interpretation of these laws and regulations or issue new or modified regulations that differ from our interpretation, which could have a material adverse effect on our financial condition, results of operations or cash flows.
     Our activities in Macau are subject to administrative review and approval by various agencies of the Macau government. For example, our activities are subject to the administrative review and approval by the DICJ, the Health Department, Labor Bureau, Public Works Bureau, Fire Department, Finance Department and Macau Government Tourism Office. We cannot assure you that we will be able to obtain all necessary approvals, which may materially affect our business and operations. Macau law permits redress to the courts with respect to administrative actions. However, such redress is largely untested in relation to gaming regulatory issues.
Under Melco Crown Gaming’s subconcession, the Macau government may terminate the subconcession under certain circumstances without compensation to Melco Crown Gaming, which would prevent it from operating casino gaming facilities in Macau and could result in defaults under our indebtedness and a partial or complete loss of our investments in our projects.
     Under Melco Crown Gaming’s gaming subconcession, the Macau government has the right to unilaterally terminate our subconcession in the event of non-compliance by Melco Crown Gaming with its basic obligations under the subconcession and applicable Macau laws. If such a termination were to occur, Melco Crown Gaming would be unable to operate casino gaming in Macau. We would also be unable to recover the US$900 million consideration paid to Wynn Macau for the issue of the subconcession. These events could lead to the termination of Melco Crown Gaming’s subconcession without compensation to Melco Crown Gaming. In many of these instances, the subconcession contract does not provide a specific cure period within which any such events may be cured and, instead, we would rely on consultations and negotiations with the Macau government to remedy any such violation. Melco Crown Gaming has entered into a service agreement with New Cotai Entertainment (Macau) Limited and New Cotai Entertainment, LLC pursuant to which Melco Crown Gaming would operate the casino portions of the Macau Studio City project. The joint venture managers developing the project are currently involved in litigation proceedings and therefore construction of the Macau Studio City project has not commenced and the formal opening of Macau Studio City has not been determined. If New Cotai Entertainment (Macau) Limited or other parties with whom we may, in the future, enter into similar agreements were to be found unsuitable or were to undertake actions that are inconsistent with Melco Crown Gaming’s subconcession terms and requirements, we could suffer penalties, including the termination of the subconcession.
     Based on information from the Macau government, proposed amendments to the legislation with regard to reversion of casino premises are being considered. We expect that if such amendments take effect, on the expiry or any termination of Melco Crown Gaming’s subconcession, unless Melco Crown Gaming’s subconcession were extended, only that portion of casino premises within our developments as then designated with the approval of the Macau government, including all gaming equipment, would revert to the Macau government automatically without compensation to us. Until such amendments come into effect, all of our casino premises and gaming equipment would revert automatically without compensation to us.
     The subconcession contract contains various general covenants, obligations and other provisions as to which the determination of compliance is subjective. For example, compliance with general and special duties of cooperation, special duties of information, and with obligations foreseen for the execution of our investment plan may be subjective. We cannot assure you that we will perform such covenants in a way that satisfies the requirements of the Macau government and, accordingly, we will be dependent on our continuing communications and good faith negotiations with the Macau government to ensure that we are performing our obligations under the subconcession in a manner that would avoid any violations.
     Under Melco Crown Gaming’s subconcession, the Macau government is allowed to request various changes in the plans and specifications of our Macau properties and to make various other decisions and determinations that may be binding on us. For example, the Chief Executive of the Macau SAR has the right to require that we increase Melco Crown Gaming’s share capital or that we provide certain deposits or other guarantees of performance with respect to the obligations of our Macau subsidiaries in any amount determined by the Macau government to be necessary. Melco Crown Gaming is limited in its ability to raise additional capital by the need to first obtain the approval of the Macau governmental authorities before raising certain debt or equity. Melco Crown Gaming’s ability to incur debt or raise equity may also be restricted by our existing and any future loan facilities. As a result, we cannot assure you that we will be able to comply with these requirements or any other requirements of the Macau government or with the other requirements and obligations imposed by the subconcession.
     Furthermore, pursuant to the subconcession contract, we are obligated to comply not only with the terms of that agreement, but also with laws, regulations, rulings and orders that the Macau government might promulgate in the future. We cannot assure you that we will be able to comply with any such laws, regulations, rulings or orders or that any such laws, regulations, rulings or orders would not adversely affect our ability to construct or operate our Macau properties. If any disagreement arises between us and the Macau government regarding the interpretation of, or our compliance with, a provision of the subconcession contract, we will be relying on the consultation and negotiation process with the applicable Macau governmental agency described above. During any such consultation, however, we will be obligated to comply with the terms of the subconcession contract as interpreted by the Macau government.

     Melco Crown Gaming’s failure to comply with the terms of its subconcession in a manner satisfactory to the Macau government could result in the termination of its subconcession. We cannot assure you that Melco Crown Gaming would always be able to operate gaming activities in a manner satisfactory to the Macau government. The loss of its subconcession would prohibit Melco Crown Gaming from conducting gaming operations in Macau which would have a material adverse effect on our financial condition, results of operations and cash flows and could result in defaults under our indebtedness and a partial or complete loss of our investments in our projects.
     Currently, there is no precedent on how the Macau government will treat the termination of a concession or subconcession upon the occurrence of any of the circumstances mentioned above. Some of the laws and regulations summarized above have not yet been applied by the Macau government. Therefore, the scope and enforcement of the provisions of Macau’s gaming regulatory system cannot be fully assessed at this time.
Melco Crown Gaming’s subconcession contract expires in 2022 and if we were unable to secure an extension of its subconcession in 2022 or if the Macau government were to exercise its redemption right in 2017, we would be unable to operate casino gaming in Macau.
     Melco Crown Gaming’s subconcession contract expires in 2022. Under the subconcession contract, beginning in 2017, the Macau government has the right to redeem the subconcession contract by providing us with at least one year’s prior notice. In the event the Macau government exercises this redemption right, we would be entitled to fair compensation or indemnity. The standards for the calculation of the amount of such compensation or indemnity would be determined based on the gross revenue generated by City of Dreams during the tax year immediately prior to the redemption, multiplied by the remaining term of the subconcession. We would not receive any further compensation (including for consideration paid to Wynn Macau for the subconcession). We cannot assure you that Melco Crown Gaming would be able to renew or extend its subconcession contract on terms favorable to us, or at all. We also cannot assure you that if Melco Crown Gaming’s subconcession were redeemed, the compensation paid would be adequate to compensate us for the loss of future revenues.
While Melco Crown Gaming will not initially be required to pay corporate income taxes on income from gaming operations under the subconcession, this tax exemption will expire in 2011, and it may not be extended.
     The Macau government has granted to Melco Crown Gaming the benefit of a corporate tax holiday on gaming income in Macau for five years from 2007 to 2011. When this tax exemption expires, we cannot assure you that it will be extended beyond the expiration date.
     Furthermore, the Macau government has granted to our subsidiary Altira Hotel Limited a declaration of utility purposes benefit, pursuant to which it is entitled to a vehicle tax holiday on certain vehicles, provided there is no change in use or disposal of such vehicles within five years from the date of purchase and to a property tax holiday in respect of Altira Hotel Limited for a period of 12 years. Additionally, under the tax holiday, the entity will also be allowed to double the maximum rates applicable regarding depreciation and reintegration for purposes of assessment of corporate income tax for the same 12 year period. We have applied for the same tax holidays for Melco Crown (COD) Hotels Limited in relation to the hotels at City of Dreams, but we cannot assure you that they will be granted by the Macau government on as favorable terms, or at all.
We extend credit to a portion of our customers, and we may not be able to collect gaming receivables from our credit customers.
     We have conducted, and expect to continue to conduct, our table gaming activities at our casinos on a credit basis as well as a cash basis. This credit is often unsecured, as is customary in our industry. High-end patrons typically are extended more credit than patrons who wager lower amounts.

     We may not be able to collect all of our gaming receivables from our credit customers. We expect that we will be able to enforce our gaming receivables only in a limited number of jurisdictions, including Macau and under certain circumstances Hong Kong. As most of our gaming customers are visitors from other jurisdictions, principally Hong Kong and the PRC, we may not have access to a forum in which we will be able to collect all of our gaming receivables because, among other reasons, courts of many jurisdictions do not enforce gaming debts. We may encounter forums that will refuse to enforce such debts, or we may be unable to locate assets in other jurisdictions against which to seek recovery of gaming debts. The collectability of receivables from international customers could be negatively affected by future business or economic trends or by significant events in the countries in which these customers reside. We may also in given cases have to determine whether aggressive enforcement actions against a customer will unduly alienate the customer and cause the customer to cease playing at our casinos. If we recognize large receivables from the credit extended to our customers, we could suffer a material adverse impact on our operating results if those receivables are deemed uncollectible. In addition, in the event a patron has been extended credit and has lost back to us the amount borrowed and the receivable from that patron is deemed uncollectible, Macau gaming tax will still be payable on the resulting gaming revenue notwithstanding our uncollectible receivable.
The current credit environment may limit availability of credit to gaming patrons and may negatively impact our revenue.
     We conduct our table gaming activities at our casinos on a credit basis as well as a cash basis and our gaming promoters conduct their operations by extending credit to gaming patrons. The general economic downturn and turmoil in the financial markets have placed broad limitations on the availability of credit from credit sources as well as lengthening the recovery cycle of extended credit. Continued tightening of liquidity conditions in credit markets may constrain revenue generation and growth and could have a material adverse effect on our business, financial condition and results of operations.
Our business may face a higher level of volatility due to our focus on the rolling chip segment of the gaming market.
     A significant proportion of our revenues is generated from the rolling chip segment of the gaming market. The revenues generated from the rolling chip segment of the gaming market are acutely volatile primarily due to high bets, and the resulting high winnings and losses. As a result, our business and results of operations and cash flows from operations may be more volatile from quarter to quarter than that of our competitors and may require higher levels of cage cash in reserve to manage this volatility.
We depend upon gaming promoters for a portion of our gaming revenue and if we are unable to establish, maintain and increase the number of successful relationships with gaming promoters, our ability to attract rolling chip patrons may be adversely affected.
     Gaming promoters, who organize tours for rolling chip patrons to casinos in Macau, are responsible for a portion of our gaming revenues in Macau. With the rise in casino operations in Macau, the competition for relationships with gaming promoters has increased. As of January 21, 2011, we had agreements in place with approximately 72 gaming promoters. If we are unable to utilize and develop relationships with gaming promoters, our ability to grow our gaming revenues will be hampered and we will have to seek alternative ways to develop and maintain relationships with rolling chip patrons, which may not be as profitable as relationships developed through gaming promoters.
We are impacted by the reputation and integrity of the parties with whom we engage in business activities and we cannot assure you that these parties will always maintain high standards or suitability throughout the term of our association with them. Failure to maintain such high standards or suitability may cause us and our shareholders to suffer harm to our and the shareholders’ reputation, as well as impaired relationships with, and possibly sanctions from, gaming regulators.

     The reputation and integrity of the parties with whom we engage in business activities, in particular those who are engaged in gaming related activities, such as gaming promoters and developers and hotel operators that do not hold concessions or subconcessions and with which we have or may enter into services agreements, are important to our own reputation and to Melco Crown Gaming’s ability to continue to operate in compliance with its subconcession. For parties we deal with in gaming related activities, where relevant, the gaming regulators undertake their own probity checks and will reach their own suitability findings in respect of the activities and parties which we intend to associate with. In addition, we also conduct our internal due diligence and evaluation process prior to engaging such parties. Notwithstanding such regulatory probity checks and our own due diligence, we cannot assure you that the parties with whom we are associated will always maintain the high standards that gaming regulators and we require or that such parties will maintain their suitability throughout the term of our association with them. If we were to deal with any party whose probity was in doubt, this may reflect negatively on our own probity when assessed by the gaming regulators. Also, if a party associated with us falls below the gaming regulators’ suitability standards, we and our shareholders may suffer harm to our and the shareholders’ reputation, as well as impaired relationships with, and possibly sanctions from, gaming regulators with authority over our operations.
     In particular, the reputations of the gaming promoters we deal with are important to our own reputation and Melco Crown Gaming’s ability to continue to operate in compliance with its subconcession. While we endeavor to ensure high standards of probity and integrity in the gaming promoters with whom we are associated, we cannot assure you that the gaming promoters with whom we are associated will always maintain such high standards. If we were to deal with a gaming promoter whose probity was in doubt or who failed to operate in compliance with Macau law consistently, this may be considered by regulators or investors to reflect negatively on our own probity and compliance records. If a gaming promoter falls below our standards of probity, integrity and legal compliance, we and our shareholders may suffer harm to our or their reputation, as well as worsened relationships with, and possibly sanctions from, gaming and other regulators with authority over our operations or us.
Since May 2008, China has imposed government restrictions on Chinese citizens traveling from mainland China to Macau. If China or other countries impose further restrictions on travel to Macau, our business or results of operations could be adversely affected.
     We have made significant investments to develop our casino gaming and entertainment resort facilities and intend to make significant additional investments to develop Phase II at City of Dreams, based, in part, on our expectation of future visitor arrivals in Macau, particularly from mainland China. In 2007, 2008, 2009, and the first eleven months of 2010, approximately 14.9 million, 11.6 million, 11.0 million and 12.0 million, respectively, tourists from mainland China visited Macau, accounting for approximately 55.1%, 50.6%, 50.5% and 53.0%, respectively, of all visitors to Macau. If visitor arrivals from China and elsewhere fail to increase as anticipated, our existing business and business prospects could be adversely affected.
     Visitor arrivals from China and elsewhere may be negatively affected by visa and other travel restrictions from various countries. The Chinese government controls the flow of visitors from mainland China into Macau, as Chinese citizens must obtain visas to visit Macau. Under China’s Individual Visit Scheme, or IVS, Chinese citizens from 49 urban centers and economically developed regions in the PRC may be eligible to obtain visas to visit Macau individually and not as part of a tour. The number of permits granted under the IVS has been gradually increasing since the system was introduced in 2003.
     Between May and September 2008, the Chinese government imposed tighter restrictions on travel to Macau and may impose further restrictions in the future. In May and July 2008, the Chinese government readjusted its visa policy toward Macau and limited the number of visits that some mainland Chinese citizens may make to Macau in a given time period. In September 2008, it was publicly announced that mainland Chinese citizens with only a Hong Kong visa and not a Macau visa could no longer enter Macau from Hong Kong. In addition, in May 2009, China also began to restrict the operation of “below-cost” tour groups involving low up-front payments and compulsory shopping. These restrictions had a material adverse effect on the number of visitors to Macau from mainland China.

     Further restrictions on travel from China or other countries to Macau or any increase in prices of tours to Macau, as a result of new regulations on travel agencies or otherwise, may reduce the number of visitors to Macau in general and to our properties in particular.
We cannot assure you that anti-money laundering policies that we have implemented, and compliance with applicable anti-money laundering laws, will be effective to prevent our casino operations from being exploited for money laundering purposes.
     Macau’s free port, offshore financial services and free movements of capital create an environment whereby Macau’s casinos could be exploited for money laundering purposes. We have implemented anti-money laundering policies in compliance with all applicable anti-money laundering laws and regulations in Macau. However, we cannot assure you that any such policies will be effective in preventing our casino operations from being exploited for money laundering purposes, including from jurisdictions outside of Macau. In the normal course of business, we expect to be required by regulatory authorities from Macau and other jurisdictions to attend meetings and interviews from time to time to discuss our operations as they relate to anti-money laundering laws and regulations. Any incidents of money laundering, accusations of money laundering or regulatory investigations into possible money laundering activities involving us, our employees, our gaming promoters or our customers could have a material adverse impact on our reputation, business, cash flows, financial condition, prospects and results of operations.
If Macau’s transportation infrastructure does not adequately support the development of Macau’s gaming and leisure industry, visitation to Macau may not increase as currently expected, which may adversely affect our projects.
     Macau consists of a peninsula and two islands and is connected to China by two border crossings. Macau has an international airport and connections to China and Hong Kong by road, ferry and helicopter. To support Macau’s planned future development as a gaming and leisure destination, the frequency of bus, plane and ferry services to Macau will need to increase. While various projects are under development to improve Macau’s internal and external transportation links, these projects may not be approved, financed or constructed in time to handle the projected increase in demand for transportation or at all, which could impede the expected increase in visitation to Macau and adversely affect our projects.
Risks Relating to Our Corporate Structure and Ownership
Our existing shareholders will have a substantial influence over us and their interests in our business may be different than yours.
     Melco and Crown together own the substantial majority of our outstanding shares, with each beneficially holding approximately 33.39% of our outstanding ordinary shares and ordinary shares represented by ADSs (exclusive of any ordinary shares represented by ADSs held by the SPV) as of January 24, 2011. Melco and Crown have entered into a shareholders deed regarding the voting of their shares of our company under which each will agree to, among other things, vote its shares in favor of three nominees to our board designated by the other.
     As a result, Melco and Crown, if they act together, will have the power, among other things, to elect directors to our board, including six of ten directors who are designated nominees of Crown and Melco, appoint and change our management, affect our legal and capital structure and our day-to-day operations, approve material mergers, acquisitions, dispositions and other business combinations and approve any other material transactions and financings. These actions may be taken in many cases without the approval of independent directors or other shareholders and the interests of these shareholders may conflict with your interests as holders of the Bonds. In addition, if Melco or Crown provides shareholder support to us in the form of shareholder loans or provides credit support by guaranteeing our obligations, they may become our creditors with different interests than shareholders with only equity interests in us or you as holders of the Bonds.

Business conducted through joint ventures involves certain risks.
     We were initially formed as a 50/50 joint venture between Melco and PBL as their exclusive vehicle to carry on casino, gaming machine and casino hotel operations in Macau. Subsequently, Crown acquired all the gaming businesses and investments of PBL, including PBL’s investment in our company. As a joint venture controlled by Melco and Crown, there are special risks associated with the possibility that Melco and Crown may: (1) have economic or business interests or goals that are inconsistent with ours or that are inconsistent with each other’s interests or goals, causing disagreement between them or between them and us which harms our business; (2) have operations and projects elsewhere in Asia that compete with our businesses in Macau and for available resources and management attention within the joint venture group; (3) take actions contrary to our policies or objectives; (4) be unable or unwilling to fulfill their obligations under the relevant joint venture or shareholders’ deed; or (5) have financial difficulties. In addition, there is no assurance that the laws and regulations relating to foreign investment in Melco’s or Crown’s governing jurisdictions will not be altered in such a manner as to result in a material adverse effect on our business and operating results.
Melco and Crown may pursue additional casino projects in Asia, which, along with their current operations, may compete with our projects in Macau which could have material adverse consequences to us and the interests of our minority shareholders.
     Melco and Crown may take action to construct and operate new gaming projects located in other countries in the Asian region, which, along with their current operations, may compete with our projects in Macau and could have adverse consequences to us and your interests. We could face competition from these other gaming projects. We also face competition from regional competitors, which include Crown’s Crown Casino in Melbourne, Australia and Burswood Casino in Perth, Australia. We expect to continue to receive significant support from both Melco and Crown in terms of their local experience, operating skills, international experience and high standards. Specifically, we have support arrangements with Melco and Crown under which they provide us technical expertise in connection with the on-going development of City of Dreams and the operations of the Altira Macau, City of Dreams and the Mocha Clubs businesses. Should Melco or Crown decide to focus more attention on casino gaming projects located in other areas of Asia that may be expanding or commencing their gaming industries, or should economic conditions or other factors result in a significant decrease in gaming revenues and number of patrons in Macau, Melco or Crown may make strategic decisions to focus on their other projects rather than us, which could adversely affect our growth. We cannot guarantee you that Melco and Crown will make strategic and other decisions which do not adversely affect our business and the trading price of the ADSs.
Changes in our share ownership, including a change of control or a change in the amounts or relative percentages of our shares owned by Melco and Crown, could result in our inability to draw loans or events of default under our indebtedness, or could require MCE Finance to make an offer to repurchase the Senior Notes.
     The City of Dreams Project Facility includes provisions under which we may suffer an event of default or incur an obligation to prepay the facility in full upon the occurrence of a change of control with respect to Melco Crown Gaming, or a decline in the aggregate indirect holdings of Melco Crown Gaming shares by Melco and Crown, below certain thresholds. Under the terms of the Senior Notes, a change of control in connection with a decrease of the holdings of Melco and Crown must be accompanied by a ratings decline in order to trigger a change of control. Furthermore, under the terms of the Senior Notes, MCE Finance must offer to repurchase the Senior Notes upon the occurrence of a change of control at a price equal to 101% of their principal amount, plus accrued and unpaid interest, additional amounts and liquidated damages, if any, to the date of redemption. Any occurrence of these events could be outside our control and could result in defaults and cross-defaults which cause the termination and acceleration of up to all of our credit facilities or the Senior Notes and potential enforcement of remedies by our lenders, which would have a material adverse effect on our financial condition and results of operations.

Crown’s investment in our company is subject to regulatory review in several jurisdictions and if regulators in those jurisdictions were to find that we, Crown or Melco failed to comply with certain regulatory requirements and standards, then Crown maybe required to withdraw from the joint venture.
     Crown, through wholly owned subsidiaries, owns and operates the Crown Casino in Melbourne, Australia and the Burswood Casino in Perth, Australia. Crown’s wholly owned subsidiaries hold casino licenses issued by the States of Victoria and Western Australia in Australia.
     Crown, through a 50% owned joint venture subsidiary, owns and operates three casinos in the United Kingdom. The joint venture owns a 50% interest in a fourth casino in the United Kingdom.
     Under a previously announced Preferred Purchase Agreement, Crown has been required to be approved by gaming regulators in the State of Nevada and is undergoing approval in the State of Pennsylvania in the United States in relation to an investment in Cannery Casino Resorts LLC which owns and operates casinos in those states.
     In all jurisdictions in which Crown, or one of its wholly owned subsidiaries, holds a gaming license or Crown has a significant investment in a company which holds gaming licenses, gaming regulators are empowered to investigate associates, including business associates of Crown to determine whether the associate is of good repute and of sound financial resources. If, as a result of such investigation, the relevant gaming regulator determines that, by reason of its association, Crown has ceased to be suitable to hold a gaming license or to hold a substantial investment in the holder of a gaming license then the relevant gaming regulator may direct Crown to terminate its association or risk losing its gaming license or approval to invest in the holder of a gaming license in the relevant jurisdiction.
     If actions by us or our subsidiaries or by Melco or Crown fail to comply with the regulatory requirements and standards of the jurisdictions in which Crown owns or operates casinos or in which companies in which Crown holds a substantial investment own or operate casinos or if there are changes in gaming laws and regulations or the interpretation or enforcement of such laws and regulations in such jurisdictions, then Crown may be required to withdraw from its joint venture with Melco or limit its involvement in one or more aspects of our gaming operations, which could have a material adverse effect on our business, financial condition and results of operations. Withdrawal by Crown from its joint venture with Melco could cause the failure of conditions to drawing loans under our credit facilities or the occurrence of events that default under our credit facilities or as contemplated by our founders under their joint venture agreement.
Risks Relating to Our Indebtedness
Our current, projected and potential future indebtedness could impair our financial condition, which could further exacerbate the risks associated with our significant leverage.
     We have incurred and expect to incur, based on current budgets and estimates, secured and unsecured long-term indebtedness, including the following:
•	approximately US$1.75 billion under the City of Dreams Project Facility primarily for the development and construction of City of Dreams, of which we have drawn down, as of the date of this prospectus, an amount equivalent to approximately US$1.68 billion and US$1.13 billion remains outstanding (on May 26, 2010, we applied a portion of the net proceeds from the sale of the Senior Notes to reduce our indebtedness under the City of Dreams Project Facility by US$444.1 million and on December 6, 2010, we made a further repayment of US$107.3 million, of which US$35.7 million was repaid out of the proceeds from the sale of the Senior Notes);

•	US$600,000,000 from MCE Finance’s sale of the Senior Notes; and

•	financing for a significant portion of the costs of developing Phase II at the City of Dreams site, in an amount which is as yet undetermined.
     Our significant secured indebtedness could have important consequences. For example, it could:
•	increase our vulnerability to general adverse economic and industry conditions;

•	impair our ability to obtain additional financing in the future for working capital needs, capital expenditure, acquisitions or general corporate purposes;

•	require us to dedicate a significant portion of our cash flow from operations to the payment of principal and interest on our debt, which would reduce the funds available to us for our operations;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage as compared to our competitors, to the extent that they are not as leveraged;

•	subject us to higher interest expense in the event of increases in interest rates to the extent a portion of our debt bears interest at variable rates;

•	cause us to incur additional expenses by hedging interest rate exposures of our debt and exposure to hedging counterparties’ failure to pay under such hedging arrangements, which would reduce the funds available for us for our operations; and

•	in the event we or one of our subsidiaries were to default, result in the loss of all or a substantial portion of our and our subsidiaries’ assets, over which our lenders have taken or will take security.
     Any of these or other consequences or events could have a material adverse effect on our ability to satisfy our other debt obligations.
We may not be able to generate sufficient cash flow to meet our debt service obligations.
     Our ability to make scheduled payments due on our existing and anticipated debt obligations, and to fund planned capital expenditure and development efforts will depend on our ability to generate cash. We will require generation of sufficient operating cash flow from our projects to service our current and future projected indebtedness. Our ability to obtain cash to service our existing and projected debt is subject to a range of economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond our control. We may not be able to generate sufficient cash flow from operations to satisfy our existing and projected debt obligations, in which case, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments, or seek to raise additional capital. We cannot assure you that any refinancing or restructuring would be possible, that any assets could be sold, or, if sold, of the timing of the sales or the amount of proceeds that would be realized from those sales. We cannot assure you that additional financing could be obtained on acceptable terms, if at all, or would be permitted under the terms of our various debt instruments then in effect. Our failure to generate sufficient cash flow to satisfy our existing and projected debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations.

If we are unable to comply with the restrictions and covenants in our debt agreements or the indenture governing the Senior Notes, there could be a default under the terms of these agreements or the indenture governing the Senior Notes, which could cause repayment of our debt to be accelerated.
     If we are unable to comply with the restrictions and covenants in our current or future debt obligations and other agreements or the indenture governing the Senior Notes, there could be a default under the terms of these agreements. In the event of a default under these agreements, the holders of the debt could terminate their commitments to lend to us, accelerate repayment of the debt and declare all amounts borrowed due and payable or terminate the agreements, as the case may be. Furthermore, some of our debt agreements, including the indenture governing the Senior Notes, contain cross-acceleration or cross-default provisions. As a result, our default under one debt agreement may cause the acceleration of repayment of debt, including the Senior Notes, or result in a default under our other debt agreements, including the indenture governing the Senior Notes. If any of these events occur, we cannot assure you that our assets and cash flow would be sufficient to repay in full all of our indebtedness, or that we would be able to find alternative financing. Even if we could obtain alternative financing, we cannot assure you that it would be on terms that are favorable or acceptable to us.
The terms of the City of Dreams Project Facility may restrict our current and future operations and harm our ability to complete our projects and grow our business operations to compete successfully against our competitors.
     The City of Dreams Project Facility and associated facility and security documents that Melco Crown Gaming has entered into also contain a number of restrictive covenants that impose significant operating and financial restrictions on Melco Crown Gaming and its subsidiaries, and therefore, effectively, on us. The covenants in the City of Dreams Project Facility restrict or limit, among other things, our and our subsidiaries’ ability to:
•	incur additional debt, including guarantees;

•	create security or liens;

•	dispose of assets;

•	make certain acquisitions and investments;

•	make loans, payments on certain indebtedness, distributions and other restricted payments or apply revenues earned in one part of our operations to fund development costs or cover operating losses in another part of our operations;

•	enter into sale and leaseback transactions;

•	engage in new businesses;

•	enter into or amend contracts;

•	issue preferred shares; and

•	enter into transactions with shareholders and affiliates.
     In addition, the restrictions under the City of Dreams Project Facility contain financial covenants, including requirements that we satisfy certain tests or ratios for the twelve month period commencing January 1, 2010 and ending December 31, 2010, and thereafter for each successive twelve month period ending on the last day of each quarter of our financial year, such as:
•	Consolidated Leverage Ratio, as defined in the City of Dreams Project Facility;

•	Consolidated Interest Cover Ratio, as defined in the City of Dreams Project Facility; and
•	Consolidated Cash Cover Ratio, as defined in the City of Dreams Project Facility.
     They also provide that, should a Change of Control (as defined in the City of Dreams Project Facility Agreement) occur, the facility will be cancelled and all amounts outstanding thereunder become immediately due and payable. We have made certain amendments to the City of Dreams Project Facility, which became effective on or about May 17, 2010.
     These covenants may restrict our ability to operate and restrict our ability to incur additional debt or other financing we may require, and impede our growth.
Our operations are restricted by the terms of the Senior Notes, which could limit our ability to plan for or to react to market conditions or meet our capital needs.
     The indenture governing the Senior Notes includes a number of significant restrictive covenants. Although these restrictive covenants, on the whole, are no more onerous than those pursuant to the City of Dreams Project Facility, such covenants restrict, among other things, the ability of MCE Finance and its subsidiaries to:
•	incur or guarantee additional indebtedness;
•	make specified restricted payments;
•	issue or sell capital stock of our restricted subsidiaries;
•	sell assets;
•	create liens;
•	enter into agreements that restrict the ability of us and our restricted subsidiaries to pay dividends, transfer assets or make intercompany loans;
•	enter into transactions with shareholders or affiliates; and
•	effect a consolidation or merger.
     These covenants could limit our ability to plan for or react to market conditions or to meet our capital needs. Our ability to comply with these covenants may be affected by events beyond our control, and we may have to curtail some of our operations and growth plans to maintain compliance.
Drawdown or rollover of advances under our debt facilities involve satisfaction of extensive conditions precedent and our failure to satisfy such conditions precedent will result in our inability to access or roll over loan advances under such facilities. We do not guarantee that we are able to satisfy all conditions precedent under our current or future debt facilities.
     Our current and future debt facilities, including the City of Dreams Project Facility, require and will require satisfaction of extensive conditions precedent prior to the advance or rollover of loans under such facilities. The satisfaction of such conditions precedent may involve actions of third parties and matters outside of our control, such as government consents and approvals. If there is a breach of any terms or conditions of our debt facilities or other obligations and it is not cured or capable of being cured, such conditions precedent will not be satisfied. The inability to draw down or roll over loan advances in any debt facility may result in a funding shortfall in our operations and we may not be able to fulfill our obligations as planned; such events may result in an event of default under such debt facility and may also trigger cross default in our other obligations and debt facilities. We do not guarantee that all conditions precedent to draw down or roll over loan advances under our debt facilities will be satisfied in a timely manner or at all. If we are unable to draw down or roll over loan advances under any current or future facility, we may have to find a new group of lenders and negotiate new financing terms or consider other financing alternatives. If required, it is possible that new financing would not be available or would have to be procured on substantially less attractive terms, which could damage the economic viability of the relevant development project. The need to arrange such alternative financing would likely also delay the construction and/or operations of our future projects or existing properties, which would affect our cash flows, results of operations and financial condition.
Our failure to comply with the covenants contained in our or our subsidiaries’ indebtedness, including failure as a result of events beyond our control, could result in an event of default that could materially and adversely affect our cash flow, operating results and our financial condition.
     If there were an event of default under one of our or our subsidiaries’ debt facilities, the holders of the debt on which we defaulted could cause all amounts outstanding with respect to that debt to become due and payable immediately. In addition, any event of default or declaration of acceleration under one debt facility could result in an event of default under one or more of our other debt instruments, with the result that all of our debt would be in default and accelerated. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt facilities, either upon maturity or if accelerated upon an event of default, or that we would be able to refinance or restructure the payments on those debt facilities. Further, if we are unable to repay, refinance or restructure our indebtedness at our subsidiaries that own or operate our properties, the lenders under those debt facilities could proceed against the collateral securing that indebtedness, which will constitute substantially all the assets and shares of our subsidiaries. In that event, any proceeds received upon a realization of the collateral would be applied first to amounts due under those debt instruments. The value of the collateral may not be sufficient to repay all of our indebtedness.
Risks Relating to the ADSs
The trading price of our ADSs has been volatile since our ADSs began trading on Nasdaq and may be subject to fluctuations in the future, which could result in substantial losses to investors.
     The trading price of our ADSs has been and may continue to be subject to wide fluctuations. Our ADSs were first quoted on the Nasdaq Global Market on December 19, 2006, and were upgraded to trade on the Nasdaq Global Select Market on January 2, 2009. During the period from December 19, 2006 until January 21, 2011, the trading prices of our ADSs ranged from US$2.33 to US$22.20 per ADS and the closing sale price on January 21, 2011 was US$7.27 per ADS. The market price for our ADSs may continue to be volatile and subject to wide fluctuations in response to factors including the following:
•	uncertainties or delays relating to the financing, completion and successful operation of our projects;
•	developments in the Macau market or other Asian gaming markets, including the announcement or completion of major new projects by our competitors;
•	regulatory developments affecting us or our competitors;
•	actual or anticipated fluctuations in our quarterly operating results;
•	changes in financial estimates by securities research analysts;
•	changes in the economic performance or market valuations of other gaming and leisure industry companies;
•	changes in our share of the Macau gaming market;
•	addition or departure of our executive officers and key personnel;

•	fluctuations in the exchange rates between the U.S. dollar, Hong Kong dollar, Pataca and Renminbi;
•	release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs;
•	sales or perceived sales of additional ordinary shares or ADSs or securities convertible or exchangeable or exercisable for ordinary shares or ADSs; and
•	rumors related to any of the above.
     In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs.
We currently do not intend to pay dividends, and we cannot assure you that we will make dividend payments in the future.
     We may pay dividends to shareholders in the future; however, such payments will depend upon a number of factors, including our results of operations, earnings, capital requirements and surplus, general financial conditions, contractual restrictions and other factors considered relevant by our board of directors. We currently intend to retain all of our earnings to finance the development and expansion of our business. Accordingly, we do not intend to declare or pay cash dividends on our ordinary shares in the near to medium term. Except as permitted under the Cayman Islands Companies Law (as amended) and the common law of the Cayman Islands, we are not permitted to distribute dividends unless we have a profit, realized or unrealized, or a reserve set aside from profits which the directors of our company determine is no longer needed. We currently have no reserve set aside from profits for the payment of dividends. We cannot assure you that we will make any dividend payments on our ordinary shares in the future. Our ability to pay dividends, and our subsidiaries’ ability to pay dividends to us, may be further subject to restrictive covenants contained in the City of Dreams Project Facility, the Senior Notes, and in other facility agreements governing indebtedness we and our subsidiaries may incur.
Substantial future sales or perceived sales of our ADSs in the public market could cause the price of our ADSs to decline.
     Sales of our ADSs or ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. All of the ordinary shares beneficially held by Melco and Crown are available for sale, subject to volume and other restrictions, as applicable, under Rule 144 and Rule 701 under the Securities Act and subject to the terms of their shareholders’ deed. To the extent these shares are sold into the market, the market price of our ADSs could decline. In September 2007, Melco and Crown, acting through a 50/50 special purpose vehicle, Melco Crown SPV Limited, offered an aggregate of US$250 million of Bonds. Under the terms of these Bonds, holders of the Bonds have the right, among other things, to exchange their Bonds into Exchange ADSs during the period September 10, 2008 through August 31, 2012 at an initial exchange price of US$17.19 per Exchange ADS, subject to adjustment in certain circumstances. In connection with the issuance of the Bonds, we agreed to file and maintain an effective registration statement for the Exchange ADSs. The registration statement on Form F-3, of which this prospectus forms a part, was filed, in part, to satisfy this obligation. To the extent that the bondholders exchange such Bonds for Exchange ADSs, and sell those Exchange ADSs into the market, the market price of our ADSs could decline.
     In addition, Melco and Crown have the right to cause us to register the sale of their shares under the Securities Act, subject to the terms of their shareholders’ deed. Registration of these shares under the Securities Act would result in these shares becoming freely tradable as ADSs without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market could cause the price of our ADSs to decline.

     Any decision by us to raise further equity in the market, which would result in dilution to existing shareholders, could cause the price of our ADSs to decline.
Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise those rights.
     Holders of ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares of the depositary and in accordance with the provisions of the deposit agreement. Under our amended and restated articles of association, the minimum notice period required to convene a general meeting is seven days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to convene a shareholder meeting.
You may be subject to limitations on transfers of your ADSs.
     Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.
Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings and you may not receive cash dividends if it is unlawful or impractical to make them available to you.
     We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary bank will not make rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act, or exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.
     In addition, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is unlawful, inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and you will not receive such distribution.

We are a Cayman Islands exempted company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.
     Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Cayman Islands Companies Law (as amended) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.
     As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. public company.
You may have difficulty enforcing judgments obtained against us.
     We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. All of our current operations, and administrative and corporate functions are conducted in Macau and Hong Kong. In addition, substantially all of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in Cayman Islands, Macau and Hong Kong courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands, Macau or Hong Kong would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Cayman Islands, Macau or Hong Kong courts would be competent to hear original actions brought in the Cayman Islands, Macau or Hong Kong against us or such persons predicated upon the securities laws of the United States or any state. See “Enforceability of Civil Liabilities”.
We may be treated as a passive foreign investment company, which could result in adverse United States federal income tax consequences to U.S. Holders.
     Although the applicable rules are not clear, we believe that we were not in 2010, and we do not currently expect to be in 2011, a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. However, because this determination is made annually at the end of each taxable year and is dependent upon a number of factors, some of which are beyond our control, such as the value of our assets (including goodwill) and the amount and type of our income, there can be no assurance that we will not be a PFIC in any taxable year or that the U.S. Internal Revenue Service will agree with our conclusion regarding our PFIC status in any taxable year. If we are a PFIC in any taxable year, U.S. Holders could suffer adverse consequences. See “Taxation— United States Federal Income Taxation—Passive Foreign Investment Company”.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus, including the documents incorporated by reference herein, and any related prospectus supplement contains forward-looking statements that relate to future events, including our future operating results and conditions, our prospects and our future financial performance and condition, all of which are largely based on our current expectations and projections. All statements other than statements of historical fact in this prospectus, the documents incorporated by reference and any related prospectus supplement, are forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Moreover, because we operate in a heavily regulated and evolving industry, may become highly leveraged, and operate in Macau, a market that has recently experienced extremely rapid growth and intense competition, new risk factors may emerge from time to time. It is not possible for our management to predict all risk factors, nor can we assess the impact of these factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed or implied in any forward-looking statement.
     In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. We have based the forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:
•	satisfaction of and compliance with conditions (including conditions precedent to draw down or roll over funds) and covenants under the US$1.75 billion City of Dreams Project Facility, or City of Dreams Project Facility;
•	compliance with covenants under the Senior Notes;
•	our ability to raise additional financing;
•	our future business development, results of operations and financial condition;
•	growth of the gaming market in and visitation to Macau;
•	our anticipated growth strategies;
•	the liberalization of travel restrictions on PRC citizens and convertibility of the Renminbi;
•	the availability of credit for gaming patrons;
•	the uncertainty of tourist behavior related to spending and vacationing at casino resorts in Macau;
•	fluctuations in occupancy rates and average daily room rates in Macau;
•	increased competition and other planned casino hotel and resort projects in Macau and elsewhere in Asia, including in Macau from Sociedade de Jogos de Macau, S.A, or SJM, Sands China, Wynn Resorts (Macau) S.A, or Wynn Macau, Galaxy Casino, S.A., or Galaxy, and MGM Grand Paradise;
•	the formal grant of an occupancy permit for certain areas of City of Dreams that remain under construction or development;

•	the development of Macau Studio City;
•	our entering into new development and construction and new ventures;
•	construction cost estimates for our development projects, including projected variances from budgeted costs;
•	government regulation of the casino industry, including gaming license approvals and the legalization of gaming in other jurisdictions;
•	the completion of infrastructure projects in Macau; and
•	other factors described under “Risk Factors”.
     The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we referenced in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

WHERE YOU CAN FIND MORE INFORMATION
     We are subject to periodic reporting and other informational requirements of the Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Copies of reports and other information, when so filed, may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330.
     The SEC also maintains an Internet website at www.sec.gov that contains reports, information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.
     We will furnish to Deutsche Bank Trust Company Americas, as depositary of our ADSs, our annual reports. When the depositary receives these reports, it will upon our request promptly provide them to all holders of record of ADSs. We will also furnish the depositary with all notices of shareholders’ meetings and other reports and communications in English that we make available to our shareholders. The depositary will make these notices, reports and communications available to holders of ADSs and will upon our request mail to all holders of record of ADSs the information contained in any notice of a shareholders’ meeting it receives.

INCORPORATION BY REFERENCE
     The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     The following documents filed with the SEC are incorporated in this prospectus by reference:
(1)	Our registration of American Depositary Receipts on Form F-6 (File No. 333-139159) which we filed with the SEC on December 7, 2006;

(2)	The section “Description of American Depositary Shares” in our prospectus filed pursuant to Rule 424(b)(4) of the Securities Act on November 1, 2007 with respect to the Registration Statement on Form F-1 (File No. 333-146780);

(3)	Our annual report on Form 20-F for the year ended December 31, 2009 (File No. 001-33178) which we filed with the SEC on March 31, 2010 excluding F-pages; and

(4)	Our reports on Form 6-K furnished to the SEC since March 31, 2010, including the reports on Form 6-K furnished to the SEC on April 21, 2010, April 28, 2010, April 30, 2010, May 5, 2010, May 7, 2010, May 12, 2010, May 18, 2010, July 23, 2010, July 28, 2010, August 13, 2010, October 26, 2010, November 2, 2010, November 18, 2010, November 29, 2010, and December 22, 2010.
     We also incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the Exchange Act and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus.
     In addition, all reports and other documents filed or submitted by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of an offering pursuant to this prospectus shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing or submission of such reports and documents.
     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the information that has been or may be incorporated by reference into this prospectus other than exhibits which are not specifically incorporated by reference into those documents. In all cases, you should rely on the later information over different information included in this prospectus. Requests for such copies should be directed to:
Melco Crown Entertainment Limited
36th Floor, The Centrium
60 Wyndham Street
Central, Hong Kong
Attn: Company Secretary
Telephone number: (852) 2598 3600

USE OF PROCEEDS
     All sales of the Exchange ADSs issuable upon exchange of the Bonds, including our ordinary shares represented by the Exchange ADSs, will be by or for the account of the selling securityholders set forth in an accompanying prospectus supplement. We will not receive any proceeds from the sale by any selling securityholder of the Exchange ADSs. The selling securityholders will not cover any of the expenses that are incurred by us in connection with the sale of Exchange ADSs, but the selling securityholders will pay any commissions, discounts and other compensation to any broker-dealers through whom any such selling securityholder sells any of the Exchange ADSs.

BONDS
     On September 6, 2007, the SPV, a special purpose vehicle which is owned 50/50 by Melco and Crown, issued the Bonds, each exchangeable into Exchange ADSs. The Bonds are guaranteed jointly and severally by Melco and Crown.
     Subject to certain restrictions, holders of the Bonds are entitled to exchange each Bond into our ADSs at the then applicable exchange price at any time on or after September 10, 2008 and prior to August 31, 2012. The SPV has the option of calling an early redemption of all or part of the Bonds at any time after September 10, 2010, if the price of our ADSs is at least 130 percent of the initial exchange price for at least 30 consecutive trading days. The initial exchange price for the Bonds is US$17.19 per ADS. The exchange ratio is subject to adjustment in case of various corporate events including share splits and capital distributions, which are described in the Terms and Conditions of the Bonds. If all holders of the Bonds exercise their option to convert their Bonds into Exchange ADSs and assuming no adjustments are made to the initial exchange price, up to 14,543,340 Exchange ADSs representing up to 43,630,020 of our ordinary shares will be issued.
     The Bonds, the Exchange ADSs issuable upon exchange of the Bonds and the ordinary shares underlying such Exchange ADSs have not been registered under the Securities Act. The offering of the Bonds comprised an offering of Bonds to institutional investors who are not US persons in offshore transactions outside the United States in reliance on Regulation S under the Securities Act.

SELLING SECURITYHOLDERS
     This registration statement covers up to 43,630,020 of our ordinary shares represented by the Exchange ADSs that may be offered for sale or otherwise transferred from time to time by the selling securityholders. The Exchange ADSs that may be resold under this prospectus by the selling securityholders are restricted ADSs that may be issued to the selling securityholders upon exchange of the Bonds. Prior to any use of this prospectus in connection with an offer or sale of Exchange ADSs by a selling securityholder, we will provide a prospectus supplement to set forth the identity of each selling securityholder, the number of Exchange ADSs intended to be offered and sold by such selling securityholder, and any other material terms of such offer and sale.
     Selling securityholders may be deemed to be “underwriters” as defined in the Securities Act of 1933. Any profits realized by the selling securityholders may be deemed to be underwriting commissions.

PLAN OF DISTRIBUTION
     We will not receive any of the proceeds of the sale of the Exchange ADSs by any selling securityholder. The Exchange ADSs may be sold from time to time to purchasers:
•	directly by the selling securityholders or their pledgees, donees, transferees or any successors in interest (all of whom may be selling securityholders); or
•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders.
     The selling securityholders and any such broker-dealers or agents who participate in the distribution of the Exchange ADSs may be deemed to be “underwriters”. As a result, any profits on the sale of the Exchange ADSs by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
     If the Exchange ADSs are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.
     The Exchange ADSs may be sold in one or more transactions at:
•	fixed prices;
•	prevailing market prices at the time of sale;
•	varying prices determined at the time of sale; or
•	negotiated prices.
     These sales may be effected in transactions:
•	on any national securities exchange or quotation service on which the Exchange ADSs may be listed or quoted at the time of the sale, including the Nasdaq Global Select Market;
•	in the over-the-counter market;
•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or
•	through the writing of options.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
     In connection with sales of the Exchange ADSs, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the Exchange ADSs in the course of hedging their positions. The selling securityholders may also sell the Exchange ADSs short and deliver the Exchange ADSs to close out short positions, or loan or pledge, the Exchange ADSs to broker-dealers that in turn may sell the Exchange ADSs.
     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Exchange ADSs by the selling securityholders. There can be no assurance that any selling securityholder will sell any or all of the Exchange ADSs pursuant to this prospectus. In addition, the Exchange ADSs covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule

144 rather than pursuant to this prospectus. We cannot assure you that any such selling securityholder will not transfer, devise or gift the Exchange ADSs by other means not described in this prospectus.
     If there is a material change to the plan of distribution described here, we will file a prospectus supplement, including the name of the underwriters, if any.
     Our ADSs are listed on the Nasdaq Global Select Market under the symbol “MPEL”.
     We have agreed to pay the expenses incidental to the registration, offering and sale of the Exchange ADSs to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

DESCRIPTION OF SHARE CAPITAL
     We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law (as amended) of the Cayman Islands.
     As of the date hereof, our authorized share capital consists of 2,500,000,000 ordinary shares, with a par value of US$0.01 each. On December 1, 2006, the issued 200 Class A Shares, the issued 200 Class B Shares and all unissued Class A Shares and Class B Shares were re-designated and re-classified as ordinary shares and an aggregate of 999,999,600 ordinary shares were issued to our shareholders pursuant to a capitalization issue. As of the date hereof, there are 1,605,658,111 ordinary shares issued and outstanding.
     Our founding shareholders have approved an amended and restated memorandum and articles of association of our company. The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.
Ordinary Shares
General
     All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Some of the ordinary shares are issued in registered form only and no share certificates were issued. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.
Dividends
     The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.
Voting Rights
     Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or by any shareholder present in person or by proxy.
     A quorum required for a meeting of shareholders consists of shareholders who hold at least one-third of our ordinary shares at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least ten percent of our ordinary shares. Advance notice of at least seven days is required for the convening of our annual general meeting and other shareholders meetings.
     An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of not less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Ordinary Shares
     Subject to the restrictions of our articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.
     Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:
•	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;
•	the instrument of transfer is in respect of only one class of ordinary shares;
•	the instrument of transfer is properly stamped, if required;
•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or
•	the ordinary shares transferred are free of any lien in favor of us.
     If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.
Liquidation
     On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.
Calls on Ordinary Shares and Forfeiture of Ordinary Shares
     Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.
Redemption of Ordinary Shares
     Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be set out in our amended and restated memorandum and articles of association, as amended from time to time.

Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration
     Our amended and restated memorandum and articles of association prohibit anyone who is an unsuitable person or an affiliate of an unsuitable person from:
•	receiving dividends or interest with regard to our shares;
•	exercising voting or other rights conferred by our shares; and
•	receiving any remuneration in any form from us or an affiliated company for services rendered or otherwise.
     These prohibitions commence on the date that a gaming authority serves notice of a determination of unsuitability or the board of directors determines that a person or its affiliate is unsuitable and continue until the securities are owned or controlled by persons found suitable by a gaming authority and/or the board of directors to own them. An “unsuitable person” is any person who is determined by a gaming authority to be unsuitable to own or control any of our shares or who causes us or any affiliated company to lose or to be threatened with the loss of any gaming license, or who, in the sole discretion of our board of directors, is deemed likely to jeopardize our or any of our affiliates’ application for, receipt of approval for right to the use of, or entitlement to, any gaming license.
     “Gaming authorities” include all international, foreign, federal, state, local and other regulatory and licensing bodies and agencies with authority over gaming (the conduct of gaming and gambling activities, or the use of gaming devices, equipment and supplies in the operation of a casino or other enterprise). “Affiliated companies” are those companies indirectly affiliated or under common ownership or control with us, including without limitation, subsidiaries, holding companies and intermediary companies (as those terms are defined in gaming laws of applicable gaming jurisdictions) that are registered or licensed under applicable gaming laws. The amended and restated memorandum and articles of association define “ownership” or “control” to mean ownership of record, beneficial ownership as defined in Rule 13d-3 of the Securities and Exchange Commission or the power to direct and manage, by agreement, contract, agency or other manner, the management or policies of a person or the disposition of our capital stock.
Redemption of Securities Owned or Controlled by an Unsuitable Person or an Affiliate
     Our amended and restated memorandum and articles of association provide that shares owned or controlled by an unsuitable person or an affiliate of an unsuitable person are redeemable by us, out of funds legally available for that redemption, by appropriate action of the board of directors to the extent required by the gaming authorities making the determination of unsuitability or to the extent deemed necessary or advisable. From and after the redemption date, the securities will not be considered outstanding and all rights of the unsuitable person or affiliate will cease, other than the right to receive the redemption price. The redemption price will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or, if the gaming authority does not require a price to be paid, the sum deemed to be the fair value of the securities by the board of directors. If determined by us, the price for the shares will not exceed the closing price per share of the shares on the principal national securities exchange on which the shares are then listed on the trading date on the day before the redemption notice is given. If the shares are not then listed, the redemption price will not exceed the closing sales price of the shares as quoted on an automated quotation system, or if the closing price is not then reported, the mean between the bid and asked prices, as quoted by any other generally recognized reporting system. Our right of redemption is not exclusive of any other rights that we may have or later acquire under any agreement, its bylaws or otherwise. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not, as we elect.
     Our amended and restated memorandum and articles of association require any unsuitable person and any affiliate of an unsuitable person to indemnify us and our affiliated companies for any and all costs, including attorneys’ fees, incurred by us and our affiliated companies as a result of the unsuitable person’s or affiliates ownership or control or failure to promptly divest itself of any shares, securities of or interests in us.
Variations of Rights of Shares
     All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied or abrogated either with the unanimous written consent of the holders of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.
Inspection of Books and Records
     Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information”.
Changes in Capital
     We may from time to time by ordinary resolution:
•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;
•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;
•	convert all or any of our paid-up shares into stock and reconvert that stock into paid up shares of any denomination;
•	sub-divide our existing shares, or any of them, into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;
•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.
     We may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.
Differences in Corporate Law
     The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements
     The Cayman Companies Law provides that any two or more Cayman Islands companies limited by shares (other than segregated portfolio companies) may merge or consolidate in accordance with the Cayman Companies Law. The Cayman Companies Law also allows one or more Cayman Islands companies to merge or consolidate with one or more foreign companies (provided that the laws of the foreign jurisdiction permit such merger or consolidation), where the surviving or consolidated company will be a Cayman Islands company.

     To effect a merger or consolidation the directors of each constituent company must approve a written plan of merger or consolidation in accordance with the Cayman Companies Law. The plan must then be authorized by each constituent company by a shareholder resolution by a majority in number representing 75% in value of the shareholders voting together as one class. If the shares to be issued to each shareholder in the consolidated or surviving company are to have the same rights and economic value as the shares held in the constituent company, the plan must be authorized by each constituent company by a special resolution of the shareholders voting together as one class.
     Where a parent is merging with one or more of its Cayman Islands subsidiaries, shareholder consent is not required. There are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and, subsequently, the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
•	the statutory provisions as to the due majority vote have been met;
•	the shareholders have been fairly represented at the meeting in question;
•	the arrangement is such that a businessman would reasonably approve; and
•	the arrangement is not one that would more properly be sanctioned under some other provisions of the Companies Law.
     When a take-over offer is made and accepted by holders of 90.0% of the shares (within four months), the offerer may, within a two month period after the expiration of the said four months, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.
     If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits
     We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:
•	a company acts or proposes to act illegally or ultra vires;
•	the act complained of, although not ultra vires, required a special resolution, which was not obtained; and
•	those who control the company are perpetrating a “fraud on the minority”.
Indemnification of Directors and Executive Officers and Limitation of Liability
     Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our second amended and restated memorandum and articles of association.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.
     The following table summarizes significant differences in shareholder rights between the provisions of the Companies Law of Cayman Islands applicable to our company and the Delaware General Corporation Law applicable to most companies incorporated in Delaware and their shareholders. Please note that this is only a general summary of provisions applicable to companies in Delaware. Certain Delaware companies may be permitted to exclude certain of the provisions summarized below in their charter documents.

Delaware corporate law	Cayman Islands law

Mergers and similar arrangements

Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90% of each class of capital stock without a vote by stockholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.
The Cayman Companies Law provides that any two or more Cayman Islands companies limited by shares (other than segregated portfolio companies) may merge or consolidate in accordance with the Cayman Companies Law. The Cayman Companies Law also allows one or more Cayman Islands companies to merge or consolidate with one or more foreign companies (provided that the laws of the foreign jurisdiction permit such merger or consolidation), where the surviving or consolidated company will be a Cayman Islands company.

To effect a merger or consolidation the directors of each constituent company must approve a written plan of merger or consolidation in accordance with the Cayman Companies Law. The plan must then be authorized by each constituent company by a shareholder resolution by a majority in number representing 75% in value of the shareholders voting together as one class. If the shares to be issued to each shareholder in the consolidated or surviving company are to have the same rights and economic value as the shares held in the constituent company, the plan must be authorized by each constituent company by a special resolution of the shareholders voting together as one class.

Where a parent is merging with one or more of its Cayman Islands subsidiaries, shareholder consent is not required. There are statutory provisions that

Delaware corporate law	Cayman Islands law

facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number representing seventy-five per cent in value of each class of shareholders and creditors with whom the arrangement is to be made, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

• the statutory provisions as to the dual majority vote have been met;

• the shareholders have been fairly represented at the meeting in question;

• the arrangement is such that a businessman would reasonably approve; and

• the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted (within four months after the making of the offer) by holders of ninety per cent in value of the shares affected, the offerer may, within a two month period after the expiration of the said four months, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ suits

Class actions and derivative actions generally are available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.
We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, the company itself will normally be the proper plaintiff in actions against directors, and derivative actions may only be brought by a minority shareholder with the leave of the court. Based on English authorities, which would in all likelihood be of persuasive (but not technically binding) authority in the Cayman

Delaware corporate law	Cayman Islands law

Islands, leave may be granted, for example, when:

• a company acts or proposes to act illegally or ultra vires and not capable for ratification by the majority;

• the act complained of, although not ultra vires, required a special resolution, which was not obtained;

• those who control the company are perpetrating a “fraud on the minority”; and

• the company has not complied with provisions requiring that the relevant act be approved by a special or extraordinary majority of the shareholders.

However, a company may be wound up by the court on the petition of a shareholder if the court is of the opinion that it is “just and equitable” that the company should be wound up.

In addition, a shareholder may bring a personal action in his own name and on his own behalf in respect of a wrong done to him as a shareholder by the company. For example, he may bring a personal action against the company for being prevented from exercising his voting rights or deprived of the benefit of a pre-emption clause.

Indemnification of directors and executive officers and limitation of liability

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director:

•   for any breach of a director’s duty of loyalty to the corporation or its shareholders;

•   for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•   statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption; or

•   for any transaction from which the director derived an improper personal benefit.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred	Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime. Our articles of association permits indemnification of officers and directors for losses, damages, costs charges, liabilities, and expenses incurred in their capacities as such unless such losses or damages arise from willful neglect or default of such directors or officers. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our articles of association.

Delaware corporate law	Cayman Islands law

in connection with the proceeding if:

• the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and

• the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

• by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;

• by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;

• by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or

• by the stockholders.

Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

Directors’ fiduciary duties

A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components:

•   the duty of care; and

•   the duty of loyalty.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably	A director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company:

•   a duty to act bona fide in the best interests of the company,

•   a duty not to act illegally or beyond the scope of his powers; and

•   a duty not to put himself in a position where there is an actual or potential conflict between his personal interest and his duty to the company.

Delaware corporate law	Cayman Islands law

believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation.
A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Shareholder action by written consent

A Delaware corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.	Cayman Islands law and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder proposals

A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
Our articles of association allow our shareholders holding not less than 10% of the paid up voting share capital of the Company to requisition a shareholders’ meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our articles of association require us to hold a general meeting as our annual meeting in each year.

Cumulative voting

Under the Delaware General Corporate Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.
Cumulative voting is not prohibited under Cayman Islands law. However, our articles of association will not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

A Delaware corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation	Under our articles of association, our directors can be removed by a resolution passed by a majority of not less than two-thirds of our shareholders entitled to vote or vote in person or by proxy, cast at a

Delaware corporate law	Cayman Islands law

provides otherwise.	general meeting, or the unanimous written resolution of all shareholders entitled to vote at a general meeting, or upon written notice by the shareholder who nominated such director any time.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.
Under the Companies Law of the Cayman Islands and our articles of association, our company may be wound up only by a resolution passed by a majority of not less than two-thirds of our shareholders entitled to vote and vote in person or by proxy at a meeting or the unanimous written resolution of all shareholders.

Variation of rights of shares

A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides the otherwise.	Under our articles of association, if our share capital is divided into more than one class of shares, we may vary or abrogate the rights attached to any class only with the unanimous written consent of the holders of the issued shares of that class, or with the

Delaware corporate law	Cayman Islands law

sanction of a resolution passed by at least two-thirds of the holders of the shares of the class present in person or by proxy at a separate general meeting of the holders of the shares of that class.

Amendment of governing documents

A Delaware corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides the otherwise.	As permitted by Cayman Islands law, our articles of association may only be amended with a resolution passed by a majority of not less than two-thirds of our shareholders entitled to vote and vote in person or by proxy at a meeting or the unanimous written resolution of all shareholders.

Inspection of Books and Records

Shareholders of a Delaware corporation have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of stockholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.
Under the Companies Law of the Cayman Islands, holders of our shares will have no general right to inspect or obtain copies of our list of shareholders or our corporate records. However, our articles of association provide that we will provide our shareholders with audited financial statements at annual general meetings.
History of Securities Issuances
     The following is a summary of our securities issuances since our inception.
     In December 2004, we issued one Class A share to Melco. In January 2005, Melco transferred its Class A share and we issued 99 additional shares in March 2005, to Melco Leisure and Entertainment Group, a wholly-owned subsidiary of Melco. In March 2005, we issued 100 Class B shares, all of which are outstanding, to PBL Asia Investments Ltd (now known as PBL Asia Investments Pty Ltd, or PBL Asia), a company which is wholly-owned by Crown. In September 2006, we issued an additional 100 Class A shares and 100 Class B shares to Melco Leisure and Entertainment Group and PBL Asia, respectively.
     On December 1, 2006, the issued 200 Class A Shares, the issued 200 Class B Shares and all unissued Class A Shares and Class B Shares were re-designated and re-classified as ordinary shares and an aggregate of 999,999,600 ordinary shares were issued to our shareholders for no additional consideration.
     On December 18, 2006, we issued 60,250,000 ADSs in our initial public offering, and in January 2007, the underwriters for our initial public offering exercised their over-allotment option to purchase 9,037,500 additional ADSs.
     On November 6, 2007, we issued 37,500,000 ADSs in our follow-on offering.
     On May 1, 2009, we issued 22,500,000 ADSs and 67,500,000 ordinary shares in our follow-on offering.
     On August 18, 2009, we issued 42,718,445 ADSs in our follow-on offering.
     On May 17, 2010, MCE Finance issued US$600,000,000 aggregate principal amount of 10.25% senior notes due 2018.

Registration Rights
     We have entered into a registration rights agreement dated August 30, 2007, pursuant to which we have granted certain registration rights to holders of the Bonds.
     A registration statement on Form F-3, of which this prospectus forms a part, has been filed to satisfy our obligations under this registration rights agreement.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
     For a description of our American Depositary Shares, see “Description of American Depositary Shares” in our final prospectus filed pursuant to Rule 424(b)(4) of the Securities Act on November 1, 2007 with respect to the Registration Statement on Form F-1 (File No. 333-146780). See “Incorporation by Reference”.

TAXATION
     The following summary of the material Cayman Islands and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under U.S., state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Walkers, our Cayman Islands counsel.
Cayman Islands Taxation
     The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.
United States Federal Income Taxation
     The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (defined below) that purchase the ADSs for cash pursuant to this prospectus. This discussion applies only to investors that hold the ADSs or ordinary shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States as in effect on the date hereof and on U.S. Treasury regulations in effect or, in some cases, proposed, on or before the date hereof, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.
     This discussion does not address all of the U.S. federal income tax consequences to U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law, such as:
•	banks;

•	insurance companies;

•	dealers in securities or other U.S. Holders that generally mark their securities to market for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States;

•	tax-exempt entities;

•	retirement plans;

•	real estate investment trusts;

•	regulated investment companies;

•	U.S. Holders holding an ADS or ordinary share as part of a straddle, hedge, conversion or other integrated transaction;

•	U.S. Holders that have a “functional currency” other than the U.S. dollar;

•	U.S. Holders that own (or are deemed to own) 10% or more (by voting power) of our voting stock; or

•	persons who acquired ADSs or ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation or pursuant to the conversion or exchange of another instrument.
     This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.
     U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE APPLICATION OF U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS U.S. STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE ADSs OR ORDINARY SHARES.
     As used in this discussion, the term “U.S. Holder” means a beneficial owner of an ADS or ordinary share that is for U.S. federal income tax purposes,
•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any State thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (2) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.
     If an entity treated as a partnership for U.S. federal income tax purposes invests in the ADSs or ordinary shares, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the investment in the ADSs or ordinary shares.
     Except for the discussion below under “—Passive Foreign Investment Company”, this discussion assumes that we are not and will not be a passive foreign investment company for U.S. federal income tax purposes.
Treatment of ADSs
     A U.S. Holder of the ADSs should be treated for U.S. federal income tax purposes as the owner of such U.S. Holder’s proportionate interest in the ordinary shares held by the depositary (or its custodian) that are represented and evidenced by such ADSs. Accordingly, any deposit or withdrawal of the ordinary shares by a U.S. Holder in exchange for ADSs should not result in the realization of gain or loss to such U.S. Holder for U.S. federal income tax purposes.
Dividends and Other Distributions on the ADSs or Ordinary Shares
     The gross amount of any distribution (other than certain distributions of our stock or rights to acquire our stock) to a U.S. Holder with respect to an ADS or ordinary share generally will be included in such U.S. Holder’s gross income as ordinary dividend income on the date of receipt by the depositary, in the case of an ADS, or by such U.S. Holder, in the case of an ordinary share, to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the amount of such distribution exceeds such current and accumulated earnings and profits, it will be treated first as a non-taxable return of capital to the extent of such U.S. Holder’s adjusted tax basis in such ADS or such ordinary share and thereafter will be treated as gain from the sale or exchange of such ADS or such ordinary share. We have not maintained and do not plan to maintain calculations of earnings and profits for U.S. federal income tax purposes. As a result, a U.S. Holder may need to include the entire amount of any such distribution in income as a dividend.
     Distributions on the ADSs or the ordinary shares that are treated as dividends generally will constitute income from sources outside the United States and generally will be categorized for U.S. foreign tax credit purposes as “passive category income” or, in the case of some U.S. Holders, as “general category income”. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.
     Distributions treated as dividends that are received by certain non-corporate U.S. Holders (including individuals) through taxable years beginning on or before December 31, 2012 in respect of stock of a non-U.S. corporation (other than a corporation that is, in the taxable year during which the distributions are made or the preceding taxable year, a passive foreign investment company) that is readily tradable on an established securities market in the United States generally qualify for a 15% reduced maximum tax rate so long as certain holding period and other requirements are met. Since the ADSs will be listed on the Nasdaq Global Select Market, unless we are treated as a passive foreign investment company with respect to such U.S. Holder, dividends received in respect of the ADSs will qualify for the reduced rate. Special rules apply for purposes of determining the U.S. Holder’s investment income (which may limit deductions for investment interest) and foreign income (which may affect the amount of U.S. foreign tax credit) and to certain extraordinary dividends. Each U.S. Holder that is a non-corporate taxpayer should consult its own tax advisor regarding the possible applicability of the reduced tax rate to the ADSs and the ordinary shares and the related restrictions and special rules.
Sale, Exchange or Other Disposition of the ADSs or Ordinary Shares
     A U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of an ADS or ordinary share equal to the difference, if any, between the amount realized on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in such ADS or ordinary share. Such capital gain or loss generally will be long-term capital gain (taxable at a reduced rate for certain non-corporate U.S. Holders) or loss if, on the date of sale, exchange or other disposition, the ADS or the ordinary share was held by such U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations. Such gain or loss generally will be sourced within the United States.
Passive Foreign Investment Company
     Although the applicable rules are not clear, we believe that we were not in 2010, and we do not currently expect to be in 2011, a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. However, because this determination is made annually at the end of each taxable year and is dependent upon a number of factors, some of which are beyond our control, such as the value of our assets (including goodwill) and the amount and type of our income, there can be no assurance that we will not be a PFIC in any taxable year or that the U.S. Internal Revenue Service will agree with our conclusion regarding our PFIC status in any taxable year. If we are a PFIC in any taxable year, U.S. Holders could suffer adverse consequences as discussed below.
     In general, a corporation organized outside the United States will be treated as a PFIC in any taxable year in which either (1) at least 75% of its gross income is “passive income” or (2) on average at least 50% of the value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from commodities transactions and from the sale or exchange of property that gives rise to passive income. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.
     If we are a PFIC in any taxable year during which a U.S. Holder owns the ADSs or ordinary shares, such U.S. Holder could be liable for additional taxes and interest charges upon certain distributions by us or upon a sale, exchange or other disposition of the ADSs or ordinary shares at a gain, whether or not we continue to be a PFIC. The tax will be determined by allocating such distributions or gain ratably to each day of such U.S. Holder’s holding period. The amount allocated to the current taxable year and any holding period of such U.S. Holder prior to the first taxable year in which we are a PFIC will be taxed as ordinary income (rather than capital gain) earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates applicable to ordinary income for each such taxable year, and an interest charge will also be imposed on the amount of taxes so derived for each such taxable year. In addition, a person who acquires the ADSs or ordinary shares from a deceased U.S. Holder who held such ADSs or ordinary shares in a taxable year in which we are a PFIC generally will be denied a step-up of the tax basis in such ADSs or ordinary shares for U.S. federal income tax purposes to fair market value of such ADSs or ordinary shares at the date of such deceased U.S. Holder’s death. Instead, such person will have a tax basis in such ADSs or ordinary shares equal to the lower of such fair market value or such deceased U.S. Holder’s tax basis in such ADSs or ordinary shares.
     The tax consequences that would apply if we were a PFIC would be different from those described above if a “mark-to-market” election is available and a U.S. Holder validly makes such an election as of the beginning of such U.S. Holder’s holding period. If such election were made, (1) such U.S. Holder generally would be required to take into account the difference, if any, between the fair market value of, and its adjusted tax basis in, the ADSs or ordinary shares at the end of each taxable year in which we were a PFIC as ordinary income or, to the extent of any net mark-to-market gains previously included in income, ordinary loss, and to make corresponding adjustments to the tax basis in such ADSs or ordinary shares and (2) any gain from a sale, exchange or other disposition of the ADSs or ordinary shares in a taxable year in which we were a PFIC would be treated as ordinary income, and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss. A mark-to-market election is available to a U.S. Holder only if the ADSs or ordinary shares, as the case may be, are considered “marketable stock”. Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable U.S. Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. The Nasdaq Global Select Market constitutes a qualified exchange, and a non-U.S. securities exchange constitutes a qualified exchange if it is regulated or supervised by a governmental authority of the country in which the securities exchange is located and meets certain trading, listing, financial disclosure and other requirements set forth in U.S. Treasury regulations. Since the ordinary shares are not themselves traded on any securities exchange, the mark-to-market election may not be available for the ordinary shares even if the ADSs are traded on the Nasdaq Global Select Market.
     The tax consequences that would apply if we were a PFIC would also be different from those described above if a U.S. Holder is eligible for and timely makes a valid “qualified electing fund” or QEF election. If a QEF election were made, such U.S. Holder generally would be required to include in income on a current basis its pro rata share of our ordinary income and net capital gains in each taxable year in which we are a PFIC. In order for a U.S. Holder to be able to make a QEF election, we are required to provide such U.S. Holder with certain information. As we do not expect to provide U.S. Holders with the required information, prospective investors should assume that a QEF election will not be available.
     If we are a PFIC in any taxable year during which a U.S. Holder owns the ADSs or ordinary shares, such U.S. Holder (i) may also suffer adverse tax consequences under the PFIC rules described above with respect to any other PFIC in which we have a direct or indirect equity interest and (ii) generally will be required to file annually a statement with its U.S. federal income tax returns.
     Prospective investors should consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in a PFIC, including the potential extension of the period of limitations on assessment and collection of U.S. federal income taxes arising from a failure to file the statement described in the preceding paragraph.
Information Reporting and Backup Withholding
     Under certain circumstances, information reporting and/or backup withholding may apply to U.S. Holders with respect to payments made on or proceeds from the sale, exchange or other disposition of the ADSs or ordinary shares, unless an applicable exemption is satisfied.
     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the U.S. Internal Revenue Service.
Disclosure Requirements for Specified Foreign Financial Assets
     Under recent legislation, individual U.S. Holders (and certain U.S. entities specified in IRS guidance) who, during any taxable year, hold any interest in any “specified foreign financial asset” generally will be required to file with their U.S. federal income tax returns a statement setting forth certain information if the aggregate value of all such assets exceeds $50,000. “Specified foreign financial asset” generally includes any financial account maintained with a non-U.S. financial institution and may also include the ADSs or ordinary shares if they are not held in an account maintained with a U.S. financial institution. Substantial penalties may be imposed, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended, in the event of a failure to comply. U.S. Holders should consult their tax advisors as to the possible application to them of this filing requirement.

ENFORCEMENT OF CIVIL LIABILITIES
     We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:
•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.
     However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:
•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

•	Cayman Islands companies do not have standing to sue before the federal courts of the United States.
     Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
     Substantially all of our current operations, including our administrative and corporate operations, are conducted in Macau and Hong Kong, and substantially all of our assets are located in Macau. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
     We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.
     Walkers, our counsel as to Cayman Islands law, and Manuela António Law Office, our counsel as to Macau law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and Macau, respectively, would:
•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
     Walkers has further advised us that a judgment obtained in a foreign court will be recognized and enforced in the courts of the Cayman Islands without any re-examination of the merits (a) at common law, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman

Islands, where the judgment is (i) final and conclusive and in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules, (ii) either for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations or, in certain circumstances, for in personam non-money relief, and which was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands and execution as if it were a judgment of the Grand Court of the Cayman Islands, or (b) by statute, by registration in the Grand Court of the Cayman Islands and execution as if it were a judgment of the Grand Court where the judgment is a judgment of a superior court of any state of the Commonwealth of Australia which is final and conclusive for a sum of money not in respect of taxes or other charges of a like nature or in respect of a fine, penalty or revenue obligation, has not been wholly satisfied and which could be enforced by execution in that jurisdiction and is not set aside on the grounds that the country of the original court had no jurisdiction or the judgment was obtained by fraud or the enforcement of the judgment would be contrary to the public policy of the Cayman Islands or on any other grounds.
     Manuela António Law Office has advised further that a final and conclusive monetary judgment for a definite sum obtained in a federal or state court in the United States would be treated by the courts of Macau as a cause of action in itself so that no retrial of the issues would be necessary, provided that: (1) such court had jurisdiction in the matter and the defendant either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process; (2) due process was observed by such court, with equal treatment given to both parties to the action, and the defendant had the opportunity to submit a defense; (3) the judgment given by such court was not in respect of penalties, taxes, fines or similar fiscal or tax revenue obligations; (4) in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court; (5) recognition or enforcement of the judgment in Macau would not be contrary to public policy; (6) the proceedings pursuant to which judgment was obtained were not contrary to natural justice; and (7) any interest charged to the defendant does not exceed three times the official interest rate, which is currently 9.75% per annum, over the outstanding payment (whether of principal, interest fees or other amounts) due.

EXPERTS
     The consolidated financial statements as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, and the related financial statements included in Schedule 1 included in this prospectus, and the effectiveness of Melco Crown Entertainment Limited’s internal control over financial reporting have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports appearing herein. Such financial statements and financial statements included in Schedule 1 are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
LEGAL MATTERS
     We are being represented by Debevoise & Plimpton LLP with respect to legal matters of U.S. federal law and New York State law. In the event that an offering of ADSs made pursuant to this Prospectus is made to or through underwriters, then certain legal matters in connection with such offering will be passed upon for such underwriters by a law firm named in the applicable prospectus supplement. The validity of the ordinary shares represented by the ADSs offered pursuant to this Prospectus and legal matters as to Cayman Islands law will be passed upon for us by Walkers.

MELCO CROWN ENTERTAINMENT LIMITED
Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
Report of Independent Registered Public Accounting Firm

MELCO CROWN ENTERTAINMENT LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 and 2007

Page

Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets as of December 31, 2009 and 2008	F-4
Consolidated Statements of Operations for the years ended December 31, 2009, 2008 and 2007	F-5
Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2009, 2008 and 2007	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2009, 2008 and 2007	F-7
Notes to Consolidated Financial Statements for the years ended December 31, 2009, 2008 and 2007	F-9
Schedule 1 — Melco Crown Entertainment Limited Condensed Financial Statements as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007	F-48

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Melco Crown Entertainment Limited:

We have audited the internal control over financial reporting of Melco Crown Entertainment Limited and subsidiaries (the “Company”) as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, including in the accompanying Management’s Annual Report on Internal Control over Financing Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the consolidated financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and related financial statements included in Schedule 1 as of and for the year ended December 31, 2009 of the Company and our report dated March 31, 2010 expressed an unqualified opinion on those consolidated financial statements and financial statement schedule.

/s/ Deloitte Touche Tohmatsu
Certified Public Accountants

Hong Kong
March 31, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Melco Crown Entertainment Limited:

We have audited the accompanying consolidated balance sheets of Melco Crown Entertainment Limited and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2009, 2008 and 2007. Our audits also included the related financial statements included in Schedule 1. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conduct our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for the years ended December 31, 2009, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such related financial statements included in Schedule 1, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth herein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 31, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte Touche Tohmatsu
Certified Public Accountants

Hong Kong
March 31, 2010, except for Note 21 which is as of October 21, 2010

MELCO CROWN ENTERTAINMENT LIMITED

CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share and per share data)

	December 31,
	2009	2008

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$212,598	$815,144
Restricted cash	236,119	67,977
Accounts receivable, net (Note 3)	299,700	72,755
Amounts due from affiliated companies (Note 19(a))	1	650
Inventories	6,534	2,170
Prepaid expenses and other current assets	19,768	17,556

Total current assets	774,720	976,252

PROPERTY AND EQUIPMENT, NET (Note 4)	2,786,646	2,107,722
GAMING SUBCONCESSION, NET (Note 5)	713,979	771,216
INTANGIBLE ASSETS, NET (Note 6)	4,220	4,220
GOODWILL (Note 6)	81,915	81,915
LONG-TERM PREPAYMENT AND DEPOSITS	52,365	60,894
DEFERRED TAX ASSETS (Note 14)	—	28
DEFERRED FINANCING COST	38,948	49,336
DEPOSIT FOR ACQUISITION OF LAND INTEREST (Note 7)	—	12,853
LAND USE RIGHTS, NET (Note 8)	447,576	433,853

TOTAL	$4,900,369	$4,498,289

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$8,719	$2,494
Accrued expenses and other current liabilities (Note 9)	497,767	442,671
Income tax payable	768	1,954
Current portion of long-term debt (Note 10)	44,504	—
Amounts due to affiliated companies (Note 19(b))	7,384	1,985
Amounts due to shareholders (Note 19(c))	25	1,032

Total current liabilities	559,167	450,136

LONG-TERM DEBT (Note 10)	1,638,703	1,412,516
OTHER LONG-TERM LIABILITIES (Note 11)	20,619	38,304
DEFERRED TAX LIABILITIES (Note 14)	17,757	19,191
LOANS FROM SHAREHOLDERS (Note 19(c))	115,647	115,647
LAND USE RIGHT PAYABLE (Note 18(a))	39,432	53,891
COMMITMENTS AND CONTINGENCIES (Note 18)

SHAREHOLDERS’ EQUITY
Ordinary shares at US$0.01 par value per share
(Authorized — 2,500,000,000 and 1,500,000,000 shares and issued — 1,595,617,550 and 1,321,550,399 shares as of December 31, 2009 and 2008 (Note 13))	15,956	13,216
Treasury shares, at US$0.01 par value per share
(471,567 and 385,180 shares as of December 31, 2009 and 2008 (Note 13))	(5)	(4)
Additional paid-in capital	3,088,768	2,689,257
Accumulated other comprehensive losses	(29,034)	(35,685)
Accumulated losses	(566,641)	(258,180)

Total shareholders’ equity	2,509,044	2,408,604

TOTAL	$4,900,369	$4,498,289

The accompanying notes are an integral part of the consolidated financial statements.

MELCO CROWN ENTERTAINMENT LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share data)

	Year Ended December 31,
	2009	2008	2007

OPERATING REVENUES
Casino	$1,304,634	$1,405,932	$348,725
Rooms	41,215	17,084	5,670
Food and beverage	28,180	16,107	11,121
Entertainment, retail and others	11,877	5,396	1,964

Gross revenues	1,385,906	1,444,519	367,480
Less: promotional allowances	(53,033)	(28,385)	(8,984)

Net revenues	1,332,873	1,416,134	358,496

OPERATING COSTS AND EXPENSES
Casino	(1,130,302)	(1,159,930)	(303,922)
Rooms	(6,357)	(1,342)	(2,222)
Food and beverage	(16,853)	(12,745)	(10,541)
Entertainment, retail and others	(4,004)	(1,240)	(504)
General and administrative	(130,986)	(90,707)	(82,773)
Pre-opening costs	(91,882)	(21,821)	(40,032)
Amortization of gaming subconcession	(57,237)	(57,237)	(57,190)
Amortization of land use rights	(18,395)	(18,269)	(17,276)
Depreciation and amortization	(141,864)	(51,379)	(39,466)
Property charges and others	(7,040)	(290)	(387)

Total operating costs and expenses	(1,604,920)	(1,414,960)	(554,313)

OPERATING (LOSS) INCOME	(272,047)	1,174	(195,817)

NON-OPERATING (EXPENSES) INCOME
Interest income	498	8,215	18,640
Interest expenses, net of capitalized interest	(31,824)	—	(770)
Amortization of deferred financing costs	(5,974)	(765)	(1,005)
Loan commitment fees	(2,253)	(14,965)	(4,760)
Foreign exchange gain, net	491	1,436	3,832
Other income, net	2,516	972	275

Total non-operating (expenses) income	(36,546)	(5,107)	16,212

LOSS BEFORE INCOME TAX	(308,593)	(3,933)	(179,605)
INCOME TAX CREDIT (Note 14)	132	1,470	1,454

NET LOSS	$(308,461)	$(2,463)	$(178,151)

LOSS PER SHARE:
Basic and diluted	$(0.210)	$(0.002)	$(0.145)

SHARES USED IN LOSS PER SHARE CALCULATION:
Basic and diluted	1,465,974,019	1,320,946,942	1,224,880,031

The accompanying notes are an integral part of the consolidated financial statements.

MELCO CROWN ENTERTAINMENT LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(In thousands of U.S. dollars, except share and per share data)

						Accumulated
					Additional	Other		Total
	Common Shares		Treasury Shares		Paid-in	Comprehensive	Accumulated	Shareholders’	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Losses	Equity	Loss

BALANCE AT JANUARY 1, 2007	1,180,931,146	$11,809	—	$—	$1,955,383	$740	$(77,566)	$1,890,366
Net loss for the year	—	—	—	—	—	—	(178,151)	(178,151)	$(178,151)
Foreign currency translation adjustment	—	—	—	—	—	(1,685)	—	(1,685)	(1,685)
Change in fair value of interest rate swap agreements	—	—	—	—	—	(10,131)	—	(10,131)	(10,131)
Share-based compensation (Note 15)	—	—	—	—	5,346	—	—	5,346
Shares issued, net of offering expenses (Note 13)	139,612,500	1,396	—	—	721,400	—	—	722,796
Shares issued upon restricted shares vested (Note 13)	395,256	4	—	—	(4)	—	—	—

BALANCE AT DECEMBER 31, 2007	1,320,938,902	13,209	—	—	2,682,125	(11,076)	(255,717)	2,428,541	$(189,967)

Net loss for the year	—	—	—	—	—	—	(2,463)	(2,463)	$(2,463)
Change in fair value of interest rate swap agreements	—	—	—	—	—	(24,609)	—	(24,609)	(24,609)
Reversal of over-accrued offering expenses	—	—	—	—	117	—	—	117
Share-based compensation (Note 15)	—	—	—	—	7,018	—	—	7,018
Shares issued upon restricted shares vested (Note 13)	226,317	3	—	—	(3)	—	—	—
Shares issued for future exercises of share options (Note 13)	385,180	4	(385,180)	(4)	—		—	—

BALANCE AT DECEMBER 31, 2008	1,321,550,399	13,216	(385,180)	(4)	2,689,257	(35,685)	(258,180)	2,408,604	$(27,072)

Net loss for the year	—	—	—	—	—	—	(308,461)	(308,461)	$(308,461)
Foreign currency translation adjustment	—	—	—	—	—	(11)	—	(11)	(11)
Change in fair value of interest rate swap agreements	—	—	—	—	—	6,662	—	6,662	6,662
Share-based compensation (Note 15)	—	—	—	—	11,807	—	—	11,807
Shares issued, net of offering expenses (Note 13)	263,155,335	2,631	—	—	380,898	—	—	383,529
Shares issued upon restricted shares vested (Note 13)	8,297,110	83	—	—	6,831	—	—	6,914
Shares issued for future vesting of restricted shares (Note 13)	2,614,706	26	(2,614,706)	(26)	—	—	—	—
Issuance of shares for restricted shares vested (Note 13)	—	—	2,528,319	25	(25)	—	—	—

BALANCE AT DECEMBER 31, 2009	1,595,617,550	$15,956	(471,567)	$(5)	$3,088,768	$(29,034)	$(566,641)	$2,509,044	$(301,810)

The accompanying notes are an integral part of the consolidated financial statements.

MELCO CROWN ENTERTAINMENT LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)

	Year Ended December 31,
	2009	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(308,461)	$(2,463)	$(178,151)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	217,496	126,885	113,932
Amortization of deferred financing costs	5,974	765	1,005
Impairment loss recognized on property and equipment	3,137	17	421
Loss (gain) on disposal of property and equipment	640	(328)	585
Allowance for doubtful debts	16,757	5,378	2,733
Share-based compensation	11,385	6,855	5,256
Changes in operating assets and liabilities:
Accounts receivable	(243,702)	(28,743)	(51,711)
Amounts due from affiliated companies	649	89	151
Inventories	(4,364)	(686)	(1,288)
Prepaid expenses and other current assets	(5,824)	(1,503)	(13,924)
Long-term prepayment and deposits	(1,712)	1,219	(7,899)
Deferred tax assets	28	(28)	—
Accounts payable	6,225	(3,670)	3,172
Accrued expenses and other current liabilities	193,009	(110,567)	273,166
Income tax payable	(1,186)	394	1,301
Amounts due to affiliated companies	(1,220)	(3,461)	428
Amounts due to shareholders	25	—	—
Other long-term liabilities	321	784	950
Deferred tax liabilities	(1,434)	(2,095)	(2,755)

Net cash (used in) provided by operating activities	(112,257)	(11,158)	147,372

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(937,074)	(1,053,992)	(668,281)
Deposits for acquisition of property and equipment	(2,712)	(34,699)	(5,356)
Prepayment of show production cost	(21,735)	(16,127)	—
Changes in restricted cash	(168,142)	231,006	(298,983)
Payment for land use rights	(30,559)	(42,090)	—
Proceeds from sale of property and equipment	3,730	2,300	—
Refund of deposit for acquisition of land interest	12,853	—	—

Net cash used in investing activities	(1,143,639)	(913,602)	(972,620)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of deferred financing costs	(870)	(7,641)	(49,735)
Loans from shareholders	—	(181)	(96,583)
Payment of principal of capital leases	—	—	(16)
Proceeds from issue of share capital	383,529	—	722,796
Proceeds from long-term debt	270,691	912,307	500,209

Net cash provided by financing activities	653,350	904,485	1,076,671

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(602,546)	(20,275)	251,423
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	815,144	835,419	583,996

CASH AND CASH EQUIVALENTS AT END OF YEAR	$212,598	$815,144	$835,419

The accompanying notes are an integral part of the consolidated financial statements.

MELCO CROWN ENTERTAINMENT LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(In thousands of U.S. dollars)

	Year Ended December 31,
	2009	2008	2007

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
Cash paid for interest (net of capitalized interest)	$(27,978)	$(181)	$(596)
Cash paid for tax	$(2,457)	$—	$—

NON-CASH INVESTING ACTIVITIES
Construction costs and property and equipment funded through accrued expenses and other current liabilities	$91,648	$246,998	$132,356
Land use right cost funded through land use right payable, accrued expenses and other current liabilities and loans from shareholders	$22,462	$—	$41,680
Costs of property and equipment funded through amounts due from (to) affiliated companies	$4,427	$1,562	$1,598
Disposal of property and equipment through amount due from an affiliated company	$—	$(2,788)	$—
Deferred financing costs funded through accounts payable and accrued expenses and other current liabilities	$—	$1,427	$575
Provision of bonus funded through restricted shares issued and vested	$6,914	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except share and per share data)

1.	COMPANY INFORMATION

Melco Crown Entertainment Limited (“the Company” together with its subsidiaries, “MCE”) was incorporated in the Cayman Islands on December 17, 2004 and completed an initial public offering of its ordinary shares in December 2006. MCE is a developer, owner and, through its subsidiary, Melco Crown Gaming (Macau) Limited (“Melco Crown Gaming”), operator of casino gaming and entertainment resort facilities focused on the Macau Special Administrative Region of the People’s Republic of China (“Macau”) market. MCE currently owns and operates City of Dreams — an integrated urban entertainment resort which opened in June 2009, Taipa Square Casino which opened in June 2008, Altira Macau (formerly known as Crown Macau) — a casino and hotel resort which opened in May 2007, and Mocha Clubs — a non-casino-based operations of electronic gaming machines which has been in operation since September 2003. MCE’s American depository shares (“ADS”) are traded on the Nasdaq Global Select Market under the symbol “MPEL”. The Company changed its name from Melco PBL Entertainment (Macau) Limited to Melco Crown Entertainment Limited pursuant to shareholders’ resolutions passed on May 27, 2008.

As of December 31, 2009 and 2008, the major shareholders of the Company are Melco International Development Limited (“Melco”), a company listed in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), and Crown Limited (“Crown”), an Australian-listed corporation, which completed its acquisition of the gaming businesses and investments of Publishing and Broadcasting Limited (“PBL”) on December 12, 2007. PBL, an Australian-listed corporation, is now known as Consolidated Media Holdings Limited.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated on consolidation.

(b)	Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances. Accordingly, actual results could differ from those estimates.

(c)	Fair Value Measurements

Fair values are measured in accordance with the accounting standards for fair value measurements. The Company partially adopted by the provisions effective on January 1, 2008 for financial assets, financial liabilities and non-financial assets and non-financial liabilities recognized or disclosed at fair value in the consolidated financial statements, and adopted the remaining provisions effective on January 1, 2009 for all non-recurring fair value measurements of non-financial assets and non-financial liabilities. These accounting standards define fair value as the price that would be received to sell the asset or paid to transfer a liability (i.e. the “exit price”) in an orderly transaction between market participants at the measurement date.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

(c)	Fair Value Measurements — (Continued)

The carrying values of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, other current assets, amounts due from (to) affiliated companies, accounts payable, accrued expenses and other current liabilities, amounts due to shareholders, loans from shareholders, land use right payable, interest rate swap agreements and debt instruments approximate their fair values.

(d)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, demand deposits and highly liquid investments which are unrestricted as to withdrawal and use, and which have maturities of three months or less when purchased.

Cash equivalents are placed with financial institutions with high-credit ratings and quality.

(e)	Restricted Cash

Restricted cash consists of cash deposited into bank accounts and restricted in accordance with the Company’s senior secured credit facility (“City of Dreams Project Facility”) as disclosed in Note 10 to the consolidated financial statements. This restricted cash will be immediately released upon the final completion of the City of Dreams Project and until this time is available for use as required for the City of Dreams project costs under disbursement terms specified in the City of Dreams Project Facility. As of December 31, 2009 and 2008, the restricted cash balance was $236,119 and $67,977, respectively.

(f)	Accounts Receivable and Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of casino receivables. The Company issues credit in the form of markers to approved casino customers following investigations of creditworthiness. As of December 31, 2009 and 2008, a substantial portion of the Company’s markers were due from customers residing in foreign countries.

Accounts receivable, including casino and hotel receivables, is typically non-interest bearing and is initially recorded at cost. Amounts are written off when management deems it is probable the receivable is uncollectible. Recoveries of amounts previously written off are recorded when received. An estimated allowance for doubtful debts is maintained to reduce the Company’s receivables to their carrying amounts, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well as management’s experience with collection trends in the casino industry and current economic and business conditions.

(g)	Inventories

Inventories consist of retail merchandise, food and beverage items, which are stated at the lower of cost or market value, and certain operating supplies. Cost is calculated using the first-in, first-out, average and specific identification methods. Write downs of potentially obsolete or slow-moving inventory are recorded based on management’s specific analysis of inventory.

(h)	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and impairment losses. Gains or losses on dispositions of property and equipment are included in operating income (loss). Major additions, renewals and betterments are capitalized, while maintenance and repairs are expensed as incurred.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

(h)	Property and Equipment — (Continued)

Depreciation is provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service. Estimated useful lives are as follows:

Classification	Estimated Useful Life

Buildings	7 to 25 years or over the term of the land use right agreement, whichever is shorter
Furniture, fixtures and equipment	2 to 7 years
Plant and gaming machinery	3 to 5 years
Leasehold improvements	10 years or over the lease term, whichever is shorter
Motor vehicles	5 years

Direct and incremental costs related to the construction of assets, including costs under the construction contracts, duties and tariffs, equipment installation and shipping costs, are capitalized.

(i)	Capitalization of Interest and Amortization of Deferred Financing Costs

Interest and amortization of deferred financing costs incurred on funds used to construct the Company’s casino gaming and entertainment resort facilities during the active construction period are capitalized. Interest subject to capitalization primarily includes interest paid or payable on loans from shareholders, City of Dreams Project Facility and interest rate swap agreements. The capitalization of interest and amortization of deferred financing costs ceases once a project is substantially complete or development activity is suspended for more than a brief period. The amount to be capitalized is determined by applying the weighted-average interest rate of the Company’s outstanding borrowings to the average amount of accumulated capital expenditures for assets under construction during the year and is added to the cost of the underlying assets and amortized over their respective useful lives. Total interest expenses incurred amounted to $82,310, $49,629 and $14,490, of which $50,486, $49,629 and $13,720 were capitalized for the years ended December 31, 2009, 2008 and 2007, respectively. Additionally, deferred financing costs of $4,414, $7,262 and $1,011 were capitalized for the years ended December 31, 2009, 2008 and 2007, respectively.

(j)	Gaming Subconcession, Net

The gaming subconcession is capitalized based on the fair value of the gaming subconcession agreement as of the date of acquisition of Melco Crown Gaming, and amortized using the straight-line method over the term of agreement which is due to expire in June 2022.

(k)	Goodwill and Intangible Assets, Net

Goodwill represents the excess of acquisition costs over the fair value of tangible and identifiable intangible net assets of any business acquired. Goodwill is not amortized, but is tested for impairment at the reporting unit level on an annual basis, and between annual tests in certain circumstances that indicate the carrying value of the goodwill may not be recoverable, and written down when impaired.

Intangible assets other than goodwill are amortized over their useful lives unless their lives are determined to be indefinite in which case they are not amortized. Intangible assets are carried at cost, less accumulated amortization. The Company’s finite-lived intangible asset consists of the gaming subconcession. Finite-lived intangible assets are amortized over the shorter of their contractual terms or estimated useful lives. The Company’s intangible assets with indefinite lives represent Mocha Clubs trademarks.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

(l)	Impairment of Long-Lived Assets (Other Than Goodwill)

The Company evaluates the recoverability of long-lived assets with finite lives whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value. During the years ended December 31, 2009, 2008 and 2007, impairment losses amounting to $282, $17 and $421, respectively, were recognized to write off gaming equipment due to the reconfiguration of the casino at Altira Macau to meet the evolving demands of gaming patrons and target specific segments. During the year ended December 31, 2009, an impairment loss amounting to $2,855 was recognized to write off the construction in progress carried out at the Macau Peninsula site following termination of the related acquisition agreement as disclosed in Note 7 to the consolidated financial statements. These impairment losses were included in “Property Charges and Others” line item in the consolidated statements of operations.

(m)	Deferred Financing Costs

Direct and incremental costs incurred in obtaining loans are capitalized and amortized over the terms of the related debt agreements using the effective interest method. Approximately $10,388, $8,027 and $2,016 were amortized during the years ended December 31, 2009, 2008 and 2007, respectively, of which a portion was capitalized as mentioned in Note 2(i) to the consolidated financial statements.

(n)	Land Use Rights, Net

Land use rights are recorded at cost less accumulated amortization. Amortization is provided over the estimated lease term of the land on a straight-line basis.

(o)	Revenue Recognition and Promotional Allowances

The Company recognizes revenue at the time persuasive evidence of an arrangement exists, the service is provided or the retail goods are sold, prices are fixed or determinable and collection is reasonably assured.

Casino revenues are measured by the aggregate net difference between gaming wins and losses less accruals for the anticipated payouts of progressive slot jackpots, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in the customers’ possession.

The Company follows the accounting standards for reporting revenue gross as a principal versus net as an agent, when accounting for operations of Taipa Square Casino and Grand Hyatt Macau hotel. For the operations of Taipa Square Casino, given the Company operates the casino under a right to use agreement with the owner of the casino premises and has full responsibility for the casino operations in accordance with its gaming subconcession, it is the principal and casino revenue is therefore recognized on a gross basis. For the operations of Grand Hyatt Macau hotel, the Company is the owner of the hotel property, and the hotel manager operates the hotel under a management agreement providing management services to the Company, and the Company receives all rewards and takes substantial risks associated with the hotel business, it is the principal and the transactions of the hotel are therefore recognized on a gross basis.

Rooms, food and beverage, entertainment, retail and other revenues are recognized when services are provided. Advance deposits on rooms are recorded as customer deposits until services are provided to the customer. Minimum operating and right to use fee, adjusted for contractual base fee and operating fee

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

(o)	Revenue Recognition and Promotional Allowances — (Continued)

escalations, are included in entertainment, retail and other revenues and are recognized on a straight-line basis over the terms of the related agreement.

Revenues are recognized net of certain sales incentives which are required to be recorded as a reduction of revenue; consequently, the Company’s casino revenues are reduced by discounts, commissions and points earned in customer loyalty programs, such as the player’s club loyalty program.

The retail value of rooms, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as promotional allowances. The estimated cost of providing such promotional allowances for the years ended December 31, 2009, 2008 and 2007, is primarily included in casino expenses as follows:

	Year Ended December 31,
	2009	2008	2007

Rooms	$6,778	$4,240	$903
Food and beverage	17,296	9,955	7,029
Entertainment, retail and others	3,448	—	—

	$27,522	$14,195	$7,932

(p)	Point-Loyalty Programs

The Company operates different loyalty programs in certain of its properties to encourage repeat business from loyal slot machine customers and table games patrons. Members earn points based on gaming activity and such points can be redeemed for free play and other free goods and services. The Company accrues for loyalty program points expected to be redeemed for cash and free play as a reduction to gaming revenue and accrues for loyalty program points expected to be redeemed for free goods and services as casino expense. The accruals are based on management’s estimates and assumptions regarding the redemption value, age and history with expiration of unused points results in a reduction of the accruals.

(q)	Gaming Tax

The Company is subject to taxes based on gross gaming revenue in Macau. These gaming taxes are an assessment on the Company’s gaming revenue and are recorded as an expense within the “Casino” line item in the consolidated statements of operations. These taxes totaled $737,485, $767,544 and $187,875 for the years ended December 31, 2009, 2008 and 2007, respectively.

(r)	Pre-Opening Costs

Pre-opening costs, consist primarily of marketing expenses and other expenses related to new or start-up operations and are expensed as incurred. The Company incurred pre-opening costs in connection with Altira Macau prior to its opening in May 2007 and City of Dreams prior to its opening in June 2009 and continues to incur such costs related to remaining portion of City of Dreams project and other one-off activities related to the marketing of new facilities and operations.

(s)	Advertising Expenses

The Company expenses all advertising costs as incurred. Advertising costs incurred during development periods are included in pre-opening costs. Once a project is completed, advertising costs are mainly included in

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

(s)	Advertising Expenses — (Continued)

general and administrative expenses. Total advertising costs were $29,018, $5,283 and $26,854 for the years ended December 31, 2009, 2008 and 2007, respectively.

(t)	Foreign Currency Transactions and Translations

All transactions in currencies other than functional currencies of the Company during the year are remeasured at the exchange rates prevailing on the respective transaction dates. Monetary assets and liabilities existing at the balance sheet date denominated in currencies other than functional currencies are remeasured at the exchange rates existing on that date. Exchange differences are recorded in the consolidated statements of operations.

The functional currencies of the Company and its major subsidiaries are the U.S. dollars and, Hong Kong dollars or the Macau Patacas, respectively. All assets and liabilities are translated at the rates of exchange prevailing at the balance sheet date and all income and expense items are translated at the average rates of exchange over the year. All exchange differences arising from the translation of subsidiaries’ financial statements are recorded as a component of comprehensive loss.

(u)	Share-Based Compensation Expenses

The Company issued restricted shares and share options under its share incentive plan during the years ended December 31, 2009, 2008 and 2007.

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognizes that cost over the service period. Compensation is attributed to the periods of associated service and such expense is being recognized on a straight-line basis over the vesting period of the awards. Forfeitures are estimated at the time of grant, with such estimate updated periodically and with actual forfeitures recognized currently to the extent they differ from the estimate.

Further information on the Company’s share-based compensation arrangements is included in Note 15 to the consolidated financial statements.

(v)	Income Tax

The Company is subject to income taxes in Hong Kong, Macau, the United States of America and other jurisdictions where it operates.

Deferred income taxes are recognized for all significant temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the characteristics of the underlying assets and liabilities. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The Company’s income tax returns are subject to examination by tax authorities in the jurisdictions where it operates. The Company assesses potentially unfavorable outcomes of such examinations based on accounting standards for uncertain income taxes which the Company adopted on January 1, 2007. These accounting standards utilize a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

(v)	Income Tax — (Continued)

second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations.

(w)	Loss Per Share

Basic loss per share is calculated by dividing the net loss available to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the year.

Diluted loss per share is calculated by dividing the net loss available to ordinary shareholders by the weighted-average number of ordinary shares outstanding adjusted to include the potentially dilutive effect of outstanding stock-based awards.

The weighted-average number of ordinary and ordinary equivalent shares used in the calculation of basic and diluted loss per share consisted of the following:

	Year Ended December 31,
	2009	2008	2007

Weighted-average number of ordinary shares outstanding used in the calculation of basic loss per share	1,465,974,019	1,320,946,942	1,224,880,031
Incremental weighted-average number of ordinary shares from assumed exercised of restricted shares and share options using the treasury stock method	—	—	—

Weighted-average number of ordinary shares outstanding used in the calculation of diluted loss per share	1,465,974,019	1,320,946,942	1,224,880,031

During the years ended December 31, 2009, 2008 and 2007, the Company had securities which would potentially dilute basic loss per share in the future, but which were excluded from the computation of diluted loss per share as their effect would have been anti-dilutive. Such outstanding securities consist of restricted shares and share options which result in an incremental weighted-average number of 13,931,088, 3,897,756 and 2,380,112 ordinary shares from the assumed conversion of these restricted shares and share options using the treasury stock method for the years ended December 31, 2009, 2008 and 2007, respectively.

(x)	Accounting for Derivative Instruments and Hedging Activities

The Company uses derivative financial instruments such as floating-for-fixed interest rate swap agreements to hedge its risks associated with interest rate fluctuations in accordance with lenders’ requirements under the City of Dreams Project Facility. The Company accounts for derivative financial instruments in accordance with applicable accounting standards. All derivative instruments are recognized in the consolidated financial statements at fair value at the balance sheet date. Any changes in fair value are recorded in the consolidated statement of operations or in other comprehensive income (loss), depending on whether the derivative is designated and qualifies for hedge accounting, the type of hedge transaction and the effectiveness of the hedge. The estimated fair values of interest rate swap agreements are based on a standard valuation model that projects future cash flows and discounts those future cash flows to a present value using market-based observable inputs such as interest rate yields.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

(x)	Accounting for Derivative Instruments and Hedging Activities — (Continued)

Further information on the Company’s outstanding financial instrument arrangements as of December 31, 2009 is included in Note 11 to the consolidated financial statements.

(y)	Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) represents foreign currency translation adjustments and changes in the fair value of interest rate swap agreements. As of December 31, 2009 and 2008, the Company’s accumulated other comprehensive income (loss) consisted of the following:

	December 31,
	2009	2008

Foreign currency translation adjustment	$(956)	$(945)
Changes in the fair value of interest rate swap agreements	(28,078)	(34,740)

	$(29,034)	$(35,685)

(z)	Reclassifications

The consolidated financial statements for prior years reflect certain reclassifications, which have no effect on previously reported net loss or other subtotals of the Company’s consolidated financial statements, to conform to the current year presentation.

(aa)	Recent Changes in Accounting Standards

In June 2009, the Financial Accounting Standards Board (“FASB”) issued new accounting standards regarding the FASB accounting standards codification and the hierarchy of generally accepted accounting principles. FASB accounting standards codification (“Codification”) is to be the single source of authoritative on governmental US GAAP recognized by FASB although rules and interpretive releases of the U.S. Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative US GAAP for SEC registrants. These new accounting standards are effective for interim and annual periods ending after September 15, 2009. On the effective date of these new accounting standards, the Codification will supersede all then-existing non-SEC accounting and reporting standards. The adoption of these new accounting standards did not have a material impact on the Company’s financial position, results of operations and cash flows.

In January 2010, the FASB issued new accounting standards regarding new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. Those accounting standards also clarify existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value and are effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The adoption of these new accounting standards is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

3.	ACCOUNTS RECEIVABLE, NET

Components of accounts receivable, net are as follows:

	December 31,
	2009	2008

Casino	$320,789	$78,649
Hotel	2,457	1,647
Other	681	572

Sub-total	$323,927	$80,868
Less: allowance for doubtful debts	(24,227)	(8,113)

	$299,700	$72,755

During the years ended December 31, 2009 and 2008, the Company has provided allowance for doubtful debts of $16,114 and $5,378 and has written off accounts receivables of $643 and nil, respectively.

4.	PROPERTY AND EQUIPMENT, NET

	December 31,
	2009	2008

Cost
Buildings	$2,219,127	$312,007
Furniture, fixtures and equipment	307,305	77,289
Plant and gaming machinery	114,983	69,104
Leasehold improvements	97,188	36,770
Motor vehicles	3,375	1,502

Sub-total	$2,741,978	$496,672
Less: accumulated depreciation	(249,780)	(107,847)

Sub-total	$2,492,198	$388,825
Construction in progress	294,448	1,718,897

Property and equipment, net	$2,786,646	$2,107,722

As of December 31, 2009 and 2008, construction in progress primarily included interest paid or payable on loans from shareholders, City of Dreams Project Facility and interest rate swap agreements, amortization of deferred financing costs and other direct incidental costs capitalized (representing insurance, salaries and wages and certain other professional charges incurred directly in relation to the City of Dreams project). As of December 31, 2009 and 2008, total cost capitalized for construction in progress amounted to $35,713 and $114,700, respectively, for the City of Dreams project.

5.	GAMING SUBCONCESSION, NET

	December 31,
	2009	2008

Deemed cost	$900,000	$900,000
Less: accumulated amortization	(186,021)	(128,784)

Gaming subconcession, net	$713,979	$771,216

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

5.	GAMING SUBCONCESSION, NET — (Continued)

The deemed cost was determined based on the estimated fair value of the gaming subconcession. The gaming subconcession is amortized on a straight-line basis over the term of the gaming subconcession agreement which expires in June 2022. The Company expects that amortization of the gaming subconcession will be approximately $57,237 each year from 2010 through 2021, and approximately $27,135 in 2022.

6.	GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill and other intangible assets with indefinite useful lives, representing trademarks of Mocha Clubs, are not amortized. The Company has performed annual tests for impairment of goodwill and trademarks in accordance with the accounting standards regarding goodwill and other intangible assets and concluded that there was no impairment.

To assess potential impairment of goodwill, the Company performs an assessment of the carrying value of the reporting units at least on an annual basis or when events and changes in circumstances occur that would more likely than not reduce the fair value of our reporting units below their carrying value. If the carrying value of a reporting unit exceeds its fair value, the Company would perform the second step in its assessment process and record an impairment loss to earnings to the extent the carrying amount of the reporting unit’s goodwill exceeds its implied fair value. The Company estimates the fair value of our reporting units through internal analysis and external valuations, which utilize income and market valuation approaches through the application of capitalized earnings, discounted cash flow and market comparable methods. These valuation techniques are based on a number of estimates and assumptions, including the projected future operating results of the reporting unit, appropriate discount rates, long-term growth rates and appropriate market comparables.

Trademarks of Mocha Clubs are tested for impairment using the relief-from-royalty method. Under this method, the Company estimates the fair value of the intangible assets through internal and external valuations, mainly based on the after-tax cash flow associated with the revenue related to the royalty. These valuation techniques are based on a number of estimates and assumptions, including the projected future revenues of the trademarks, appropriate royalty rates, appropriate discount rates, and long-term growth rates.

7.	DEPOSIT FOR ACQUISITION OF LAND INTEREST

On May 17, 2006, a subsidiary of the Company, MPEL (Macau Peninsula) Limited (“MPEL Macau Peninsula”) entered into a conditional agreement to acquire a third development site located on the shoreline of Macau Peninsula near the current Macau Ferry Terminal or Macau Peninsula site. The acquisition was through the purchase of the entire issued share capital of a company holding title to the Macau Peninsula site which was approximately 6,480 square meters. The aggregate consideration was $192,802, payable in cash of which a deposit of $12,853 was paid upon signing of the sale and purchase agreement, financed from Melco and Crown, equally, and was included in deposit for acquisition of land interest as of December 31, 2008. The balance was payable on completion of the acquisition, which was subject to conditions that were not under the control of the Company. The targeted completion date of July 27, 2009 for the acquisition of the Macau Peninsula site passed and the acquisition agreement was terminated by the relevant parties on December 17, 2009. The deposit under the acquisition agreement was refunded to the Company in December 2009.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

8.	LAND USE RIGHTS, NET

Land use rights consisted of the following:

	December 31,
	2009	2008

Altira Macau	$141,543	$141,543
City of Dreams	376,021	343,903

	517,564	485,446
Less: accumulated amortization	(69,988)	(51,593)

Land use rights, net	$447,576	$433,853

Land use rights are recorded at cost less accumulated amortization. Amortization is provided over the estimated lease term of the land on a straight-line basis. The expiry date of the leases of the land use rights of the Altira Macau and City of Dreams projects were March 2031 and August 2033, respectively.

In November 2009, the Company’s subsidiaries, Melco Crown (COD) Developments Limited (“Melco Crown (COD) Developments”) and Melco Crown Gaming accepted in principle the initial terms for the revision of the land lease agreement from the Macau government and recognized additional land premium of $32,118 payable to the Macau government for the increased developable gross floor area of Cotai Land in Macau, where the City of Dreams site located. In March 2010, Melco Crown (COD) Developments and Melco Crown Gaming accepted the final terms for the revision of the land lease agreement and fully paid the additional premium to the Macau government. Following the publication in the Macau official gazette of such revision, the land grant amendment process will be complete.

9.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	December 31,
	2009	2008

Construction costs payable	$80,668	$246,998
Customer deposits	50,829	9,808
Outstanding gaming chips and tokens	136,774	54,758
Other gaming related accruals	53,294	32,699
Gaming tax accruals	67,376	42,038
Land use right payable	29,781	13,763
Operating expense accruals	67,701	42,607
Interest rate swap liabilities	11,344	—

	$497,767	$442,671

10.	LONG-TERM DEBT

On September 5, 2007, Melco Crown Gaming (“Borrower”) entered into the City of Dreams Project Facility with certain lenders in the aggregate amount of $1,750,000 to fund the City of Dreams project. The City of Dreams Project Facility consists of a $1,500,000 term loan facility (the “Term Loan Facility”) and a $250,000 revolving credit facility (the “Revolving Credit Facility”). The Term Loan Facility matures on September 5, 2014 and is subject to quarterly amortization payments commencing on December 5, 2010. The Revolving Credit Facility matures on September 5, 2012 or, if earlier, the date of repayment, prepayment or cancellation in full of the Term Loan Facility and has no interim amortization payment. Drawdowns on the Term Loan Facility are, subject to

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

10.	LONG-TERM DEBT — (Continued)

satisfaction of conditions precedent specified in the City of Dreams Project Facility agreement, including registration of the land concession and execution of construction contracts, compliance with affirmative, negative and financial covenants and the provision of certificates from technical consultants, available until January 5, 2010. The Revolving Credit Facility will be made available on a fully revolving basis from the date upon which the Term Loan Facility has been fully drawn, to the date that is one month prior to the Revolving Credit Facility’s final maturity date.

The indebtedness under the City of Dreams Project Facility is guaranteed by certain subsidiaries of the Company (together with the Borrower collectively referred to as the “Borrowing Group”). Security for the City of Dreams Project Facility includes a first-priority mortgage over the lands where Altira Macau and the City of Dreams is located which are held by the subsidiaries of the Company, such mortgages also cover all present and any future buildings on, and fixtures to, the relevant land; an assignment of any land use rights under land concession agreements, leases or equivalent; charges over the bank accounts in respect of the Borrowing Group, subject to certain exceptions; assignment of the rights under certain insurance policies; first priority security over the chattels, receivables and other assets of the Borrowing Group which are not subject to any security under any other security documentation; first priority charges over the issued share capital of the Borrowing Group; equipment and tools used in the gaming business by the Borrowing Group; as well as other customary security.

The City of Dreams Project Facility agreement contains certain affirmative and negative covenants customary for such financings, including, but not limited to, limitations on incurring additional liens, incurring additional indebtedness, (including guarantees), making certain investment, paying dividends and other restricted payments, creating any subsidiaries and selling assets. The City of Dreams Project Facility also requires the Borrowing Group to comply with certain financial covenants, including, but not limited to, a consolidated leverage ratio, a consolidated interest cover ratio and a consolidated cash cover ratio.

In addition, there are provisions that limit or prohibit certain payment of dividends and other distributions by the Borrowing Group to the Company. As of December 31, 2009 and 2008, the net assets of the Borrowing Group of approximately $1,543,000 and $1,832,000 were restricted from being distributed under the terms of the City of Dreams Project Facility, respectively.

Melco Crown Gaming is also required to undertake a program to hedge 50% of the outstanding indebtedness on the City of Dreams Project Facility, which is achieved through interest rate swap agreements to limit the impact of increases in interest rates on its floating rate debt derived from the City of Dreams Project Facility. Details of the hedging agreements are included in Note 11 to the consolidated financial statements.

Borrowings under the City of Dreams Project Facility bear interest at the London Interbank Offered Rate (“LIBOR”) or Hong Kong Interbank Offered Rate (“HIBOR”) plus a margin of 2.75% per annum until substantial completion of the City of Dreams project, at which time the interest rate is reduced to LIBOR or HIBOR plus a margin of 2.50% per annum. The City of Dreams Project Facility also provides for further reductions in the margin if the Borrowing Group satisfy certain prescribed leverage ratio tests upon completion of the City of Dreams project. Melco Crown Gaming is obligated to pay a commitment fee quarterly in arrears on the undrawn amount of the City of Dreams Project Facility throughout the availability period. During the years ended December 31, 2009, 2008 and 2007, the Company incurred loan commitment fees of $2,253, $14,965 and $4,760, respectively.

In connection with the signing of the City of Dreams Project Facility in September 2007, Melco and Crown each provided an undertaking to the agent under the City of Dreams Project Facility, to contribute additional equity up to an aggregate of $250,000 (divided equally between Melco and Crown) to Melco Crown Gaming to pay any costs (i) associated with construction of the City of Dreams project and (ii) for which the agent has determined there is no other available funding. In support of such contingent equity commitment, Melco and Crown each provided letters of credit in favor of the security agent for the City of Dreams Project Facility to the amount of $250,000.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

10.	LONG-TERM DEBT — (Continued)

Balance of the contingent equity that Melco and Crown would be obliged to provide to Melco Crown Gaming is required to be maintained until the final completion date of the City of Dreams project, and when certain debt service reserve accounts are funded. The letters of credit amounting to $174,000 and $76,000 were released and replaced by short-term deposits placed by Melco Crown Gaming in May and September 2009, respectively.

Melco Crown Gaming drew down a total of $70,951, which includes $12,685 and HK$453,312,004 (equivalent to $58,266), during the year ended December 31, 2009 (2008: a total of $912,307, which includes $176,384 and HK$5,725,483,618 (equivalent to $735,923)) on the Term Loan Facility and a total of $199,740, which includes $32,469 and HK$1,301,364,572 (equivalent to $167,271) (2008: nil), were drawn on the Revolving Credit Facility, respectively.

As of December 31, 2009 and 2008, total outstanding borrowings relating to the City of Dreams Project Facility was $1,683,207 and $1,412,516, respectively. Management believes the Company is in compliance with all covenants as of December 31, 2009 and 2008. As of December 31, 2009, approximately $50,349 of the City of Dreams Project Facility remains available for future drawdown.

Total interest incurred on long-term debt for the years ended December 31, 2009, 2008 and 2007 were $50,824, $40,178 and $9,695, respectively, of which $37,374, $40,178 and $9,552, were capitalized as discussed in Note 2(i) to the consolidated financial statements.

During the years ended December 31, 2009 and 2008, the Company’s average borrowing rates were approximately 5.73% and 5.58% per annum, respectively.

Maturities of the Company’s long-term debt as of December 31, 2009 are as follows:

Year Ending December 31,

2010	$44,504
2011	267,024
2012	526,102
2013	385,702
2014	459,875

1,683,207
Current portion of long-term debt	(44,504)

$1,638,703

11.	OTHER LONG-TERM LIABILITIES

	December 31,
	2009	2008

Interest rate swap liabilities	$16,727	$34,733
Deferred rent liabilities	3,613	3,371
Other deposits received	279	200

	$20,619	$38,304

In connection with the signing of the City of Dreams Project Facility in September 2007 as disclosed in Note 10 to the consolidated financial statements, Melco Crown Gaming entered into floating-for-fixed interest rate swap agreements to limit its exposure to interest rate risk. In addition to the eight interest rate swap agreements

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

11.	OTHER LONG-TERM LIABILITIES — (Continued)

entered in 2007 that expire in 2010, Melco Crown Gaming entered into six and another three interest rate swap agreements in 2008 and 2009 that expire in 2011 and 2012, respectively. Under the interest rate swap agreements, Melco Crown Gaming pays a fixed interest rate ranging from 1.96% to 4.74% per annum of the notional amount, and receives variable interest which is based on the applicable HIBOR for each on the payment date. As of December 31, 2009 and 2008, the notional amounts of the outstanding interest rate swap agreements amounted to $842,127 and $714,235, respectively.

These interest rate swap agreements were and are expected to remain highly effective in fixing the interest rate and qualify for cash flow hedge accounting. Therefore, there was no impact on consolidated statements of operations from changes in the fair value of the hedging instruments. Instead, the fair value of the instruments were recorded as assets or liabilities on the Company’s consolidated balance sheets, with an offsetting adjustment to the accumulated other comprehensive income (loss).

As of December 31, 2009 and 2008, the fair values of interest rate swap agreements were recorded as interest rate swap liabilities, of which $11,344 and nil were included in accrued expenses and other current liabilities and $16,727 and $34,733 were included in other long-term liabilities, respectively. The Company estimates that over the next twelve months, $23,855 of the net unrealized losses on the interest rate swaps will be reclassified from accumulated other comprehensive income (loss) into interest expenses.

12.	FAIR VALUE MEASUREMENTS

The carrying values of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, other current assets, amounts due from (to) affiliated companies and shareholders, accounts payable, accrued expenses and other current liabilities approximate their fair values due to the short-term nature of these instruments. The carrying values of long-term debt, loans from shareholders and land use right payable approximate their fair values as they carry market interest rates. As of December 31, 2009, the Company did not have any non-financial assets or liabilities that are recognized or disclosed at fair value in the consolidated financial statements. The Company’s financial assets and liabilities recorded at fair value have been categorized based upon the fair value in accordance with the accounting standards. The following fair value hierarchy table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009:

	Quoted Prices
	in Active	Significant
	Market for	Other	Significant
	Identical	Observable	Unobservable	Balance as of
	Assets	Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2009

Interest rate swap liabilities	$—	$28,071	$—	$28,071

The Company has seventeen interest rate swap agreements. Eight of the interest rate swap agreements which expire in 2010 with an aggregate fair value of $11,344 were recorded as accrued expenses and other current liabilities. The remaining nine interest rate swap agreements with an aggregate fair value of $16,727 which expire in 2011 and 2012 accordingly were recorded as other long-term liabilities in the consolidated balance sheet. The fair values of the interest rate swap agreements are based on a standard valuation model that projects future cash flows and discounts those future cash flows to a present value using market-based observable inputs such as interest rate yields. Since significant observable inputs are used in the valuation model, the interest rate swap arrangements are considered a level 2 item in the fair value hierarchy.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

13.	CAPITAL STRUCTURE

On January 8, 2007, the Company issued 9,037,500 ADSs, representing 27,112,500 ordinary shares, pursuant to the underwriters’ option to subscribe these ADSs from the Company to cover over-allotments of the ADSs in its initial public offering in December 2006.

On November 6, 2007, the Company offered 37,500,000 ADSs, representing 112,500,000 ordinary shares, to the public in a follow-on offering.

On May 1, 2009, the Company issued 67,500,000 ordinary shares and 22,500,000 ADSs, representing a total of 135,000,000 ordinary shares, to the public in a follow-on offering with a net proceed after deducting the offering expenses amounted to $174,417.

On May 19, 2009, the Company approved the resolution to increase the authorized share capital from 1.5 billion ordinary shares of a nominal or par value of USD0.01 each to 2.5 billion ordinary shares of a nominal or par value of USD0.01 each.

On August 18, 2009, the Company issued an additional 42,718,445 ADSs, representing 128,155,335 ordinary shares, to the public in a further follow-on offering with a net proceed after deducting the offering expenses amounted to $209,112.

In connection with the Company’s restricted shares granted as disclosed in Note 15 to the consolidated financial statements, 8,297,110, 226,317 and 395,256 ordinary shares were vested and issued during the years ended December 31, 2009, 2008 and 2007, respectively.

The Company issued 2,614,706 and 385,180 ordinary shares to its depository bank for issuance to employees upon their future exercise of vested restricted shares and share options during the years ended December 31, 2009 and 2008, respectively. As of December 31, 2009, 2,528,319 of these ordinary shares have been issued to employees and the balance of 471,567 ordinary shares continues to be held by the Company for future issuance.

As of December 31, 2009 and 2008, the Company had 1,595,145,983 and 1,321,165,219 ordinary shares issued and outstanding, respectively.

14.	INCOME TAX CREDIT

The Company and certain subsidiaries are exempt from tax in the Cayman Islands or British Virgin Islands, where they are incorporated, however, the Company is subject to Hong Kong Profits Tax on its activities conducted in Hong Kong. Certain subsidiaries incorporated or conducting businesses in Hong Kong, Macau, the United States of America and other jurisdictions are subject to Hong Kong Profits Tax, Macau Complementary Tax, income tax in the United States of America and in other jurisdictions, respectively during the years ended December 31, 2009, 2008 and 2007.

Pursuant to the approval notices issued by Macau government dated June 7, 2007, Melco Crown Gaming has been exempted from Macau Complementary Tax for income generated from gaming operations for five years commencing from 2007 to 2011.

The Macau government has granted to a subsidiary of the Company, Altira Hotel Limited, the declaration of utility purpose benefit in 2007, pursuant to which, for a period of 12 years, it is entitled to a vehicle and property tax holiday on any vehicles and immovable property that it owns or has been granted. Under such tax holiday, it will also be allowed to double the maximum rates applicable regarding depreciation and reintegration for purposes of assessment of Macau Complementary Tax.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

14.	INCOME TAX CREDIT — (Continued)

The provision for income tax consisted of:

	Year Ended December 31,
	2009	2008	2007

Income tax provision for current year:
Macau Complementary Tax	$190	$—	$—
Hong Kong Profits Tax	731	892	1,301

Sub-total	921	892	1,301

Under (over) provision of income tax in prior years:
Macau Complementary Tax	$2	$—	$—
Hong Kong Profits Tax	351	(239)	—

Sub-total	353	(239)	—

Deferred tax (credit) charge:
Macau Complementary Tax	$(1,537)	$(2,038)	$(2,812)
Hong Kong Profits Tax	131	(85)	57

Sub-total	(1,406)	(2,123)	(2,755)

Total income tax credit	$(132)	$(1,470)	$(1,454)

A reconciliation of the income tax credit to loss before income tax per the consolidated statements of operations is as follows:

	Year Ended December 31,
	2009	2008	2007

Loss before income tax	$(308,593)	$(3,933)	$(179,605)
Macau Complementary Tax rate	12%	12%	12%
Income tax credit at Macau Complementary Tax rate	(37,031)	(472)	(21,553)
Effect of different tax rates of subsidiaries operating in other jurisdiction	235	126	641
Under (over) provision in prior year	353	(239)	—
Effect of income for which no income tax expense is payable	(633)	(1,102)	(2,671)
Effect of expense for which no income tax benefit is receivable	2,978	779	1,048
Effect of tax holiday granted by Macau government	—	(8,855)	—
Losses that cannot be carried forward	15,639	—	20,045
Change in valuation allowance	18,327	8,293	1,036

	$(132)	$(1,470)	$(1,454)

Macau Complementary Tax and Hong Kong Profits Tax have been provided at 12% (2008 and 2007: 12%) and 16.5% (2008: 16.5% and 2007: 17.5%) on the estimated taxable income earned in or derived from Macau and Hong Kong, respectively during the relevant years, if applicable. No provision of the income tax in the United States of America and other jurisdictions as the subsidiaries incurred tax loss for the years ended December 31, 2009, 2008 and 2007 where they operate.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

14.	INCOME TAX CREDIT — (Continued)

Melco Crown Gaming has been granted with tax holidays on casino gaming profits by the Macau government in 2007. Melco Crown Gaming reported net loss during the years ended December 31, 2009 and 2007 which had no impact to the basic and diluted loss per share of the Company. During the year ended December 31, 2008, Melco Crown Gaming reported net income and had the Company been required to pay such taxes, the Company’s consolidated net loss for the year ended December 31, 2008 would have been increased by $8,855 and basic and diluted loss per share would have reported additional loss of $0.007 per share. The Company’s non-gaming profits remain subject to the Macau Complementary Tax and its casino revenues remain subject to the Macau special gaming tax and other levies in accordance with its concession agreement.

The negative effective tax rates for the years ended December 31, 2009, 2008 and 2007 were 0.04%, 37.4% and 0.8%, respectively. The negative effective tax rate for the years ended December 31, 2009, 2008 and 2007 differ from the statutory Macau Complementary Tax rate of 12% primarily due to the effect of change in valuation allowance for the relevant years together with impact of net loss of Melco Crown Gaming during the years ended December 31, 2009 and 2007 and tax exemption granted by the Macau government as described in the preceding paragraph during the year ended December 31, 2008.

The deferred income tax assets and liabilities as of December 31, 2009 and 2008, consisted of the following:

	December 31,
	2009	2008

Deferred income tax assets
Net operating loss carryforwards	$33,085	$16,088
Depreciation and amortization	—	28

Sub-total	33,085	16,116

Valuation allowance
Current	(7,311)	(1,330)
Long-term	(25,774)	(14,758)

Sub-total	(33,085)	(16,088)

Total net deferred income tax assets	$—	$28

Deferred income tax liabilities
Land use rights	$(17,149)	$(18,686)
Intangible assets	(505)	(505)
Unrealized capital allowance	(103)	—

Net deferred income tax liabilities	$(17,757)	$(19,191)

As of December 31, 2009 and 2008, valuation allowance of $33,085 and $16,088 were provided respectively, as management does not believe that it is more likely than not that these deferred tax assets will be realized. As of December 31, 2009, operating loss carry forwards amounting to $60,930, $62,055 and $152,725 will expire in 2010, 2011 and 2012, respectively. Operating tax loss of $11,085 has expired during the year ended December 31, 2009.

Deferred tax, where applicable, is provided under the liability method at the enacted statutory income tax rate of the respective tax jurisdictions, applicable to the respective financial years, on the difference between the consolidated financial statements carrying amounts and income tax base of assets and liabilities.

An evaluation of the tax position for recognition was conducted by the Company by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

14.	INCOME TAX CREDIT — (Continued)

resolution of related appeals or litigation processes, if any. Uncertain tax benefits associated with the tax positions were measured based solely on the technical merits of being sustained on examinations. The Company concluded that there was no significant uncertain tax position requiring recognition in the consolidated financial statements for the years ended December 31, 2009, 2008 and 2007 and there is no material unrecognized tax benefit which would favourably affect the effective income tax rate in future periods. As of December 31, 2009 and 2008, there was no interest and penalties related to uncertain tax positions being recognized in the consolidated financial statements. The Company does not anticipate any significant increases or decreases to its liability for unrecognized tax benefit within the next twelve months.

The positions for tax years 2009, 2008 and 2007 remain open and subject to examination by the Hong Kong, Macau, and the United States of America and other jurisdictions’ tax authorities until the statue of limitations expire in each corresponding jurisdiction.

15.	SHARE-BASED COMPENSATION

The Company has adopted a share incentive plan in 2006, to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, directors and consultants and to promote the success of its business. Under the share incentive plan, the Company may grant either options to purchase the Company’s ordinary shares or restricted shares. The plan administrator will determine the exercise price of an option and set forth the price in the award agreement. The exercise price may be a fixed or variable price related to the fair market value of the Company’s ordinary shares. If the Company grants an incentive share option to an employee who, at the time of that grant, owns shares representing more than 10% of the voting power of all classes of its share capital, the exercise price cannot be less than 110% of the fair market value of its ordinary shares on the date of that grant. The term of an award shall not exceed 10 years from the date of the grant. The maximum aggregate number of shares which may be issued pursuant to all awards (including shares issuable upon exercise of options) is 100,000,000 over 10 years. The Board of Directors of the Company has approved the removal of the maximum award amount of 50,000,000 shares over the first five years. The removal of such maximum limit for the first five years was approved by the shareholders of the Company at the general meeting held in May 2009. As of December 31, 2009 and 2008, 62,964,552 shares and 69,570,105 shares out of 100,000,000 shares remain available for the grant of stock options or restricted shares respectively.

The Company granted ordinary share options to certain personnel during the years ended December 31, 2009 and 2008 with exercise price determined at the closing price of the date of grant. During the year ended December 31, 2007, the exercise price of share options granted in September 2007 were determined at the closing price preceding the date of grant; and exercise price of share options granted in November 2007 were determined at the higher of the average of the closing price for the five trading days following from the date of grant and the closing price on the fifth trading day. These ordinary share options became exercisable over different vesting periods ranging from three years to five years with different vesting scale. The ordinary share options granted expire 10 years after the date of grant, except for options granted in the exchange program, described below, which have a range of 7.7 to 8.3 year life.

During the year ended December 31, 2009, the Board of Directors of the Company approved a proposal to allow for a one-time stock option exchange program, designed to provide eligible employees an opportunity to exchange certain outstanding underwater stock options for a lesser amount of new stock options to be granted with lower exercise prices. Stock options eligible for exchange were those that were granted on or prior to April 11, 2008 under the Company’s share incentive plan in 2006. A total of approximately 5.4 million eligible stock options were tendered by employees, representing 94% of the total stock options eligible for exchange. The Company granted an aggregate of approximately 3.6 million new stock options in exchange for the eligible stock options surrendered. The exercise price of the new stock options was $1.43, which was the closing price of the Company’s ordinary share

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

15.	SHARE-BASED COMPENSATION — (Continued)

on the grant date. No incremental stock option expense was recognized for the exchange because the fair value of the new options, using Black-Scholes valuation model, was approximately equal to the fair value of the surrendered options they replaced. The significant assumptions used to determine the fair value of the new options includes expected dividend of nil, expected stock price volatility of 87.29%, risk-free interest rate of 2.11% and expected average life of 5.6 years.

During the year ended December 31, 2009, the Company settled bonus provision related to the year ended December 31, 2008 to senior level employees with approximately 6.4 million restricted shares granted and vested on the same date in 2009. The total fair value of those restricted shares amounted to $6,914 and approximated the bonus balance accrued as of December 31, 2008 in the consolidated balance sheet.

The Company has also granted restricted shares to certain personnel during the years ended December 31, 2009, 2008 and 2007. These restricted shares have a vesting period ranging from six months to five years. The grant date fair value is determined with reference to the market closing price at date of grant as adjusted by the factor that these restricted shares are not entitled to dividends during the vesting period.

The Company uses the Black-Scholes valuation model to determine the estimated fair value for each option grant issued, with highly subjective assumptions, changes in which could materially affect the estimated fair value. Expected volatility is based on the historical volatility of a peer group of publicly traded companies. Expected term is based upon the vesting term or the historical of expected term of publicly traded companies. The risk-free interest rate used for each period presented is based on the United States of America Treasury yield curve at the time of grant for the period equal to the expected term.

The fair value per option was estimated at the date of grant using the following weighted-average assumptions (excludes options granted in the 2009 stock option exchange program described above):

	December 31,
	2009	2008	2007

Expected dividend yield	—	—	—
Expected stock price volatility	74.60%	57.65%	38.26%
Risk-free interest rate	1.45%	1.67%	3.96%
Forfeiture rate	—	—	—
Expected average life of options (years)	5.5	4.7	5.2

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

15.	SHARE-BASED COMPENSATION — (Continued)

Share Options

A summary of share options activity under the share incentive plan as of December 31, 2009 and 2008, and changes during the years ended December 31, 2009, 2008 and 2007 are presented below:

			Weighted-
		Weighted-	Average
	Number of	Average	Remaining	Aggregate
	Share	Exercise Price	Contractual	Intrinsic
	Options	per Share	Term	Value

Outstanding at January 1, 2007	—	—
Granted	3,908,390	$5.02
Exercised	—	—
Forfeited	(191,514)	$5.06
Expired	—	—

Outstanding at December 31, 2007	3,716,876	$5.02
Granted	20,558,343	$1.83
Exercised	—	—
Forfeited	(2,003,178)	$4.34
Expired	(1,795)	$5.06

Outstanding at December 31, 2008	22,270,246	$2.14
Granted	4,792,536	$1.07
Granted under option exchange program	3,612,327	$1.43
Exercised	—	—
Forfeited	(2,809,419)	$1.93
Expired	(104,738)	$4.58
Cancelled under option exchange program	(5,418,554)	$4.39

Outstanding at December 31, 2009	22,342,398	$1.26	8.8	$1,600

Exercisable at December 31, 2009	364,950	$4.62	7.9	—

A summary of share options vested and expected to vest at December 31, 2009 are presented below:

Vested
Weighted-
		Weighted-	Average
	Number of	Average	Remaining	Aggregate
	Share	Exercise Price	Contractual	Intrinsic
	Options	per Share	Term	Value

Range of exercise prices per share ($4.01-$5.06) (Note)	364,950	$4.62	7.9	—

Note:  1,593,810 share options vested during the year ended December 31, 2009 of which 104,738 share options expired. In addition, 1,507,507 vested share options were cancelled under the option exchange program during the year ended December 31, 2009.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

15.	SHARE-BASED COMPENSATION — (Continued)

Share Options — (Continued)

Expected to Vest
Weighted-
		Weighted-	Average
	Number of	Average	Remaining	Aggregate
	Share	Exercise Price	Contractual	Intrinsic
	Options	per Share	Term	Value

Range of exercise prices per share ($1.01-$5.06)	21,977,448	$1.21	8.8	$1,600

The weighted-average fair value of share options granted during the years ended December 31, 2009 (excludes options granted in the 2009 stock option exchange program), 2008 and 2007 were $0.67, $0.80 and $1.64, respectively. No share options were exercised during the years ended December 31, 2009, 2008 and 2007 and therefore no cash proceeds and tax benefits were recognized.

As of December 31, 2009, there was $16,782 unrecognized compensation costs related to unvested share options. The costs are expected to be recognized over a weighted-average period of 2.71 years.

Restricted Shares

A summary of the status of the share incentive plan’s restricted shares as of December 31, 2009, and changes during the years ended December 31, 2009, 2008 and 2007 are presented below:

		Weighted-
	Number of	Average
	Restricted	Grant Date
	Shares	Fair Value

Unvested at January 1, 2007	2,532,010	$6.33
Granted	—	—
Vested	(395,256)	6.33
Forfeited	(130,310)	6.33

Unvested at December 31, 2007 and January 1, 2008	2,006,444	$6.33
Granted	6,529,844	1.30
Vested	(226,317)	6.33
Forfeited	(771,895)	5.88

Unvested at December 31, 2008 and January 1, 2009	7,538,076	$2.02
Granted	7,071,741	1.09
Vested	(10,825,445)	1.61
Forfeited	(538,341)	1.61

Unvested at December 31, 2009	3,246,031	$1.41

The total fair values at date of grant of the restricted shares vested during the years ended December 31, 2009, 2008 and 2007 were $17,433, $1,433 and $2,502, respectively.

As of December 31, 2009, there was $2,901 of unrecognized compensation costs related to restricted shares. The costs are expected to be recognized over a weighted-average period of 2.3 years.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

15.	SHARE-BASED COMPENSATION — (Continued)

Restricted Shares — (Continued)

The impact of share options and restricted shares for the years ended December 31, 2009, 2008 and 2007 recognized in the consolidated financial statements were as follows:

	Year Ended December 31,
	2009	2008	2007

Share options	$5,169	$2,598	$518
Restricted shares	6,638	4,420	4,828

Total share-based compensation expenses	11,807	7,018	5,346
Less: share-based compensation expenses capitalized	(422)	(163)	(90)

Share-based compensation recognized in general and administrative expenses	$11,385	$6,855	$5,256

16.	EMPLOYEE BENEFIT PLANS

The Company provides defined contribution plans for their employees in Macau, Hong Kong, United States of America and Singapore. For the years ended December 31, 2009, 2008 and 2007, the Company’s contributions into the provident fund were $5,012, $4,584 and $1,495, respectively.

17.	DISTRIBUTION OF PROFITS

All subsidiaries incorporated in Macau are required to set aside a minimum of 10% to 25% of the entity’s profit after taxation to the legal reserve until the balance of the legal reserve reaches a level equivalent to 25% to 50% of the entity’s share capital in accordance with the provisions of the Macau Commercial Code. The legal reserve sets aside an amount from the subsidiaries’ statements of operations and is not available for distribution to the shareholders of the subsidiaries. The appropriation of legal reserve is recorded in the subsidiaries’ financial statements in the year in which it is approved by the boards of directors of the relevant subsidiaries. As of December 31, 2009 and 2008, the balance of the reserve amounted to $3 in each of those years.

The City of Dreams Project Facility signed in September 2007 contains restrictions on payment of dividends for the Borrowing Group. There is a restriction on paying dividends during the construction phase of the City of Dreams project. Upon completion of the construction of the City of Dreams, the relevant subsidiaries will only be able to pay dividends if they satisfy certain financial tests and conditions.

18.	COMMITMENTS AND CONTINGENCIES

(a)	Capital Commitments

As of December 31, 2009, the Company had capital commitments contracted for but not provided mainly for the construction and acquisition of property and equipment for the City of Dreams project totaling $32,602.

Melco Crown (COD) Developments and Melco Crown Gaming, subsidiaries of the Company, accepted in principle an offer from the Macau government to acquire the Cotai Land in Macau, where the City of Dreams site located, for approximately $105,091, with $37,437 paid at signing of the government lease in February 2008. In August 2008, Melco Crown (COD) Developments obtained the official title of this land use right for approximately $105,091, of which $58,340 has been paid as of December 31, 2009 and the remaining amount of $46,751, accrued with 5% interest per annum, will be paid in six biannual instalments. In November 2009, Melco Crown (COD) Developments and Melco Crown Gaming accepted in principle the initial terms for the revision of the land lease

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

18.	COMMITMENTS AND CONTINGENCIES — (Continued)

(a)	Capital Commitments — (Continued)

agreement from the Macau government and recognized additional land premium of $32,118 payable to the Macau government for the increased developable gross floor area of Cotai Land for City of Dreams. The total outstanding balances of the land use right has been included in accrued expenses and other current liabilities in an amount of $29,781 and in land use right payable in an amount of $39,432, respectively as of December 31, 2009. A guarantee deposit of approximately $424 was also paid upon signing of the government lease in February 2008. According to the terms of the revised offer from the Macau government, payment in the form of government land use fees in an aggregate amount of $1,185 per annum is payable to the Macau government and such amount may be adjusted every five years as agreed between the Macau government and Melco Crown (COD) Developments, using the applicable market rates in effect at the time of the adjustment. As of December 31, 2009, the Company’s total commitments of payment in form of government land use fees for the City of Dreams site was $27,938. In March 2010, Melco Crown (COD) Developments and Melco Crown Gaming accepted the final terms for the revision of the land lease agreement and fully paid the additional land premium to the Macau government. Following the publication in the Macau official gazette of such revision, the land grant amendment process will be complete.

In 2006, the Macau government had officially granted the Taipa Land to Altira Developments Limited (“Altira Developments”), a subsidiary of the Company. A guarantee deposit of approximately $20 was paid upon signing of the lease in 2006. Payment in the form of government land use fees in an aggregate amount of $171 per annum became payable to the Macau government and such amount may be adjusted every five years as agreed between the Macau government and Altira Developments, using the applicable market rates in effect at the time of the adjustment. As of December 31, 2009, the Company’s total commitments of payment in form of government land use fees for the Altira Macau site was $3,624.

(b)	Lease Commitments and Other Arrangements

Operating Leases — As a lessee

The Company leases office space, Mocha Club sites, staff quarters and certain equipment under non-cancellable operating lease agreements that expire at various dates through December 2021. Those lease agreements provide for periodic rental increases based on both contractual agreed incremental rates and on the general inflation rate once agreed by the Company and its lessor. During the years ended December 31, 2009, 2008 and 2007, the Company incurred rental expenses amounting to $14,557, $12,060 and $11,716, respectively.

As of December 31, 2009, minimum lease payments under all non-cancellable leases were as follows:

Year Ending December 31,

2010	$10,013
2011	6,306
2012	5,318
2013	5,182
2014	3,853
Over 2014	9,667

Total minimum lease payments	$40,339

As grantor of operating and right to use arrangement

The Company entered into non-cancellable operating and right to use agreements for mall spaces in the City of Dreams site with various retailers that expire at various dates through May 2016. Certain of the operating and right

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

18.	COMMITMENTS AND CONTINGENCIES — (Continued)

(b)	Lease Commitments and Other Arrangements — (Continued)

As grantor of operating and right to use arrangement — (Continued)

to use agreements include minimum base fee and operating fee with escalated contingent fee clauses. During the years ended December 31, 2009, 2008 and 2007, the Company received contingent fees amount to $5,547, nil and nil, respectively.

As of December 31, 2009, minimum future fees to be received under all non-cancellable operating and right to use agreements were as follows:

Year Ending December 31,

2010	$8,293
2011	8,287
2012	7,793
2013	7,185
2014	7,182
Over 2014	4,590

Total minimum future fees to be received	$43,330

The total minimum future fees do not include the escalated contingent fee clauses.

(c)	Other Commitments

On September 8, 2006, the Macau government granted a gaming subconcession to Melco Crown Gaming to operate the gaming business in Macau. Pursuant to the gaming subconcession agreement, Melco Crown Gaming has committed to the following:

i) To make a minimum investment in Macau of $499,164 (MOP 4,000,000,000) by December 2010.

ii) To pay the Macau government a fixed annual premium of $3,744 (MOP30,000,000) starting from June 26, 2009 or earlier, if the hotel, casino and resort projects operated by the Company’s subsidiaries are not completed by then.

iii) To pay the Macau government a variable premium depending on the number and type of gaming tables and gaming machines that the Company operates. The variable premium is calculated as follows:

•	$37 (MOP300,000) per year for each gaming table (subject to a minimum of 100 tables) reserved exclusively for certain kind of games or to certain players;

•	$19 (MOP150,000) per year for each gaming table (subject to a minimum of 100 tables) not reserved exclusively for certain kind of games or to certain players; and

•	$0.1 (MOP1,000) per year for each electrical or mechanical gaming machine, including the slot machine.

iv) To pay the Macau government a sum of 1.6% of the gross revenues of the gaming business operations on a monthly basis, that will be made available to a public foundation for the promotion, development and study of social, cultural, economic, educational, scientific, academic and charity activities, to be determined by the Macau government.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

18.	COMMITMENTS AND CONTINGENCIES — (Continued)

(c)	Other Commitments — (Continued)

v) To pay the Macau government a sum of 2.4% of the gross revenues of the gaming business operations on a monthly basis, which will be used for urban development, tourist promotion and the social security of Macau.

vi) To pay special gaming tax to the Macau government of an amount equal to 35% of the gross revenues of the gaming business operations on a monthly basis.

vii) Melco Crown Gaming must maintain two bank guarantees issued by a specific bank with the Macau government as the beneficiary in a maximum amount of $62,395 (MOP500,000,000) from September 8, 2006 to September 8, 2011 and a maximum amount of $37,437 (MOP300,000,000) from that date until the 180th day after the termination date of the gaming subconcession. A sum of 1.75% of the guarantee amount will be payable by Melco Crown Gaming quarterly to such bank.

As of December 31, 2009, the Company had other commitments contracted for but not provided in respect of shuttle buses and limousines services mainly for the operations of Altira Macau and the City of Dreams projects totaling $2,590. Expenses for the shuttle buses and limousines services during the years ended December 31, 2009 and 2008 amounted to $10,653 and $3,457, respectively.

As of December 31, 2009, the Company had other commitments contracted for but not provided in respect of cleaning, maintenance, consulting, marketing and other services mainly for the operations of Altira Macau and the City of Dreams projects totaling $4,786. Expenses for such services during the years ended December 31, 2009 and 2008 amounted to $5,561 and $2,432, respectively.

As of December 31, 2009, the Company had other commitments contracted but not provided in respect of trademark and memorabilia license fee for operations of City of Dreams hotels and casino totalling $8,479. Expenses for the trademark and memorabilia license fee during the years ended 31 December 2009 and 2008 amounted to $889 and nil, respectively.

(d)	Contingencies

As of December 31, 2009, the Melco Crown Gaming has issued a promissory note (“livranca”) of $68,635 (MOP550,000,000) to a bank in respect of bank guarantees issued to the Macau government as disclosed in Note
18(c)(vii) to the consolidated financial statements.

As of December 31, 2009, the Company has entered into two deeds of guarantee with third parties to guarantee certain payment obligations of the City of Dreams’ operations amounted to $10,000.

As of December 31, 2009, the Company has entered into a bank guarantee issued to the Macau government amounting to $22,462 (MOP180,000,000) to guarantee payment of additional land premium payable as disclosed in Note 8 to the consolidated financial statements.

(e)	Litigation

The Company is currently a party to certain legal proceedings which relate to matters arising out of the ordinary course of its business. Management does not believe that the outcome of such proceedings will have a material adverse effect on the Company’s financial position or results of operations.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

19.	RELATED PARTY TRANSACTIONS

During the years ended December 31, 2009, 2008 and 2007, the Company entered into the following material related party transactions:

	Year Ended December 31,
	2009	2008	2007

Amounts paid/payable to affiliated companies
Advertising and promotional expenses	$211	$597	$65
Consultancy fee capitalized in construction in progress	1,312	246	2,294
Consultancy fee recognized as expense	1,301	1,168	4,150
Management fees	45	1,698	—
Network support fee	28	52	238
Office rental	2,354	1,466	1,114
Operating and office supplies	257	255	707
Project management fees capitalized in construction in progress	—	—	1,442
Property and equipment	59,482	16,327	12,141
Repairs and maintenance	87	655	41
Service fee expense	748	781	—
Traveling expense capitalized in construction in progress	65	66	—
Traveling expense recognized as expense	2,809	1,387	746

Amounts received/receivable from affiliated companies
Other service fee income	896	276	—
Rooms and food and beverage income	23	100	41
Sales proceeds for disposal of property and equipment	—	2,788	—

Amounts paid/payable to shareholders
Interest charges capitalized in construction in progress	963	3,367	4,167
Interest charges recognized as expense	215	—	758

Details of those material related party transactions provided in the table above are as follows:

(a)	Amounts Due From Affiliated Companies

Melco’s subsidiary and its associated company — Melco’s subsidiary and its associated company purchased rooms and food and beverage services from the Company during the years ended December 31, 2009, 2008 and 2007. Property and equipment was purchased from Melco’s associated company during the year ended December 31, 2009. The outstanding balances due from Melco’s subsidiary and its associated company as of December 31, 2009 and 2008 were $1 and $28, respectively, and the amounts were unsecured, non-interest bearing and repayable on demand.

(b)	Amounts Due To Affiliated Companies

Elixir International Limited, or Elixir — The Company purchased property and equipment and services including repairs and maintenance, operating and office supplies, network support and consultancy from Elixir, a wholly-owned subsidiary of Melco, primarily related to the Altira Macau and City of Dreams projects during the years ended December 31, 2009, 2008 and 2007. Certain gaming machines were sold to Elixir during the year ended December 31, 2008 and Elixir purchased rooms and food and beverage services from the Company during the years ended December 31, 2009, 2008 and 2007. As of December 31, 2009, the outstanding balance due to Elixir of

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

19.	RELATED PARTY TRANSACTIONS — (Continued)

(b)	Amounts Due To Affiliated Companies — (Continued)

$5,046. As of December 31, 2008, the outstanding balance was a receivable from Elixir of $622. These amounts were unsecured, non-interest bearing and repayable on demand.

Sociedade de Turismo e Diversões de Macau, S.A.R.L., or STDM and its subsidiaries (together with STDM referred to STDM Group) and Shun Tak Holdings Limited and its subsidiaries (referred to Shun Tak Group) — The Company incurred expenses associated with its use of STDM and Shun Tak Group ferry and hotel accommodation services within Hong Kong and Macau during the years ended December 31, 2009, 2008 and 2007. Relatives of Mr. Lawrence Ho, the Company’s Co-Chairman and Chief Executive Officer, have beneficial interests within those companies. The traveling expenses in connection with construction of the Altira Macau and City of Dreams projects were capitalized as costs related to construction in progress during the construction period. STDM Group and Shun Tak Group provided advertising and promotional services to the Company during the years ended December 31, 2009, 2008 and 2007. The Company incurred rental expense from leasing office premises from STDM Group and Shun Tak Group during the years ended December 31, 2009, 2008 and 2007. As of December 31, 2009 and 2008, the outstanding balances due to STDM Group of $171 and $215 and Shun Tak Group of $440 and $8, respectively, were unsecured, non-interest bearing and repayable on demand.

Melco’s subsidiaries and its associated companies — Melco’s subsidiaries and its associated companies provided services to the Company primarily for the construction of Altira Macau and City of Dreams projects and the operations which included management of general and administrative matters for the years ended December 31, 2009, 2008 and 2007, consultancy fees during the years ended December 31, 2009 and 2008, and advertising and promotion, network support, system maintenance and administration support and repairs and maintenance fee during the years ended December 31, 2008 and 2007. The Company incurred rental expense from leasing office premises from Melco’s subsidiaries during the years ended December 31, 2009, 2008 and 2007. The Company purchased property and equipment from Melco’s subsidiaries and its associated companies during the years ended December 31, 2009, 2008 and 2007 and purchased operating and office supplies during the years ended December 31, 2008 and 2007. The Company reimbursed Melco’s subsidiaries for service fees incurred on its behalf for rental, office administration, travel and security coverage for the operation of the office of the Company’s Chief Executive Officer during the years ended December 31, 2009 and 2008. Melco’s subsidiaries and its associated companies purchased rooms and food and beverage services from the Company during the years ended December 31, 2009, 2008 and 2007. Other service fee income was received from Melco’s subsidiary during the year ended December 31, 2009. Melco’s subsidiaries fees charged for management of general administrative services, project management and consultancy, were determined based on actual cost incurred during the year ended December 31, 2007. The project management fee and consultancy fee in connection with the construction of Altira Macau and City of Dreams projects were capitalized as costs related to construction in progress during the construction period during the year ended December, 31, 2007 and no further project management fee incurred for 2008 and 2009.

As of December 31, 2009 and 2008, the outstanding balances due to Melco’s subsidiaries and its associated companies of $720 and $1,507, respectively, were unsecured, non-interest bearing and repayable on demand.

Lisboa Holdings Limited, or Lisboa and Sociedade de Jogos de Macau S.A., or SJM — During the years ended December 31, 2009, 2008 and 2007, the Company paid rental expenses and service fees for Mocha Clubs gaming premises to Lisboa and SJM, companies in which a relative of Mr. Lawrence Ho has beneficial interest. There was no outstanding balance as of December 31, 2009 and 2008.

Crown’s subsidiary — Crown’s subsidiary provided services to the Company primarily for the construction of Altira Macau and City of Dreams projects and the operations which included general consultancy and management of sale representative offices during the years ended December 31, 2009, 2008 and 2007. Part of the consultancy

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

19.	RELATED PARTY TRANSACTIONS — (Continued)

(b)	Amounts Due To Affiliated Companies — (Continued)

charges was capitalized as costs related to construction in progress during construction period for the years ended December 31, 2009, 2008 and 2007. The Company reimbursed Crown’s subsidiary for associated costs including traveling expenses during the years ended December 31, 2009, 2008 and 2007. The Company purchased property and equipment from Crown’s subsidiary during the years ended December 31, 2009, 2008 and 2007. The Company received other service fee income from Crown’s subsidiary during the years ended December 31, 2009 and 2008. Crown’s subsidiary purchased rooms and food and beverage services from the Company during the years ended December 31, 2008 and 2007. As of December 31, 2009 and 2008, the outstanding balances due to Crown’s subsidiary of $975 and $241, respectively, were unsecured, non-interest bearing and repayable on demand.

Shuffle Master Asia Limited, or Shuffle Master, and Stargames Corporation Pty. Limited, or Stargames — The Company purchased spare parts, property and equipment and lease of equipment with Shuffle Master during the years ended December 31, 2009, 2008 and 2007. The Company incurred repairs and maintenance expense with Shuffle Master and Stargames during the year ended December 31, 2008 and purchased property and equipment and lease of equipment with Stargames during the year ended December 31, 2007, in which the Company’s former Chief Operating Officer during this period was an independent non-executive director of its parent company. There was no outstanding balance with Stargames as of December 31, 2009 and 2008. As of December 31, 2009 and 2008, the outstanding balances due to Shuffle Master of nil and $4, respectively, were unsecured, non-interest bearing and repayable on demand.

Chang Wah Garment Manufacturing Company Limited, or Chang Wah — The Company purchased uniforms from Chang Wah during the years ended December 31, 2009 and 2008, a company in which a relative of Mr. Lawrence Ho has beneficial interest, for Altira Macau and the City of Dreams projects. As of December 31, 2009 and 2008, the outstanding balance due to Chang Wah of $32 and $10, respectively, were unsecured, non-interest bearing and repayable on demand.

MGM Grand Paradise Limited, or MGM — The Company paid rental expenses and purchased property and equipment from MGM during the year ended December 31, 2009, a company in which a relative of Mr. Lawrence Ho has beneficial interest, for the City of Dreams project. There was no outstanding balance with MGM as of December 31, 2009.

(c)	Amounts Due To/Loans From Shareholders

Melco and Crown provided loans to the Company mainly used for working capital purposes, for the acquisition of the Altira Macau and the City of Dreams sites and for construction of Altira Macau and City of Dreams.

The outstanding loan balances due to Melco as of December 31, 2009 and 2008 amounted to $74,367 in each of those years, were unsecured and interest bearing at 3-months HIBOR per annum and at 3-months HIBOR plus 1.5% per annum only during the period from May 16, 2008 to May 15, 2009. As of December 31, 2009, the loan balance due to Melco was repayable in May 2011.

Melco purchased rooms and food and beverage services from the Company during the year ended December 31, 2009. The amounts of $17 and $916 due to Melco as of December 31, 2009 and 2008, respectively, mainly related to interest payable on the outstanding loan balances, were unsecured, non-interest bearing and repayable on demand.

The outstanding loan balances due to Crown as of December 31, 2009 and 2008 amounted to $41,280 in each of those years, were unsecured and interest bearing at 3-months HIBOR per annum. As of December 31, 2009, the loan balance due to Crown was repayable in May 2011.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

19.	RELATED PARTY TRANSACTIONS — (Continued)

(c)	Amounts Due To/Loans From Shareholders — (Continued)

The amounts of $8 and $116 due to Crown as of December 31, 2009 and 2008, respectively, related to interest payable on the outstanding loan balances, were unsecured, non-interest bearing and repayable on demand.

(d)   As disclosed in Note 7 to the consolidated financial statements, on May 17, 2006, MPEL Macau Peninsula entered into a conditional agreement to acquire a third development site located on the shoreline of Macau Peninsula near the current Macau Ferry Terminal or Macau Peninsula site. The acquisition was through the purchase of the entire issued share capital of a company holding title to the Macau Peninsula site. Dr. Stanley Ho was one of the directors but held no shares in such company. Dr. Stanley Ho is the father of Mr. Lawrence Ho, the chairman of Melco until he resigned this position in March 2006. The title holding company holds the rights to the land lease of Macau Peninsula site which was approximately 6,480 square meters. The aggregate consideration was $192,802, payable in cash of which a deposit of $12,853 was paid upon signing of the sale and purchase agreement, financed from Melco and Crown, equally. The targeted completion date of July 27, 2009 for the acquisition of the Macau Peninsula site passed and the acquisition agreement was terminated by the relevant parties on December 17, 2009. The deposit under the acquisition agreement was refunded to the Company in December 2009.

20.	SEGMENT INFORMATION

The Company is principally engaged in the gaming and hospitality business. The chief operating decision maker monitors its operations and evaluates earnings by reviewing the assets and operations of Mocha Clubs, Altira Macau and City of Dreams. As of December 31, 2008, Mocha Clubs and Altira Macau were the two primary businesses of the Company. Subsequent to the opening of City of Dreams in June 2009, City of Dreams has become one of the three primary businesses of the Company as of December 31, 2009. Taipa Square Casino is included within Corporate and Others. All revenues were generated in Macau.

Total Assets

	December 31,
	2009	2008

Mocha Clubs	$144,455	$166,241
Altira Macau	594,743	617,383
City of Dreams	3,093,310	2,117,951
Corporate and Others	1,067,861	1,596,714

Total consolidated assets	$4,900,369	$4,498,289

Capital Expenditures

	Year Ended December 31,
	2009	2008	2007

Mocha Clubs	$11,448	$15,491	$13,297
Altira Macau	6,712	6,275	203,845
City of Dreams	808,424	1,148,098	519,522
Corporate and Others	2,152	21,334	4,219

Total capital expenditures	$828,736	$1,191,198	$740,883

For the years ended December 31, 2009, 2008 and 2007, there was no single customer that contributed more than 10% of the total revenues.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

20.	SEGMENT INFORMATION — (Continued)

The Company’s segment information on its results of operations for the following years is as follows:

	Year Ended December 31,
	2009	2008	2007

NET REVENUES
Mocha Clubs	$97,984	$91,967	$81,343
Altira Macau	658,043	1,313,047	277,153
City of Dreams	552,141	—	—
Corporate and Others	24,705	11,120	—

Total net revenues	1,332,873	1,416,134	358,496

ADJUSTED PROPERTY EBITDA(1)
Mocha Clubs	25,416	25,805	22,056
Altira Macau	13,702	162,487	(22,444)
City of Dreams	56,666	(23)	(314)

Total adjusted property EBITDA	95,784	188,269	(702)

OPERATING COSTS AND EXPENSES
Pre-opening costs	(91,882)	(21,821)	(40,032)
Amortization of gaming subconcession	(57,237)	(57,237)	(57,190)
Amortization of land use rights	(18,395)	(18,269)	(17,276)
Depreciation and amortization	(141,864)	(51,379)	(39,466)
Share-based compensation	(11,385)	(6,855)	(5,256)
Marketing expense relating to Altira Macau opening	—	—	(11,959)
Property charges and others	(7,040)	(290)	(387)
Corporate and others expenses	(40,028)	(31,244)	(23,549)

Total operating costs and expenses	(367,831)	(187,095)	(195,115)

OPERATING (LOSS) INCOME	(272,047)	1,174	(195,817)

NON-OPERATING (EXPENSES) INCOME
Interest income	498	8,215	18,640
Interest expenses, net of capitalized interest	(31,824)	—	(770)
Amortization of deferred financing costs	(5,974)	(765)	(1,005)
Loan commitment fees	(2,253)	(14,965)	(4,760)
Foreign exchange gain, net	491	1,436	3,832
Other income, net	2,516	972	275

Total non-operating (expenses) income	(36,546)	(5,107)	16,212

LOSS BEFORE INCOME TAX	(308,593)	(3,933)	(179,605)
INCOME TAX CREDIT	132	1,470	1,454

NET LOSS	$(308,461)	$(2,463)	$(178,151)

Note

(1)	“Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, other expenses (including pre-opening costs, share-based compensation, marketing expense relating to Altira Macau opening in May 2007, property charges and others, corporate and other expenses and non-operating income (expenses)). The chief operating decision maker used Adjusted property EBITDA to measure the operating performance of Mocha Clubs, Altira Macau and City of Dreams.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

21.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION

In May 2010, MCE Finance Limited (formerly known as MPEL Holdings Limited, Melco PBL Holdings Limited and MPBL Limited) (“Issuer”), a subsidiary of MCE (the “Parent”), issued US$600 million in 10.25% senior notes due in 2018 (“Senior Notes”) and listed those Senior Notes on the Official List of the Singapore Exchange Securities Trading Limited. The Parent and its subsidiary, MPEL International Limited, fully and unconditionally and jointly and severally guaranteed the Senior Notes issued by the Issuer on a senior secured basis. Certain other indirect subsidiaries of the Issuer, including Melco Crown Gaming, fully and unconditionally and jointly and severally guaranteed the Senior Notes on a senior subordinated secured basis.

The Issuer and all subsidiary guarantors except Melco Crown Gaming are 100% directly or indirectly owned by the Parent guarantor. Certain Macau laws require companies limited by shares (sociedade anónima) incorporated in Macau to have a minimum of three shareholders, and all gaming concessionaires and subconcessionaires to be managed by a Macau permanent resident, the managing director, who must hold at least 10% of the share capital of the concessionaire or subconcessionaire. In accordance with such Macau laws, approximately 90% of the share capital of Melco Crown Gaming is indirectly owned by the Parent. While MCE complies with the Macau laws, Melco Crown Gaming is considered an indirectly 100% owned subsidiary of the Parent for purposes of the consolidated financial statements of the Parent because the economic interest of the 10% holding of the managing director is limited to, in aggregate with other class A shareholders, MOP 1 on the winding up or liquidation of Melco Crown Gaming and to receive an aggregate annual dividend of MOP 1. The City of Dreams Project Facility and the gaming subconcession agreement significantly restrict the Parent’s, the Issuer’s and the subsidiary guarantors’ ability to obtain funds from each other guarantor subsidiary in the form of a dividend or loan.

Condensed consolidating financial statements for the Parent, Issuer, guarantor subsidiaries and non-guarantor subsidiaries as of December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008, and 2007 are presented in the following tables. Information has been presented such that investments in subsidiaries, if any, are accounted for under the equity method and the principal elimination entries eliminate the investments in subsidiaries and intercompany balances and transactions. Additionally, the guarantor and non-guarantor subsidiaries are presented on a combined basis.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

21.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS
December 31, 2009

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$34,358	$—	$177,057	$1,183	$—	$212,598
Restricted cash	—	—	233,085	3,034	—	236,119
Accounts receivables, net	—	—	299,700	—	—	299,700
Amounts due from affiliated companies	—	—	14	31	(44)	1
Intercompany receivables	64,676	—	10,069	176,169	(250,914)	—
Inventories	—	—	6,534	—	—	6,534
Prepaid expenses and other current assets	12,605	—	15,101	1,718	(9,656)	19,768

Total current assets	111,639	—	741,560	182,135	(260,614)	774,720

PROPERTY AND EQUIPMENT, NET	—	—	2,773,321	13,325	—	2,786,646
GAMING SUBCONCESSION, NET	—	—	713,979	—	—	713,979
INTANGIBLE ASSETS, NET	—	—	4,220	—	—	4,220
GOODWILL	—	—	81,915	—	—	81,915
INVESTMENTS IN SUBSIDIARIES	2,697,541	1,665,989	4,058,121	6,301	(8,427,952)	—
LONG-TERM PREPAYMENT AND DEPOSITS	1,178	—	50,685	502	—	52,365
DEFERRED FINANCING COST	—	—	38,948	—	—	38,948
LAND USE RIGHTS, NET	—	—	447,576	—	—	447,576

TOTAL	$2,810,358	$1,665,989	$8,910,325	$202,263	$(8,688,566)	$4,900,369

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$—	$—	$8,719	$—	$—	$8,719
Accrued expenses and other current liabilities	3,302	—	500,273	3,848	(9,656)	497,767
Income tax payable	387	—	—	381	—	768
Current portion of long-term debt	—	—	44,504	—	—	44,504
Intercompany payables	180,336	1	64,185	6,392	(250,914)	—
Amounts due to affiliated companies	1,620	—	5,655	153	(44)	7,384
Amounts due to shareholders	22	—	—	3	—	25

Total current liabilities	185,667	1	623,336	10,777	(260,614)	559,167

LONG-TERM DEBT	—	—	1,638,703	—	—	1,638,703
OTHER LONG-TERM LIABILITIES	—	—	20,606	13	—	20,619
DEFERRED TAX LIABILITIES	—	—	17,654	103	—	17,757
ADVANCE FROM ULTIMATE HOLDING COMPANY	—	—	1,021,869	11,254	(1,033,123)	—
LOANS FROM SHAREHOLDERS	115,647	—	—	—	—	115,647
LAND USE RIGHT PAYABLE	—	—	39,432	—	—	39,432

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	2,509,044	1,665,988	5,548,725	180,116	(7,394,829)	2,509,044

TOTAL	$2,810,358	$1,665,989	$8,910,325	$202,263	$(8,688,566)	$4,900,369

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

21.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS
December 31, 2008

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$163,014	$—	$645,839	$6,291	$—	$815,144
Restricted cash	—	—	67,977	—	—	67,977
Accounts receivables, net	—	—	72,755	—	—	72,755
Amounts due from affiliated companies	—	—	650	46	(46)	650
Intercompany receivables	580,423	—	6,066	149,663	(736,152)	—
Inventories	—	—	2,170	—	—	2,170
Prepaid expenses and other current assets	720	—	16,736	100	—	17,556

Total current assets	744,157	—	812,193	156,100	(736,198)	976,252

PROPERTY AND EQUIPMENT, NET	—	—	2,091,618	16,104	—	2,107,722
GAMING SUBCONCESSION, NET	—	—	771,216	—	—	771,216
INTANGIBLE ASSETS, NET	—	—	4,220	—	—	4,220
GOODWILL	—	—	81,915	—	—	81,915
INVESTMENTS IN SUBSIDIARIES	1,967,503	1,955,392	4,058,337	6,176	(7,987,408)	—
LONG-TERM PREPAYMENT AND DEPOSITS	1,715	—	58,803	376	—	60,894
DEFERRED TAX ASSETS	—	—	—	28	—	28
DEFERRED FINANCING COST	—	—	49,336	—	—	49,336
DEPOSIT FOR ACQUISITION OF LAND INTEREST	—	—	—	12,853	—	12,853
LAND USE RIGHTS, NET	—	—	433,853	—	—	433,853

TOTAL	$2,713,375	$1,955,392	$8,361,491	$191,637	$(8,723,606)	$4,498,289

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$—	$—	$2,494	$—	$—	$2,494
Accrued expenses and other current liabilities	4,907	—	435,907	1,863	(6)	442,671
Income tax payable	1,296	—	—	658	—	1,954
Intercompany payables	180,336	1	552,053	3,762	(736,152)	—
Amounts due to affiliated companies	1,553	—	313	159	(40)	1,985
Amounts due to shareholders	1,032	—	—	—	—	1,032

Total current liabilities	189,124	1	990,767	6,442	(736,198)	450,136

LONG-TERM DEBT	—	—	1,412,516	—	—	1,412,516
OTHER LONG-TERM LIABILITIES	—	—	38,268	36	—	38,304
DEFERRED TAX LIABILITIES	—	—	19,191	—	—	19,191
ADVANCE FROM ULTIMATE HOLDING COMPANY	—	—	8,368	—	(8,368)	—
LOANS FROM SHAREHOLDERS	115,647	—	—	—	—	115,647
LAND USE RIGHT PAYABLE	—	—	53,891	—	—	53,891

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	2,408,604	1,955,391	5,838,490	185,159	(7,979,040)	2,408,604

TOTAL	$2,713,375	$1,955,392	$8,361,491	$191,637	$(8,723,606)	$4,498,289

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

21.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the year ended December 31, 2009

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

OPERATING REVENUES
Casino	$—	$—	$1,304,634	$—	$—	$1,304,634
Rooms	—	—	42,598	—	(1,383)	41,215
Food and beverage	—	—	29,450	—	(1,270)	28,180
Entertainment, retail and others	—	—	10,103	1	1,773	11,877

Gross revenues	—	—	1,386,785	1	(880)	1,385,906
Less: promotional allowances	—	—	(53,033)	—	—	(53,033)

Net revenues	—	—	1,333,752	1	(880)	1,332,873

OPERATING COSTS AND EXPENSES
Casino	—	—	(1,130,887)	—	585	(1,130,302)
Rooms	—	—	(6,402)	—	45	(6,357)
Food and beverage	—	—	(16,936)	—	83	(16,853)
Entertainment, retail and others	—	—	(4,283)	—	279	(4,004)
General and administrative	(21,089)	—	(122,884)	(22,584)	35,571	(130,986)
Pre-opening costs	—	—	(91,994)	(530)	642	(91,882)
Amortization of gaming subconcession	—	—	(57,237)	—	—	(57,237)
Amortization of land use rights	—	—	(18,395)	—	—	(18,395)
Depreciation and amortization	—	—	(139,875)	(1,989)	—	(141,864)
Property charges and others	—	—	(4,185)	(2,855)	—	(7,040)

Total operating costs and expenses	(21,089)	—	(1,593,078)	(27,958)	37,205	(1,604,920)

OPERATING LOSS	(21,089)	—	(259,326)	(27,957)	36,325	(272,047)

NON-OPERATING (EXPENSES) INCOME
Interest (expenses) income, net	(119)	—	(31,208)	1	—	(31,326)
Other finance costs	—	—	(8,227)	—	—	(8,227)
Foreign exchange (loss) gain, net	(115)	—	711	(98)	(7)	491
Other income, net	15,127	—	303	23,404	(36,318)	2,516
Share of results of subsidiaries	(301,368)	(296,065)	(216)	—	597,649	—

Total non-operating (expenses) income	(286,475)	(296,065)	(38,637)	23,307	561,324	(36,546)

LOSS BEFORE INCOME TAX	(307,564)	(296,065)	(297,963)	(4,650)	597,649	(308,593)
INCOME TAX (EXPENSES) CREDIT	(897)	—	1,536	(507)	—	132

NET LOSS	$(308,461)	$(296,065)	$(296,427)	$(5,157)	$597,649	$(308,461)

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

21.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the year ended December 31, 2008

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

OPERATING REVENUES
Casino	$—	$—	$1,405,932	$—	$—	$1,405,932
Rooms	—	—	17,575	—	(491)	17,084
Food and beverage	—	—	16,480	—	(373)	16,107
Entertainment, retail and others	—	—	5,396	—	—	5,396

Gross revenues	—	—	1,445,383	—	(864)	1,444,519
Less: promotional allowances	—	—	(28,385)	—	—	(28,385)

Net revenues	—	—	1,416,998	—	(864)	1,416,134

OPERATING COSTS AND EXPENSES
Casino	—	—	(1,159,974)	—	44	(1,159,930)
Rooms	—	—	(1,359)	—	17	(1,342)
Food and beverage	—	—	(12,748)	—	3	(12,745)
Entertainment, retail and others	—	—	(1,240)	—	—	(1,240)
General and administrative	(22,115)	—	(90,990)	(12,997)	35,395	(90,707)
Pre-opening costs	—	—	(21,901)	(3)	83	(21,821)
Amortization of gaming subconcession	—	—	(57,237)	—	—	(57,237)
Amortization of land use rights	—	—	(18,269)	—	—	(18,269)
Depreciation and amortization	—	—	(50,485)	(894)	—	(51,379)
Property charges and others	—	—	(290)	—	—	(290)

Total operating costs and expenses	(22,115)	—	(1,414,493)	(13,894)	35,542	(1,414,960)

OPERATING (LOSS) INCOME	(22,115)	—	2,505	(13,894)	34,678	1,174

NON-OPERATING INCOME (EXPENSES)
Interest income, net	5,755	—	2,438	22	—	8,215
Other finance costs	—	—	(15,730)	—	—	(15,730)
Foreign exchange (loss) gain, net	(409)	—	1,865	(20)	—	1,436
Other income, net	18,291	—	6	17,353	(34,678)	972
Share of results of subsidiaries	(3,866)	(6,862)	(46)	—	10,774	—

Total non-operating income (expenses)	19,771	(6,862)	(11,467)	17,355	(23,904)	(5,107)

(LOSS) INCOME BEFORE INCOME TAX	(2,344)	(6,862)	(8,962)	3,461	10,774	(3,933)
INCOME TAX (EXPENSES) CREDIT	(119)	—	2,038	(449)	—	1,470

NET (LOSS) INCOME	$(2,463)	$(6,862)	$(6,924)	$3,012	$10,774	$(2,463)

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

21.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the year ended December 31, 2007

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

OPERATING REVENUES
Casino	$—	$—	$348,725	$—	$—	$348,725
Rooms	—	—	5,924	—	(254)	5,670
Food and beverage	—	—	11,344	—	(223)	11,121
Entertainment, retail and others	—	—	1,964	—	—	1,964

Gross revenues	—	—	367,957	—	(477)	367,480
Less: promotional allowances	—	—	(8,984)	—	—	(8,984)

Net revenues	—	—	358,973	—	(477)	358,496

OPERATING COSTS AND EXPENSES
Casino	—	—	(303,957)	—	35	(303,922)
Rooms	—	—	(2,222)	—	—	(2,222)
Food and beverage	—	—	(10,541)	—	—	(10,541)
Entertainment, retail and others	—	—	(504)	—	—	(504)
General and administrative	(16,323)	(1)	(84,846)	(40,948)	59,345	(82,773)
Pre-opening costs	—	—	(40,470)	—	438	(40,032)
Amortization of gaming subconcession	—	—	(57,190)	—	—	(57,190)
Amortization of land use rights	—	—	(17,276)	—	—	(17,276)
Depreciation and amortization	—	—	(38,955)	(511)	—	(39,466)
Property charges and others	—	—	(387)	—	—	(387)

Total operating costs and expenses	(16,323)	(1)	(556,348)	(41,459)	59,818	(554,313)

OPERATING LOSS	(16,323)	(1)	(197,375)	(41,459)	59,341	(195,817)

NON-OPERATING (EXPENSES) INCOME
Interest income, net	10,401	—	7,378	91	—	17,870
Other finance costs	—	—	(5,765)	—	—	(5,765)
Foreign exchange gain (loss), net	5,138	—	(1,291)	(15)	—	3,832
Other income, net	16,106	—	1,180	42,330	(59,341)	275
Share of results of subsidiaries	(192,296)	(193,293)	37	—	385,552	—

Total non-operating (expenses) income	(160,651)	(193,293)	1,539	42,406	326,211	16,212

(LOSS) INCOME BEFORE INCOME TAX	(176,974)	(193,294)	(195,836)	947	385,552	(179,605)
INCOME TAX (EXPENSES) CREDIT	(1,177)	—	2,812	(181)	—	1,454

NET (LOSS) INCOME	$(178,151)	$(193,294)	$(193,024)	$766	$385,552	$(178,151)

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

21.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the year ended December 31, 2009

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash used in operating activities	$(11,476)	$—	$(100,062)	$(719)	$—	$(112,257)

CASH FLOWS FROM INVESTING ACTIVITIES
Advances to subsidiaries	(1,023,370)	—	—	—	1,023,370	—
Amounts due from subsidiaries	522,661	—	—	—	(522,661)	—
Acquisition of property and equipment	—	—	(934,961)	(2,113)	—	(937,074)
Deposits for acquisition of property and equipment	—	—	(2,712)	—	—	(2,712)
Prepayment of show production cost	—	—	(21,735)	—	—	(21,735)
Changes in restricted cash	—	—	(165,108)	(3,034)	—	(168,142)
Payment for land use rights	—	—	(30,559)	—	—	(30,559)
Refund of deposit for acquisition of land interest	—	—	—	12,853	—	12,853
Proceeds from sale of property and equipment	—	—	3,729	1	—	3,730

Net cash (used in) provided by investing activities	(500,709)	—	(1,151,346)	7,707	500,709	(1,143,639)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of deferred financing costs	—	—	(870)	—	—	(870)
Advance from ultimate holding company	—	—	1,012,114	11,256	(1,023,370)	—
Amount due to ultimate holding company	—	—	(499,309)	(23,352)	522,661	—
Proceeds from issue of share capital	383,529	—	—	—	—	383,529
Proceeds from long-term debt	—	—	270,691	—	—	270,691

Net cash provided by (used in) financing activities	383,529	—	782,626	(12,096)	(500,709)	653,350

NET DECREASE IN CASH AND CASH EQUIVALENTS	(128,656)	—	(468,782)	(5,108)	—	(602,546)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	163,014	—	645,839	6,291	—	815,144

CASH AND CASH EQUIVALENTS AT END OF YEAR	$34,358	$—	$177,057	$1,183	$—	$212,598

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

21.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the year ended December 31, 2008

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$9,419	$(1)	$(23,030)	$2,454	$—	$(11,158)

CASH FLOWS FROM INVESTING ACTIVITIES
Amounts due from subsidiaries	(420,055)	—	—	—	420,055	—
Acquisition of property and equipment	—	—	(1,041,552)	(12,440)	—	(1,053,992)
Deposits for acquisition of property and equipment	—	—	(34,699)	—	—	(34,699)
Prepayment of show production cost	—	—	(16,127)	—	—	(16,127)
Changes in restricted cash	—	—	231,006	—	—	231,006
Payment for land use rights	—	—	(42,090)	—	—	(42,090)
Proceeds from sale of property and equipment	—	—	2,300	—	—	2,300

Net cash used in investing activities	(420,055)	—	(901,162)	(12,440)	420,055	(913,602)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of deferred financing costs	—	—	(7,641)	—	—	(7,641)
Loans from shareholders	—	—	(181)	—	—	(181)
Amount due to ultimate holding company	—	1	404,617	15,437	(420,055)	—
Proceeds from long-term debt	—	—	912,307	—	—	912,307

Net cash provided by financing activities	—	1	1,309,102	15,437	(420,055)	904,485

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(410,636)	—	384,910	5,451	—	(20,275)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	573,650	—	260,929	840	—	835,419

CASH AND CASH EQUIVALENTS AT END OF YEAR	$163,014	$—	$645,839	$6,291	$—	$815,144

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

21.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the year ended December 31, 2007

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$17,885	$—	$(415,114)	$544,601	$—	$147,372

CASH FLOWS FROM INVESTING ACTIVITIES
Amounts due from subsidiaries	(399,878)	—	—	—	399,878	—
Acquisition of property and equipment	—	—	(664,063)	(4,218)	—	(668,281)
Deposits for acquisition of property and equipment	—	—	(5,356)	—	—	(5,356)
Changes in restricted cash	—	—	(298,983)	—	—	(298,983)

Net cash used in investing activities	(399,878)	—	(968,402)	(4,218)	399,878	(972,620)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of deferred financing costs	—	—	(49,735)	—	—	(49,735)
Loans from shareholders	(96,583)	—	—	—	—	(96,583)
Amount due to ultimate holding company	—	—	942,661	(542,783)	(399,878)	—
Payment of principal of capital leases	—	—	(16)	—	—	(16)
Proceeds from issue of share capital	722,796	—	—	—	—	722,796
Proceeds from long-term debt	—	—	500,209	—	—	500,209

Net cash provided by (used in) financing activities	626,213	—	1,393,119	(542,783)	(399,878)	1,076,671

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	244,220	—	9,603	(2,400)	—	251,423
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	329,430	—	251,326	3,240	—	583,996

CASH AND CASH EQUIVALENTS AT END OF YEAR	$573,650	$—	$260,929	$840	$—	$835,419

Note

(1)	The Guarantor subsidiaries column includes financial information of Melco Crown Gaming which is not 100% owned by the Parent.

MELCO CROWN ENTERTAINMENT LIMITED

ADDITIONAL INFORMATION — FINANCIAL STATEMENTS SCHEDULE 1
FINANCIAL INFORMATION OF PARENT COMPANY

BALANCE SHEETS
(In thousands of U.S. dollars, except share and per share data)

	December 31,
	2009	2008

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$34,358	$163,014
Amounts due from subsidiaries	64,676	580,423
Prepaid expenses and other current assets	12,605	720

Total current assets	111,639	744,157

INVESTMENTS IN SUBSIDIARIES	2,697,541	1,967,503
LONG-TERM PREPAYMENT AND DEPOSITS	1,178	1,715

TOTAL	$2,810,358	$2,713,375

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accrued expenses and other current liabilities	$3,302	$4,907
Income tax payable	387	1,296
Amounts due to affiliated companies	1,620	1,553
Amounts due to subsidiaries	180,336	180,336
Amounts due to shareholders	22	1,032

Total current liabilities	185,667	189,124

LOANS FROM SHAREHOLDERS	115,647	115,647

SHAREHOLDERS’ EQUITY
Ordinary shares at US$0.01 par value per share
(Authorized — 2,500,000,000 and 1,500,000,000 shares and issued — 1,595,617,550 and 1,321,550,399 shares as of December 31, 2009 and 2008 (Note 13))	15,956	13,216
Treasury shares, at US$0.01 par value per share
(471,567 and 385,180 shares as of December 31, 2009 and 2008 (Note 13))	(5)	(4)
Additional paid-in capital	3,088,768	2,689,257
Accumulated other comprehensive losses	(29,034)	(35,685)
Accumulated losses	(566,641)	(258,180)

Total shareholders’ equity	2,509,044	2,408,604

TOTAL	$2,810,358	$2,713,375

MELCO CROWN ENTERTAINMENT LIMITED

ADDITIONAL INFORMATION — FINANCIAL STATEMENTS SCHEDULE 1
FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share data)

	Year Ended December 31,
	2009	2008	2007

REVENUE	$—	$—	$—

OPERATING EXPENSES
General and administrative	(21,089)	(22,115)	(16,323)

Total operating expenses	(21,089)	(22,115)	(16,323)

OPERATING LOSS	(21,089)	(22,115)	(16,323)

NON-OPERATING (EXPENSES) INCOME
Interest income	96	5,755	11,159
Interest expenses	(215)	—	(758)
Foreign exchange (loss) gain, net	(115)	(409)	5,138
Other income, net	15,127	18,291	16,106
Share of results of subsidiaries	(301,368)	(3,866)	(192,296)

Total non-operating (expenses) income	(286,475)	19,771	(160,651)

LOSS BEFORE INCOME TAX	(307,564)	(2,344)	(176,974)
INCOME TAX EXPENSE	(897)	(119)	(1,177)

NET LOSS	$(308,461)	$(2,463)	$(178,151)

MELCO CROWN ENTERTAINMENT LIMITED

ADDITIONAL INFORMATION — FINANCIAL STATEMENTS SCHEDULE 1
FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENTS OF SHAREHOLDERS’ EQUITY
(In thousands of U.S. dollars, except share and per share data)

						Accumulated
					Additional	Other		Total
	Common Shares		Treasury Shares		Paid-in	Comprehensive	Accumulated	Shareholders’	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Losses	Equity	Loss

BALANCE AT JANUARY 1, 2007	1,180,931,146	$11,809	—	$—	$1,955,383	$740	$(77,566)	$1,890,366
Net loss for the year	—	—	—	—	—	—	(178,151)	(178,151)	$(178,151)
Foreign currency translation adjustment	—	—	—	—	—	(1,685)	—	(1,685)	(1,685)
Change in fair value of interest rate swap agreements	—	—	—	—	—	(10,131)	—	(10,131)	(10,131)
Share-based compensation (Note 15)	—	—	—	—	5,346	—	—	5,346	—
Shares issued, net of offering expenses (Note 13)	139,612,500	1,396	—	—	721,400	—	—	722,796	—
Shares issued upon restricted shares vested (Note 13)	395,256	4	—	—	(4)	—	—	—	—

BALANCE AT DECEMBER 31, 2007	1,320,938,902	13,209	—	—	2,682,125	(11,076)	(255,717)	2,428,541	$(189,967)

Net loss for the year	—	—	—	—	—	—	(2,463)	(2,463)	$(2,463)
Change in fair value of interest rate swap agreements	—	—	—	—	—	(24,609)	—	(24,609)	(24,609)
Reversal of over-accrued offering expenses	—	—	—	—	117	—	—	117	—
Share-based compensation (Note 15)	—	—	—	—	7,018	—	—	7,018	—
Shares issued upon restricted shares vested (Note 13)	226,317	3	—	—	(3)	—	—	—	—
Shares issued for future exercises of share options (Note 13)	385,180	4	(385,180)	(4)	—	—	—	—	—

BALANCE AT DECEMBER 31, 2008	1,321,550,399	13,216	(385,180)	(4)	2,689,257	(35,685)	(258,180)	2,408,604	$(27,072)

Net loss for the year	—	—	—	—	—	—	(308,461)	(308,461)	$(308,461)
Foreign currency translation adjustment	—	—	—	—	—	(11)	—	(11)	(11)
Change in fair value of interest rate swap agreements	—	—	—	—	—	6,662	—	6,662	6,662
Share-based compensation (Note 15)	—	—	—	—	11,807	—	—	11,807	—
Shares issued, net of offering expenses (Note 13)	263,155,335	2,631	—	—	380,898	—	—	383,529	—
Shares issued upon restricted shares vested (Note 13)	8,297,110	83	—	—	6,831	—	—	6,914	—
Shares issued for future vesting of restricted shares (Note 13)	2,614,706	26	(2,614,706)	(26)	—	—	—	—	—
Issuance of shares for restricted shares vested (Note 13)	—	—	2,528,319	25	(25)	—	—	—	—

BALANCE AT DECEMBER 31, 2009	1,595,617,550	$15,956	(471,567)	$(5)	$3,088,768	$(29,034)	$(566,641)	$2,509,044	$(301,810)

MELCO CROWN ENTERTAINMENT LIMITED

ADDITIONAL INFORMATION — FINANCIAL STATEMENTS SCHEDULE 1
FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)

	Year Ended December 31,
	2009	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(308,461)	$(2,463)	$(178,151)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Share-based compensation	11,385	6,855	5,256
Share of results of subsidiaries	301,368	3,866	192,296
Changes in operating assets and liabilities:
Amounts due from affiliated companies	—	2	28
Prepaid expenses and other current assets	(11,885)	2,753	(3,052)
Long-term prepayment and deposits	537	(1,715)	126
Accrued expenses and other current liabilities	(1,605)	2,119	(1,216)
Income tax payable	(909)	119	1,177
Amounts due to shareholders	(1,973)	—	—
Amounts due to affiliated companies	67	(2,108)	1,361
Amounts due to subsidiaries	—	(9)	60

Net cash (used in) provided by operating activities	(11,476)	9,419	17,885

CASH FLOWS FROM INVESTING ACTIVITIES
Advances to subsidiaries	(1,023,370)	—	—
Amounts due from subsidiaries	522,661	(420,055)	(399,878)

Net cash used in investing activities	(500,709)	(420,055)	(399,878)

CASH FLOWS FROM FINANCING ACTIVITIES
Loans from shareholders	—	—	(96,583)
Proceeds from issue of share capital	383,529	—	722,796

Cash provided by financing activities	383,529	—	626,213

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(128,656)	(410,636)	244,220
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	163,014	573,650	329,430

CASH AND CASH EQUIVALENTS AT END OF YEAR	$34,358	$163,014	$573,650

MELCO CROWN ENTERTAINMENT LIMITED

ADDITIONAL INFORMATION — FINANCIAL STATEMENTS SCHEDULE 1
FINANCIAL INFORMATION OF PARENT COMPANY

NOTES TO FINANCIAL STATEMENTS SCHEDULE 1
(In thousands of U.S. dollars, except share and per share data)

1. Schedule 1 has been provided pursuant to the requirements of Rule 12-04(a) and 4-08(e)(3) of Regulation S-X, which require condensed financial information as to financial position, changes in financial position and results and operations of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries together exceed 25 percent of consolidated net assets as of end of the most recently completed fiscal year. As of December 31, 2009 and 2008, approximately $1,543,000 and $1,832,000, respectively of the restricted net assets not available for distribution, and as such, the condensed financial information of the Company has been presented for the years ended December 31, 2009, 2008 and 2007.

2. Basis of presentation

The condensed financial information has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company has used equity method to account for its investments in subsidiaries.

MELCO CROWN ENTERTAINMENT LIMITED

Unaudited Condensed Consolidated Financial Statements
For the six months ended June 30, 2010 and 2009

MELCO CROWN ENTERTAINMENT LIMITED

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 and 2009

Page(s)

Unaudited Condensed Consolidated Balance Sheets as of June 30, 2010 and December 31, 2009	H-2
Unaudited Condensed Consolidated Statements of Operations for the six months ended June 30, 2010 and 2009	H-3
Unaudited Condensed Consolidated Statements of Shareholders’ Equity for the six months ended June 30, 2010 and 2009	H-4
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2010 and 2009	H-5
Notes to Unaudited Condensed Consolidated Financial Statements for the six months ended June 30, 2010 and 2009	H-7

MELCO CROWN ENTERTAINMENT LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share and per share data)

	June 30,	December 31,
	2010	2009

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$295,232	$212,598
Restricted cash	194,274	236,119
Accounts receivable, net (Note 3)	312,131	299,700
Amount due from an affiliated company (Note 12(a))	—	1
Amount due from a shareholder (Note 12(c))	8	—
Inventories	7,881	6,534
Prepaid expenses and other current assets	17,547	19,768

Total current assets	827,073	774,720

PROPERTY AND EQUIPMENT, NET (Note 4)	2,736,580	2,786,646
GAMING SUBCONCESSION, NET	685,360	713,979
INTANGIBLE ASSETS, NET	4,220	4,220
GOODWILL	81,915	81,915
LONG-TERM PREPAYMENT, DEPOSITS AND OTHER ASSETS	84,249	52,365
DEFERRED TAX ASSETS	171	—
DEFERRED FINANCING COSTS	52,389	38,948
LAND USE RIGHTS, NET	437,816	447,576

TOTAL	$4,909,773	$4,900,369

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$9,273	$8,719
Accrued expenses and other current liabilities (Note 5)	402,995	497,767
Income tax payable	989	768
Current portion of long-term debt (Note 6)	130,873	44,504
Amounts due to affiliated companies (Note 12(b))	3,009	7,384
Amounts due to shareholders (Note 12(c))	11	25

Total current liabilities	547,150	559,167

LONG-TERM DEBT (Note 6)	1,700,376	1,638,703
OTHER LONG-TERM LIABILITIES	18,715	20,619
DEFERRED TAX LIABILITIES	17,430	17,757
LOANS FROM SHAREHOLDERS (Note 12(c))	115,647	115,647
LAND USE RIGHT PAYABLE	31,930	39,432
COMMITMENTS AND CONTINGENCIES (Note 11)

SHAREHOLDERS’ EQUITY
Ordinary shares at US$0.01 par value per share
(Authorized — 2,500,000,000 shares and issued — 1,596,748,456 and 1,595,617,550 shares as of June 30, 2010 and December 31, 2009 (Note 8))	15,968	15,956
Treasury shares, at US$0.01 par value per share (1,359,576 and 471,567 shares as of June 30, 2010 and December 31, 2009 (Note 8))	(14)	(5)
Additional paid-in capital	3,091,268	3,088,768
Accumulated other comprehensive losses	(19,481)	(29,034)
Accumulated losses	(609,216)	(566,641)

Total shareholders’ equity	2,478,525	2,509,044

TOTAL	$4,909,773	$4,900,369

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MELCO CROWN ENTERTAINMENT LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share data)

	Six Months Ended June 30,
	2010	2009

OPERATING REVENUES
Casino	$1,104,839	$424,409
Rooms	39,335	11,448
Food and beverage	27,406	8,391
Entertainment, retail and others	10,761	3,831

Gross revenues	1,182,341	448,079
Less: promotional allowances	(41,096)	(15,751)

Net revenues	1,141,245	432,328

OPERATING COSTS AND EXPENSES
Casino	(865,830)	(383,127)
Rooms	(6,767)	(2,060)
Food and beverage	(15,330)	(6,512)
Entertainment, retail and others	(4,143)	(1,014)
General and administrative	(91,349)	(48,352)
Pre-opening costs	(6,982)	(79,563)
Amortization of gaming subconcession	(28,619)	(28,619)
Amortization of land use rights	(9,760)	(9,085)
Depreciation and amortization	(113,733)	(43,837)
Property charges and others	34	(4,134)

Total operating costs and expenses	(1,142,479)	(606,303)

OPERATING LOSS	(1,234)	(173,975)

NON-OPERATING EXPENSES
Interest expenses, net	(36,766)	(3,730)
Other finance costs	(2,620)	(2,620)
Foreign exchange gain, net	17	175
Other income, net	1,041	1,000
Costs associated with debt modification	(3,156)	—

Total non-operating expenses	(41,484)	(5,175)

LOSS BEFORE INCOME TAX	(42,718)	(179,150)
INCOME TAX CREDIT (EXPENSE) (Note 9)	143	(134)

NET LOSS	$(42,575)	$(179,284)

LOSS PER SHARE:
Basic and diluted	$(0.027)	$(0.131)

SHARES USED IN LOSS PER SHARE CALCULATION:
Basic and diluted	1,595,281,416	1,370,943,132

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MELCO CROWN ENTERTAINMENT LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(In thousands of U.S. dollars, except share and per share data)

						Accumulated
					Additional	Other		Total
	Common Shares		Treasury Shares		Paid-in	Comprehensive	Accumulated	Shareholders’	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Losses	Losses	Equity	Loss

BALANCE AT JANUARY 1, 2009	1,321,550,399	$13,216	(385,180)	$(4)	$2,689,257	$(35,685)	$(258,180)	$2,408,604
Net loss for the period	—	—	—	—	—	—	(179,284)	(179,284)	$(179,284)
Change in fair value of interest rate swap agreements	—	—	—	—	—	2,943	—	2,943	2,943
Share-based compensation (Note 10)	—	—	—	—	6,518	—	—	6,518
Shares issued, net of offering expenses (Note 8)	135,000,000	1,350	—	—	173,136	—	—	174,486
Shares issued upon restricted shares vested (Note 8)	7,168,818	72	—	—	6,842	—	—	6,914
Shares issued for future vesting of restricted shares (Note 8)	2,598,321	26	(2,598,321)	(26)	—	—	—	—
Issuance of shares for restricted shares vested (Note 8)	—	—	916,659	9	(9)	—	—	—

BALANCE AT JUNE 30, 2009	1,466,317,538	$14,664	(2,066,842)	$(21)	$2,875,744	$(32,742)	$(437,464)	$2,420,181	$(176,341)

BALANCE AT JANUARY 1, 2010	1,595,617,550	$15,956	(471,567)	$(5)	$3,088,768	$(29,034)	$(566,641)	$2,509,044
Net loss for the period	—	—	—	—	—	—	(42,575)	(42,575)	$(42,575)
Foreign currency translation adjustment	—	—	—	—	—	(8)	—	(8)	(8)
Change in fair value of interest rate swap agreements	—	—	—	—	—	9,561	—	9,561	9,561
Share-based compensation (Note 10)	—	—	—	—	2,503	—	—	2,503
Shares issued upon restricted shares vested (Note 8)	199,160	2	—	—	(2)	—	—	—
Shares issued for future exercises of share options (Note 8)	931,746	10	(931,746)	(10)	—	—	—	—
Issuance of shares for restricted shares vested (Note 8)	—	—	43,737	1	(1)	—	—	—

BALANCE AT JUNE 30, 2010	1,596,748,456	$15,968	(1,359,576)	$(14)	$3,091,268	$(19,481)	$(609,216)	$2,478,525	$(33,022)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MELCO CROWN ENTERTAINMENT LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)

	Six Months Ended June 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(42,575)	$(179,284)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	152,112	81,541
Amortization of deferred financing costs	6,944	1,075
Amortization of discount on senior notes payable	82	—
Impairment loss recognized on property and equipment	—	3,137
Loss on disposal of property and equipment	102	274
Allowance for doubtful debts	17,911	5,730
Written off deferred financing cost on modification of debt	1,992	—
Share-based compensation	2,503	6,200
Changes in operating assets and liabilities:
Accounts receivable	(45,320)	(100,356)
Amounts due from affiliated companies	1	26
Amount due from a shareholder	(8)	—
Inventories	(1,347)	(2,209)
Prepaid expenses and other current assets	156	(13,662)
Long-term prepayment, deposits and other assets	499	(1,057)
Deferred tax assets	(171)	28
Accounts payable	554	4,066
Accrued expenses and other current liabilities	(19,442)	147,498
Income tax payable	221	(1,374)
Amounts due to affiliated companies	(499)	(818)
Amounts due to shareholders	(14)	46
Other long-term liabilities	(35)	141
Deferred tax liabilities	(327)	(561)

Net cash provided by (used in) operating activities	73,339	(49,559)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(118,853)	(607,335)
Deposits for acquisition of property and equipment	(835)	(3,541)
Prepayment of show production cost	(17,157)	(5,364)
Changes in restricted cash	41,835	67,977
Payment for land use right	(22,462)	(6,796)
Proceeds from sale of property and equipment	1	799

Net cash used in investing activities	(117,471)	(554,260)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of deferred financing costs	(21,194)	(870)
Proceeds from issue of share capital	—	174,486
Proceeds from long-term debt	—	270,691
Principal payments on long-term debt	(444,066)	—
Proceeds from senior notes issuance	592,026	—

Net cash provided by financing activities	126,766	444,307

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	82,634	(159,512)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	212,598	815,144

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$295,232	$655,632

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MELCO CROWN ENTERTAINMENT LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(In thousands of U.S. dollars)

	Six Months Ended June 30,
	2010	2009

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
Cash paid for interest (net of capitalized interest)	$(29,932)	$(1,121)
Cash paid for tax	$(134)	$(2,041)
NON-CASH INVESTING ACTIVITIES
Construction costs and property and equipment funded through accrued expenses and other current liabilities	$37,789	$257,060
Costs of property and equipment funded through amounts due to affiliated companies	$1,130	$11,573
Deferred financing costs funded through accrued expenses and other current liabilities	$1,634	$—
Provision of bonus funded through restricted shares issued and vested	$—	$6,914

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except share and per share data)

1.	COMPANY INFORMATION

Melco Crown Entertainment Limited (“the Company” together with its subsidiaries, “MCE”) was incorporated in the Cayman Islands on December 17, 2004 and completed an initial public offering of its ordinary shares in December 2006. MCE is a developer, owner and, through its subsidiary, Melco Crown Gaming (Macau) Limited (“Melco Crown Gaming”), operator of casino gaming and entertainment resort facilities focused on the Macau Special Administrative Region of the People’s Republic of China (“Macau”) market. MCE currently owns and operates City of Dreams — an integrated urban entertainment resort which opened in June 2009, Taipa Square Casino which opened in June 2008, Altira Macau — a casino and hotel resort which opened in May 2007, and Mocha Clubs — a non-casino-based operations of electronic gaming machines which has been in operation since September 2003. MCE’s American depository shares (“ADS”) are traded on the Nasdaq Global Select Market under the symbol “MPEL”.

The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) and the accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial reporting. The results of operations for the six months ended June 30, 2010 are not necessarily indicative of the results for the full year.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with MCE’s audited consolidated financial statements for the fiscal years ended December 31, 2009, 2008 and 2007. In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments consisting only of normal recurring adjustments, which are necessary for a fair presentation of financial results of such periods.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Gaming Tax

The Company is subject to taxes based on gross gaming revenue in Macau. These gaming taxes are an assessment on the Company’s gaming revenue and are recorded as an expense within the “Casino” line item in the unaudited condensed consolidated statements of operations. These taxes totaled $595,603 and $243,515 for the six months ended June 30, 2010 and 2009, respectively.

(b)	Loss Per Share

Basic loss per share is calculated by dividing the net loss available to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period.

Diluted loss per share is calculated by dividing the net loss available to ordinary shareholders by the weighted-average number of ordinary shares outstanding adjusted to include the potentially dilutive effect of outstanding stock-based awards.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

(b)	Loss Per Share — (Continued)

The weighted-average number of ordinary and ordinary equivalent shares used in the calculation of basic and diluted loss per share consisted of the following:

	Six Months Ended June 30,
	2010	2009

Weighted-average number of ordinary shares outstanding used in the calculation of basic loss per share	1,595,281,416	1,370,943,132
Incremental weighted-average number of ordinary shares from assumed exercised of restricted shares and share options using the treasury stock method	—	—

Weighted-average number of ordinary shares outstanding used in the calculation of diluted loss per share	1,595,281,416	1,370,943,132

During the six months ended June 30, 2010 and 2009, the Company had securities which would potentially dilute basic loss per share in the future, but which were excluded from the computation of diluted loss per share as their effect would have been anti-dilutive. Such outstanding securities consist of restricted shares and share options which result in an incremental weighted-average number of 8,033,799 and 13,721,515 ordinary shares from the assumed conversion of these restricted shares and share options using the treasury stock method for the six months ended June 30, 2010 and 2009, respectively.

(c)	Accounting for Derivative Instruments and Hedging Activities

The Company uses derivative financial instruments such as floating-for-fixed interest rate swap agreements to hedge its risks associated with interest rate fluctuations in accordance with lenders’ requirements under the City of Dreams Project Facility as disclosed in Note 10 to MCE’s audited consolidated financial statements for the fiscal years ended December 31, 2009, 2008 and 2007.

Changes in fair value of these interest rate swap agreements are recorded in accumulated other comprehensive losses until the hedged interest expense is recognized in earnings, as they are designated and qualify for hedge accounting and are expected to remain highly effective in fixing the interest rate. The estimated fair values of interest rate swap agreements are based on a standard valuation model that projects future cash flows and discounts those future cash flows to a present value using market-based observable inputs such as interest rate yields.

As of June 30, 2010, the notional amounts of the outstanding interest rate swap agreements amounted to $842,127 and their fair values were recorded as interest rate swap liabilities, of which $3,659 were included in accrued expenses and other current liabilities and $14,858 were included in other long-term liabilities, respectively. The Company estimates that over the next twelve months, $15,083 of the net unrealized losses on the interest rate swap agreements will be reclassified from accumulated other comprehensive losses into interest expenses.

(d)	Reclassifications

The unaudited condensed consolidated financial statements for prior period reflect certain reclassifications, which have no effect on previously reported net loss or other subtotals of the Company’s unaudited condensed consolidated financial statements, to conform to the current period presentation.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

3.	ACCOUNTS RECEIVABLE, NET

	June 30,	December 31,
	2010	2009

Components of accounts receivable, net are as follows:
Casino	$335,859	$320,789
Hotel	2,447	2,457
Other	982	681

Sub-total	$339,288	$323,927
Less: allowance for doubtful debts	(27,157)	(24,227)

	$312,131	$299,700

During the six months ended June 30, 2010 and 2009, the Company has provided allowance for doubtful debts of $17,908 and $5,087 and has written off accounts receivables of $3 and $643, respectively.

4.	PROPERTY AND EQUIPMENT, NET

	June 30,	December 31,
	2010	2009

Cost
Buildings	$2,220,834	$2,219,127
Furniture, fixtures and equipment	318,525	307,305
Plant and gaming machinery	120,217	114,983
Leasehold improvements	113,603	97,188
Motor vehicles	4,214	3,375

Sub-total	$2,777,393	$2,741,978
Less: accumulated depreciation	(362,830)	(249,780)

Sub-total	$2,414,563	$2,492,198
Construction in progress	322,017	294,448

Property and equipment, net	$2,736,580	$2,786,646

As of June 30, 2010, construction in progress in relation to the City of Dreams project primarily included interest paid or payable on loans from shareholders, City of Dreams Project Facility and interest rate swap agreements, amortization of deferred financing costs and other direct incidental costs capitalized (representing insurance, salaries and wages and certain other professional charges incurred). As of June 30, 2010, total cost capitalized for construction in progress amounted to $47,587 for the City of Dreams project.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

5.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	June 30,	December 31,
	2010	2009

Construction costs payable	$34,538	$80,668
Customer deposits	46,276	50,829
Outstanding gaming chips and tokens	120,436	136,774
Other gaming related accruals	21,566	53,294
Gaming tax accruals	94,319	67,376
Land use right payable	14,821	29,781
Operating expense accruals	67,380	67,701
Interest rate swap liabilities	3,659	11,344

	$402,995	$497,767

6.	LONG-TERM DEBT

Long-term debt consisted of the following:

	June 30,	December 31,
	2010	2009

City of Dreams Project Facility	$1,239,141	$1,683,207
$600,000 10.25% senior notes, due 2018, net	592,108	—

	$1,831,249	$1,683,207
Current portion of long-term debt	(130,873)	(44,504)

	$1,700,376	$1,638,703

City of Dreams Project Facility

On September 5, 2007, Melco Crown Gaming (“Borrower”) entered into the City of Dreams Project Facility with certain lenders in the aggregate amount of $1,750,000 to fund the City of Dreams project. The terms of the City of Dreams Project Facility are consistent with those disclosed in Note 10 to MCE’s audited consolidated financial statements for the fiscal years ended December 31, 2009, 2008 and 2007, except to the extent described below.

As of June 30, 2010, the $1,500,000 term loan facility (the “Term Loan Facility”) was fully drawn down and the availability period for this facility has expired.

In May 2010, the Company entered into a fourth amendment agreement to the City of Dreams Project Facility (the “Amendment Agreement”). The Amendment Agreement, among other things, (i) amends the date of the first covenant test date to December 31, 2010; (ii) provides additional flexibility to the financial covenants; (iii) removes the obligation but retains the right to enter into new interest rate or foreign currency swaps or other hedging arrangements; and (iv) restricts the use of the net proceeds received from the issuance of the $600,000 10.25% senior notes due 2018 to repayment of certain amounts outstanding under the City of Dreams Project Facility, including prepaying the Term Loan Facility in an amount of $293,714 and the revolving credit facility (the “Revolving Credit Facility”) in an amount of $150,352, as well as providing for a permanent reduction of the Revolving Credit Facility of $100,000.

As of June 30, 2010, the net assets of the Borrowing Group of approximately $1,512,000 was restricted from being distributed under the terms of the City of Dreams Project Facility.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

6.	LONG-TERM DEBT — (Continued)

City of Dreams Project Facility — (Continued)

The balance of $250,000 short-term deposits which were placed by Melco Crown Gaming in May and September 2009 to replace the letters of credit previously provided to support the contingent equity commitment of Melco and Crown were to be released upon the final completion for City of Dreams (or earlier subject to lender determination that the full amount is not required to meet remaining costs) and compliance with other release conditions under the City of Dreams Project Facility. As of June 30, 2010, the balance of $61,204 remained in the bank account that was restricted to meet the remaining City of Dreams project costs under the disbursement terms.

As of June 30, 2010, total outstanding borrowings relating to the City of Dreams Project Facility was $1,239,141. Management believes the Company is in compliance with all covenants as of June 30, 2010. As of June 30, 2010, approximately $100,488 of the City of Dreams Project Facility remains available for future drawdown.

$600,000 10.25% senior notes, due 2018

On May 17, 2010, MCE Finance Limited (formerly known as MPEL Holdings Limited, Melco PBL Holdings Limited and MPBL Limited) (“MCE Finance”), a subsidiary of MCE, issued an aggregate principal amount of $600,000 10.25% senior notes due 2018 (the “Senior Notes”) and listed the Senior Notes on the Official List of the Singapore Exchange Securities Trading Limited. The purchase price paid by the initial purchasers was 98.671% of the principal amount. The Senior Notes are general obligations of MCE Finance, rank equally in right of payment to all existing and future senior indebtedness of MCE Finance and rank senior in right of payment to any existing and future subordinated indebtedness of MCE Finance. The Senior Notes are effectively subordinated to all of MCE Finance’s existing and future secured indebtedness to the extent of the value of the assets securing such debt. MCE and one of its subsidiaries, MPEL International Limited (together, the “Senior Guarantors”), fully and unconditionally and jointly and severally guaranteed the Senior Notes on a senior secured basis. Certain other indirect subsidiaries of MCE Finance, including Melco Crown Gaming (together with the Senior Guarantors, the “Guarantors”), fully and unconditionally and jointly and severally guaranteed the Senior Notes on a senior subordinated secured basis. The Senior Notes mature on May 15, 2018. Interest on the Senior Notes is accrued at a rate of 10.25% per annum and is payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2010.

The net proceeds from the offering after deducting the original issue discount of approximately $8,000 and underwriting commissions and expenses of approximately $13,100 was approximately $578,900. MCE used the net proceeds from the offering to reduce the indebtedness under the City of Dreams Project Facility by approximately $444,100 and deposited the remaining $133,000 in a bank account that is restricted for use to pay future City of Dreams Project Facility amortization payments commencing December 2010. The Senior Notes have been reflected net of discount in the unaudited condensed consolidated balance sheet as of June 30, 2010.

At any time after May 15, 2014, MCE Finance may redeem some or all of the Senior Notes at the redemption prices set forth in the prospectus plus accrued and unpaid interest, additional amounts and liquidated damages, if any, to the redemption date. Prior to May 15, 2014, MCE Finance may redeem all or part of the Senior Notes at the redemption price set forth in the prospectus plus the applicable “make whole” premium described in the prospectus plus accrued and unpaid interest, additional amounts and liquidated damages, if any, to the redemption date. Prior to May 15, 2013, MCE Finance may redeem up to 35% of the principal amount of the Senior Notes with the net cash proceeds from one or more certain equity offerings at the redemption price set forth in the prospectus, plus accrued and unpaid interest, additional amounts and liquidated damages, if any, to the redemption date. In addition, subject to certain exceptions and as more fully described in the prospectus, MCE Finance may redeem the Senior Notes in whole, but not in part, at a price equal to 100% of their principal amount plus accrued interest and unpaid interest,

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

6.	LONG-TERM DEBT — (Continued)

$600,000 10.25% senior notes, due 2018 — (Continued)

additional amounts and liquidated damages, if any, to the date fixed by MCE Finance for redemption, if MCE Finance or any Guarantor would become obligated to pay certain additional amounts as a result of certain changes in withholding tax laws or certain other circumstances. MCE Finance may also redeem the Senior Notes if the gaming authority of any jurisdiction in which MCE, MCE Finance or any of their respective subsidiaries conducts or proposed to conduct gaming requires holders or beneficial owners of the Senior Notes to be licensed, qualified or found suitable under applicable gaming laws and such holder or beneficial owner, as the case may be, fails to apply or become licensed or qualified or is found unsuitable.

The indenture governing the Senior Notes contains certain covenants that, subject to certain exceptions and conditions, limit the ability of MCE Finance and its restricted subsidiaries’ ability to, among other things, (i) incur or guarantee additional indebtedness, (ii) make specified restricted payments, (iii) issue or sell capital stock, (iv) sell assets, (v) create liens, (vi) enter into agreements that restrict the restricted subsidiaries’ ability to pay dividends, transfer assets or make intercompany loans, (vii) enter into transactions with shareholders or affiliates and (viii) effect a consolidation or merger. At June 30, 2010, MCE Finance was in compliance with each of the financial restrictions and requirements.

MCE Finance has entered into a registration rights agreement whereby MCE Finance must register notes to be issued in an exchange offer for the Senior Notes. If MCE Finance does not fulfill certain of its obligations under the registration rights agreement, it will be required to pay liquidated damages to the holders of the Senior Notes. No separate contingent obligation has been recorded as no liquidated damages have become probable. MCE Finance filed a registration statement with the U.S. Securities and Exchange Commission in August 2010 in connection with the exchange offer, which registration statement is not yet effective.

The Company incurred loan commitment fees of credit balance of $4,324, which include a commitment fee of $301 and a reversal of accrual not required of $4,625 during the six months ended June 30, 2010 and loan commitment fees of $1,546 during the six months ended June 30, 2009.

Total interest incurred on long-term debt for the six months ended June 30, 2010 and 2009 were $29,057 and $24,973 of which $8,192 and $23,382 were capitalized, respectively.

During the six months ended June 30, 2010 and 2009, the Company’s average borrowing rates were approximately 6.11% and 5.78% per annum, respectively.

Scheduled maturities of the Company’s long-term debt as of June 30, 2010 including the accretion of debt discounts of approximately $7,891 are as follows:

Six months ending December 31, 2010	$35,693
Year ending December 31, 2011	214,155
Year ending December 31, 2012	311,133
Year ending December 31, 2013	309,336
Year ending December 31, 2014	368,823
Thereafter	600,000

$1,839,140

7.	FAIR VALUE MEASUREMENTS

The carrying values of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, other current assets, amounts due from (to) affiliated companies and shareholders,

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

7.	FAIR VALUE MEASUREMENTS — (Continued)

accounts payable, accrued expenses and other current liabilities approximate their fair values due to the short-term nature of these instruments. The carrying values of the City of Dreams Project Facility, loans from shareholders and land use right payable approximate their fair values as they carry market interest rates. The estimated fair value of the Senior Notes, based on quoted market price, was approximately $614,250 as of June 30, 2010. As of June 30, 2010, the Company did not have any non-financial assets or liabilities that are recognized or disclosed at fair value in the unaudited condensed consolidated financial statements. The Company’s financial assets and liabilities recorded at fair value have been categorized based upon the fair value in accordance with the accounting standards. The following fair value hierarchy table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2010:

	Quoted Prices
	In Active	Significant
	Market for	Other	Significant	Balance
	Identical	Observable	Unobservable	as of
	Assets	Inputs	Inputs	June 30,
	(Level 1)	(Level 2)	(level 3)	2010

Interest rate swap liabilities	$—	$18,517	$—	$18,517

The Company has seventeen interest rate swap agreements. Eight of the interest rate swap agreements which expire in 2010 with an aggregate fair value of $3,659 were recorded as accrued expenses and other current liabilities. The remaining nine interest rate swap agreements with an aggregate fair value of $14,858 which expire in 2011 and 2012 accordingly were recorded as other long-term liabilities in the unaudited condensed consolidated balance sheet. The fair values of the interest rate swap agreements are based on a standard valuation model that projects future cash flows and discounts those future cash flows to a present value using market-based observable inputs such as interest rate yields. Since significant observable inputs are used in the valuation model, the interest rate swap arrangements are considered a level 2 item in the fair value hierarchy.

8.	CAPITAL STRUCTURE

In connection with the Company’s restricted shares granted as disclosed in Note 10 to the unaudited condensed consolidated financial statements, 199,160 ordinary shares were vested and issued during the six months ended June 30, 2010.

The Company issued 931,746 ordinary shares to its depository bank for issuance to employees upon their future exercise of vested share options and 43,737 of these ordinary shares have been issued to employees during the six months ended June 30, 2010. As of June 30, 2010, 1,359,576 ordinary shares continues to be held by the Company for future issuance.

As of June 30, 2010, the Company had 1,595,388,880 ordinary shares issued and outstanding.

9.	INCOME TAX CREDIT (EXPENSE)

The Company and certain subsidiaries are exempt from tax in the Cayman Islands or British Virgin Islands, where they are incorporated, however, the Company is subject to Hong Kong Profits Tax on its activities conducted in Hong Kong. Certain subsidiaries incorporated or conducting businesses in Hong Kong, Macau, the United States of America and other jurisdictions are subject to Hong Kong Profits Tax, Macau Complementary Tax, income tax in the United States of America and in other jurisdictions, respectively during the six months ended June 30, 2010 and 2009.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

9.	INCOME TAX CREDIT (EXPENSE) — (Continued)

Pursuant to the approval notices issued by the Macau government dated June 7, 2007, Melco Crown Gaming has been exempted from Macau Complementary Tax for income generated from gaming operations for five years commencing from 2007 to 2011.

During the six months ended June 30, 2010, Melco Crown Gaming reported net income and had the Company been required to pay such taxes, the Company’s consolidated net loss for the six months ended June 30, 2010 would have been increased by $4,983 and basic and diluted loss per share would have increased by $0.003 per ordinary share. During the six months ended June 30, 2009, Melco Crown Gaming reported net loss which had no impact to the basic and diluted loss per share of the Company. The Company’s non-gaming profits remain subject to the Macau Complementary Tax and its casino revenues remain subject to the Macau special gaming tax and other levies in accordance with its subconcession agreement.

The negative effective tax rate for the six months ended June 30, 2010 was 0.33% compared to the positive effective tax rate of 0.07% for the same period in 2009. The negative and positive effective tax rate for the six months ended June 30, 2010 and 2009, respectively, differ from the statutory Macau Complementary Tax rate of 12% primarily due to the effect of change in valuation allowance for both periods together with impact of tax exemption granted by the Macau government to Melco Crown Gaming as described in the preceding paragraph during the six months ended June 30, 2010 and net loss of Melco Crown Gaming during the six months ended June 30, 2009.

An evaluation of the tax position for recognition was conducted by the Company by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. Uncertain tax benefits associated with the tax positions were measured based solely on the technical merits of being sustained on examinations. The Company concluded that there was no significant uncertain tax position requiring recognition in the unaudited condensed consolidated financial statements for the six months ended June 30, 2010 and 2009 and there is no material unrecognized tax benefit which would favourably affect the effective income tax rate in future periods. As of June 30, 2010 and 2009, there was no interest and penalties related to uncertain tax positions being recognized in the unaudited condensed consolidated financial statements. The Company does not anticipate any significant increases or decreases to its liability for unrecognized tax benefit within the next twelve months.

The positions for tax years 2010, 2009, 2008, 2007 and 2006 remain open and subject to examination by the Hong Kong, Macau, and the United States of America and other jurisdictions’ tax authorities until the statue of limitations expire in each corresponding jurisdiction.

10.	SHARE-BASED COMPENSATION

The Company has adopted a share incentive plan in 2006, to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, directors and consultants and to promote the success of its business. The maximum aggregate number of shares which may be issued pursuant to all awards (including shares issuable upon exercise of options) is 100,000,000 over 10 years. The Board of Directors of the Company has approved the removal of the maximum award amount of 50,000,000 over the first five years. The removal of such maximum limit for the first five years was approved by the shareholders of the Company at the general meeting held in May 2009. As of June 30, 2010, 63,374,277 shares out of 100,000,000 shares remain available for the grant of stock options or restricted shares.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

10.	SHARE-BASED COMPENSATION — (Continued)

Share Options

A summary of share options activity under the share incentive plan as of June 30, 2010, and changes during the six months ended June 30, 2010 are presented below:

			Weighted-
		Weighted-	Average
	Number	Average	Remaining	Aggregate
	of Share	Exercise	Contractual	Intrinsic
	Options	Price per Share	Term	Value

Outstanding at January 1, 2010	22,342,398	$1.26
Granted	587,046	$1.25
Exercised	—	—
Forfeited	(1,078,092)	$1.73
Expired	(148,362)	$4.45

Outstanding at June 30, 2010	21,702,990	$1.22	8.33	$3,502

Exercisable at June 30, 2010	1,439,921	$1.82	8.43	$199

The weighted-average fair value of share options granted during the six months ended June 30, 2010 was $0.84. No share options were exercised during the six months ended June 30, 2010 and therefore no cash proceeds and tax benefits were recognized.

As of June 30, 2010, there was $14,564 unrecognized compensation costs related to unvested share options. The costs are expected to be recognized over a weighted-average period of 2.27 years.

Restricted Shares

A summary of the status of the share incentive plan’s restricted shares as of June 30, 2010, and changes during the six months ended June 30, 2010 are presented below:

	Number of	Weighted-
	Restricted	Average Grant
	Shares	Date Fair Value

Unvested at January 1, 2010	3,246,031	$1.41
Granted	390,090	1.33
Vested	(242,897)	3.62
Forfeited	(160,407)	1.27

Unvested at June 30, 2010	3,232,817	$1.24

The total fair values at the date of grant of the restricted shares vested during the six months ended June 30, 2010 was $880.

As of June 30, 2010, there was $2,625 of unrecognized compensation costs related to restricted shares. The costs are expected to be recognized over a weighted-average period of 1.9 years.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

10.	SHARE-BASED COMPENSATION — (Continued)

Restricted Shares — (Continued)

The impact of share options and restricted shares for the six months ended June 30, 2010 and 2009 recognized in the unaudited condensed consolidated financial statements were as follows:

	Six Months
	Ended June 30,
	2010	2009

Share options	$1,914	$2,828
Restricted shares	589	3,690

Total share-based compensation expenses	2,503	6,518
Less: share-based compensation expenses capitalized	—	(318)

Share-based compensation recognized in general and administrative expenses	$2,503	$6,200

11.	COMMITMENTS AND CONTINGENCIES

(a)	Capital Commitments

As of June 30, 2010, the Company had capital commitments contracted for but not provided mainly for the construction and acquisition of property and equipment for the City of Dreams project totaling $14,172.

In March 2010, the Company’s subsidiary, Melco Crown (COD) Developments Limited and Melco Crown Gaming accepted the final terms for the revision of the land lease agreement for the increased developable gross floor area of Cotai Land in Macau, where the City of Dreams site located and fully paid the additional land premium of $32,118 to the Macau government. The land grant amendment process was completed on September 15, 2010.

(b)	Lease Commitments and Other Arrangements

Operating Leases — As a lessee

During the six months ended June 30, 2010 and 2009, the Company incurred rental expenses of office space, Mocha Club sites, staff quarters and certain equipment under non-cancellable operating lease agreements amounting to $7,504 and $7,413, respectively. Those lease agreements provide for periodic rental increases based on both contractual agreed incremental rates and on the general inflation rate once agreed by the Company and its lessor.

As of June 30, 2010, minimum lease payments under all non-cancellable leases were as follows:

Six months ending December 31, 2010	$5,614
Year ending December 31, 2011	6,739
Year ending December 31, 2012	5,400
Year ending December 31, 2013	5,211
Year ending December 31, 2014	3,853
Over 2014	9,667

Total minimum lease payments	$36,484

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

11.	COMMITMENTS AND CONTINGENCIES — (Continued)

(b)	Lease Commitments and Other Arrangements — (Continued)

As grantor of operating and right to use arrangement

During the six months ended June 30, 2010 and 2009, the Company received contingent fees from various retailers for mall spaces in the City of Dreams site under non-cancellable operating and right to use agreements amounting to $6,063 and $677, respectively. Certain of the operating and right to use agreements include minimum base fee and operating fee with escalated contingent fee clauses.

As of June 30, 2010, minimum future fees to be received under all non-cancellable operating and right to use agreements were as follows:

Six months ending December 31, 2010	$4,821
Year ending December 31, 2011	9,652
Year ending December 31, 2012	9,200
Year ending December 31, 2013	8,696
Year ending December 31, 2014	8,677
Over 2014	5,592

Total minimum future fees to be received	$46,638

The total minimum future fees do not include the escalated contingent fee clauses.

(c)	Other Commitments

As of June 30, 2010, the Company’s total commitments of payment in form of government land use fees for the City of Dreams and Altira Macau sites were $27,346 and $3,538, respectively.

As of June 30, 2010, the Company had other commitments contracted for but not provided in respect of shuttle buses and limousines services mainly for the operations of Altira Macau and the City of Dreams totaling $2,506. Expenses for the shuttle buses and limousines services during the six months ended June 30, 2010 and 2009 amounted to $6,409 and $3,645, respectively.

As of June 30, 2010, the Company had other commitments contracted for but not provided in respect of cleaning, maintenance, consulting, marketing, and other services mainly for the operations of Altira Macau and the City of Dreams totaling $9,405. Expenses for such services during the six months ended June 30, 2010 and 2009 amounted to $6,536 and $1,867, respectively.

As of June 30, 2010, the Company had other commitments contracted for but not provided in respect of trademark and memorabilia license fee for operations of City of Dreams hotels and casino totaling $8,028. Expenses for the trademark and memorabilia license fee during the six months ended June 30, 2010 and 2009 amounted to $769 and $130, respectively.

The remaining commitments of the Company are consistent with those disclosed in Note 18 to MCE’s audited consolidated financial statements for the fiscal years ended December 31, 2009, 2008 and 2007.

(d)	Contingencies

As of June 30, 2010, the Melco Crown Gaming has issued a promissory note (“livranca”) of $68,635 (MOP550,000,000) to a bank in respect of bank guarantees issued to the Macau government as disclosed in Note 18(c)(vii) to MCE’s audited consolidated financial statements for the fiscal years ended December 31, 2009, 2008 and 2007.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

11.	COMMITMENTS AND CONTINGENCIES — (Continued)

(d)	Contingencies — (Continued)

As of June 30, 2010, the Company has entered into two deeds of guarantee with third parties to guarantee certain payment obligations of the City of Dreams’ operations amounted to $10,000.

As of June 30, 2010, a bank guarantee issued to the Macau government amounting to $22,462 (MOP180,000,000) to guarantee payment of additional land premium payable as disclosed in Note 8 to MCE’s audited consolidated financial statements for the fiscal years ended December 31, 2009, 2008 and 2007 has been released.

(e)	Litigation

The Company is currently a party to certain legal proceedings which relate to matters arising out of the ordinary course of its business. Management does not believe that the outcome of such proceedings will have a material adverse effect on the Company’s financial position or results of operations.

12.	RELATED PARTY TRANSACTIONS

During the six months ended June 30, 2010 and 2009, the Company entered into the following material related party transactions:

	Six Months Ended June 30,
	2010	2009

Amounts paid/payable to affiliated companies
Advertising and promotional expenses	$39	$195
Consultancy fee capitalized in construction in progress	—	1,312
Consultancy fee recognized as expense	265	367
Management fees	9	41
Network support fee	—	13
Office rental	1,127	1,107
Operating and office supplies	114	70
Property and equipment	1,206	49,812
Repairs and maintenance	237	39
Service fee expense	248	301
Traveling expense capitalized in construction in progress	3	47
Traveling expense recognized as expense	1,887	599
Amounts received/receivable from affiliated companies
Other service fee income	97	167
Rooms and food and beverage income	15	12
Amounts paid/payable to shareholders
Interest charges capitalized in construction in progress	—	963
Interest charges recognized as expense	88	51
Amounts received/receivable from a shareholder
Other service fee income	25	—
Rooms and food and beverage income	26	—

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

12.	RELATED PARTY TRANSACTIONS — (Continued)

Details of those material related party transactions provided in the table above are as follows:

(a)	Amount Due From An Affiliated Company

Melco’s associated company — The Company had no transaction with Melco’s associated company during the six months ended June 30, 2010. Property and equipment was purchased from Melco’s associated company during the six months ended June 30, 2009. The outstanding balances due from Melco’s associated company as of June 30, 2010 and December 31, 2009 were nil and $1, respectively, and the amounts were unsecured, non-interest bearing and repayable on demand.

(b)	Amounts Due To Affiliated Companies

Elixir International Limited, or Elixir — The Company purchased property and equipment and services including repairs and maintenance, operating and office supplies and consultancy from Elixir, a wholly-owned subsidiary of Melco, primarily related to the Altira Macau and City of Dreams during the six months ended June 30, 2010 and 2009. The Company paid network support fee to Elixir during the six months ended June 30, 2009. Elixir purchased rooms and food and beverage services from the Company during the six months ended June 30, 2010. As of June 30, 2010 and December 31, 2009, the outstanding balances due to Elixir were $2,056 and $5,046, respectively, and the amounts were unsecured, non-interest bearing and repayable on demand.

Sociedade de Turismo e Diversões de Macau, S.A.R.L., or STDM and its subsidiaries (together with STDM referred to STDM Group) and Shun Tak Holdings Limited and its subsidiaries (referred to Shun Tak Group) — The Company incurred expenses associated with its use of STDM and Shun Tak Group ferry and hotel accommodation services within Hong Kong and Macau during the six months ended June 30, 2010 and 2009. Relatives of Mr. Lawrence Ho, the Company’s Co-Chairman and Chief Executive Officer, have beneficial interests within those companies. The traveling expenses in connection with construction of the City of Dreams were capitalized as costs related to construction in progress during the construction period. The Company paid advertising and promotional expenses to STDM Group during the six months ended June 30, 2010 and 2009 and Shun Tak Group during the six months ended June 30, 2009, respectively. The Company incurred rental expenses from leasing office premises from STDM Group and Shun Tak Group during the six months ended June 30, 2010 and 2009. As of June 30, 2010 and December 31, 2009, the outstanding balances due to STDM Group of $71 and $171 and Shun Tak Group of $284 and $440, respectively, were unsecured, non-interest bearing and repayable on demand.

Melco’s subsidiaries and its associated companies — Melco’s subsidiaries and its associated companies provided services to the Company which included management of general and administrative matters and consultancy during the six months ended June 30, 2010 and 2009. The Company incurred rental expenses from leasing office premises from Melco’s subsidiaries during the six months ended June 30, 2010 and 2009. The Company purchased property and equipment from Melco’s subsidiaries and its associated companies primarily for City of Dreams during the six months ended June 30, 2009. The Company reimbursed Melco’s subsidiaries for service fees incurred on its behalf for rental, office administration, travel and security coverage for the operation of the office of the Company’s Chief Executive Officer during the six months ended June 30, 2010 and 2009. Melco’s subsidiaries and its associated companies purchased rooms and food and beverage services from the Company during the six months ended June 30, 2010 and 2009. Other service fee income was received from Melco’s subsidiary during the six months ended June 30, 2010.

As of June 30, 2010 and December 31, 2009, the outstanding balances due to Melco’s subsidiaries and its associated companies of $478 and $720, respectively, were unsecured, non-interest bearing and repayable on demand.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

12.	RELATED PARTY TRANSACTIONS — (Continued)

(b)	Amounts Due To Affiliated Companies — (Continued)

Lisboa Holdings Limited, or Lisboa and Sociedade de Jogos de Macau S.A., or SJM — The Company paid rental expenses and service fees for Mocha Clubs’ gaming premises to Lisboa during the six months ended June 30, 2010 and 2009 and SJM during the six months ended June 30, 2010, respectively, companies in which a relative of Mr. Lawrence Ho has beneficial interest. There were no outstanding balances due to Lisboa and SJM as of June 30, 2010 and December 31, 2009.

Crown’s subsidiary — The Company paid rental expenses to Crown’s subsidiary during the six months ended June 30, 2010. Crown’s subsidiary provided services to the Company primarily for the construction of the City of Dreams and the operations which included general consultancy and management of sale representative offices during the six months ended June 30, 2010 and 2009 and part of the consultancy charges was capitalized as costs related to construction in progress during construction period for the six months ended June 30, 2009. The Company purchased property and equipment from Crown’s subsidiary during the six months ended June 30, 2009. The Company received other service fee income from Crown’s subsidiary during the six months ended June 30, 2010 and 2009. As of June 30, 2010 and December 31, 2009, the outstanding balances due to Crown’s subsidiary of $120 and $975, respectively, were unsecured, non-interest bearing and repayable on demand.

Shuffle Master Asia Limited, or Shuffle Master — The Company purchased spare parts, property and equipment and lease of equipment with Shuffle Master during the six months ended June 30, 2009, a company in which the Company’s former Chief Operating Officer who resigned this position in May 2009, was an independent non-executive director of its parent company during this period. There was no outstanding balance with Shuffle Master as of December 31, 2009.

Chang Wah Garment Manufacturing Company Limited, or Chang Wah — The Company purchased uniforms from Chang Wah during the six months ended June 30, 2009, a company in which a relative of Mr. Lawrence Ho has beneficial interest until end of December 2009, for Altira Macau and City of Dreams. The outstanding balance due to Chang Wah as of December 31, 2009 of $32 was unsecured, non-interest bearing and repayable on demand.

MGM Grand Paradise Limited, or MGM — The Company paid rental expenses and purchased property and equipment from MGM during the six months ended June 30, 2009, a company in which a relative of Mr. Lawrence Ho has beneficial interest, for City of Dreams. There were no outstanding balances with MGM as of June 30, 2010 and December 31, 2009.

(c)	Amounts Due From (To) Shareholders/Loans From Shareholders

Melco and Crown provided loans to the Company mainly used for working capital purposes, for the acquisition of the Altira Macau and the City of Dreams sites and for construction of Altira Macau and City of Dreams.

The outstanding loan balances due to Melco as of June 30, 2010 and December 31, 2009 amounted to $74,367 in each of those periods, were unsecured and interest bearing at 3-months HIBOR per annum and at 3-months HIBOR plus 1.5% per annum only during the period from May 16, 2008 to May 15, 2009. As of June 30, 2010, the loan balance due to Melco was repayable in May 2012.

The Company received other service fee income from Melco during the six months ended June 30, 2010 and Melco purchased rooms and food and beverage services from the Company during the six months ended June 30, 2010. As of June 30, 2010 and December 31, 2009, the outstanding balances were a receivable from Melco of $8 and a payable to Melco of $17, respectively, mainly related to interest payable on the outstanding loan balances, were unsecured, non-interest bearing and repayable on demand.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

12.	RELATED PARTY TRANSACTIONS — (Continued)

(c)	Amounts Due From (To) Shareholders/Loans From Shareholders — (Continued)

The outstanding loan balances due to Crown as of June 30, 2010 and December 31, 2009 amounted to $41,280 in each of those periods, were unsecured and interest bearing at 3-months HIBOR per annum. As of June 30, 2010, the loan balance due to Crown was repayable in May 2012.

The amounts of $11 and $8 due to Crown as of June 30, 2010 and December 31, 2009, respectively, related to interest payable on the outstanding loan balances, were unsecured, non-interest bearing and repayable on demand.

(d) On May 17, 2006, MPEL (Macau Peninsula) Limited, a subsidiary of the Company, entered into a conditional agreement to acquire a third development site located on the shoreline of Macau Peninsula near the current Macau Ferry Terminal or Macau Peninsula site. The acquisition was through the purchase of the entire issued share capital of a company holding title to the Macau Peninsula site. Dr. Stanley Ho was one of the directors but held no shares in such company. Dr. Stanley Ho is the father of Mr. Lawrence Ho, the Chairman of Melco until he resigned this position in March 2006. The title holding company holds the rights to the land lease of Macau Peninsula site which was approximately 6,480 square meters. The aggregate consideration was $192,802, payable in cash, of which a deposit of $12,853 was paid upon signing of the sale and purchase agreement, financed from Melco and Crown, equally. The targeted completion date of July 27, 2009 for the acquisition of the Macau Peninsula site passed and the acquisition agreement was terminated by the relevant parties on December 17, 2009. The deposit under the acquisition agreement was refunded to the Company in December 2009.

13.	SEGMENT INFORMATION

The Company is principally engaged in the gaming and hospitality business. The chief operating decision maker monitors its operations and evaluates earnings by reviewing the assets and operations of Mocha Clubs, Altira Macau and City of Dreams, the three primary businesses of the Company as of June 30, 2010 and December 31, 2009. Taipa Square Casino is included within Corporate and Others. All revenues were generated in Macau.

Total Assets

	June 30,	December 31,
	2010	2009

Mocha Clubs	$139,892	$144,455
Altira Macau	562,159	594,743
City of Dreams	3,160,528	3,093,310
Corporate and Others	1,047,194	1,067,861

Total consolidated assets	$4,909,773	$4,900,369

Capital Expenditures

	Six Months Ended
	June 30,
	2010	2009

Mocha Clubs	$1,645	$3,258
Altira Macau	480	1,468
City of Dreams	61,528	662,486
Corporate and Others	741	1,538

Total capital expenditures	$64,394	$668,750

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

13.	SEGMENT INFORMATION — (Continued)

For the six months ended June 30, 2010 and 2009, there was no single customer that contributed more than 10% of the total revenues.

The Company’s segment information on its results of operations for the following periods is as follows:

	Six Months Ended June 30,
	2010	2009

NET REVENUES
Mocha Clubs	$53,638	$48,551
Altira Macau	427,846	342,791
City of Dreams	645,644	26,808
Corporate and Others	14,117	14,178

Total net revenues	1,141,245	432,328

ADJUSTED PROPERTY EBITDA(1)
Mocha Clubs	13,616	12,893
Altira Macau	58,501	13,796
City of Dreams	113,807	(12,179)

Total adjusted property EBITDA	185,924	14,510

OPERATING COSTS AND EXPENSES
Pre-opening costs	(6,982)	(79,563)
Amortization of gaming subconcession	(28,619)	(28,619)
Amortization of land use rights	(9,760)	(9,085)
Depreciation and amortization	(113,733)	(43,837)
Share-based compensation	(2,503)	(6,200)
Property charges and others	34	(4,134)
Corporate and other expenses	(25,595)	(17,047)

Total operating costs and expenses	(187,158)	(188,485)

OPERATING LOSS	(1,234)	(173,975)

NON-OPERATING EXPENSES
Interest expenses, net	(36,766)	(3,730)
Other finance costs	(2,620)	(2,620)
Foreign exchange gain, net	17	175
Other income, net	1,041	1,000
Costs associated with debt modification	(3,156)	—

Total non-operating expenses	(41,484)	(5,175)

LOSS BEFORE INCOME TAX	(42,718)	(179,150)
INCOME TAX CREDIT (EXPENSE)	143	(134)

NET LOSS	$(42,575)	$(179,284)

Note

(1)	“Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, other expenses (including pre-opening costs, share-based compensation, property charges and others, corporate and other expenses and non-operating expenses). The chief operating decision maker used Adjusted property EBITDA to measure the operating performance of Mocha Clubs, Altira Macau and City of Dreams and to compare the operating performance of its properties with those of its competitors.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

14.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION

In May 2010, MCE Finance (“Issuer”), a subsidiary of MCE (the “Parent”), issued $600,000 10.25% Senior Notes due 2018 as disclosed in Note 6 to the unaudited condensed consolidated financial statements.

The Issuer and all subsidiary guarantors except Melco Crown Gaming are 100% directly or indirectly owned by the Parent guarantor. Certain Macau laws require companies limited by shares (sociedade anónima) incorporated in Macau to have a minimum of three shareholders, and all gaming concessionaires and subconcessionaires to be managed by a Macau permanent resident, the managing director, who must hold at least 10% of the share capital of the concessionaire or subconcessionaire. In accordance with such Macau laws, approximately 90% of the share capital of Melco Crown Gaming is indirectly owned by the Parent. While MCE complies with the Macau laws, Melco Crown Gaming is considered an indirectly 100% owned subsidiary of the Parent for purposes of the consolidated financial statements of the Parent because the economic interest of the 10% holding of the managing director is limited to, in aggregate with other class A shareholders, MOP 1 on the winding up or liquidation of Melco Crown Gaming and to receive an aggregate annual dividend of MOP 1. The City of Dreams Project Facility and the gaming subconcession agreement significantly restrict the Parent’s, the Issuer’s and the subsidiary guarantors’ ability to obtain funds from each other guarantor subsidiary in the form of a dividend or loan.

Condensed consolidating financial statements for the Parent, Issuer, guarantor subsidiaries and non-guarantor subsidiaries as of June 30, 2010 and December 31, 2009, and for the six months ended June 30, 2010 and 2009 are presented in the following tables. Information has been presented such that investments in subsidiaries, if any, are accounted for under the equity method and the principal elimination entries eliminate the investments in subsidiaries and intercompany balances and transactions. Additionally, the guarantor and non-guarantor subsidiaries are presented on a combined basis.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

14.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS
June 30, 2010

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$13,183	$—	$259,958	$22,091	$—	$295,232
Restricted cash	—	—	194,274	—	—	194,274
Accounts receivable, net	—	—	312,131	—	—	312,131
Amounts due from affiliated companies	—	—	237	45	(282)	—
Intercompany receivables	74,906	9,064	28,603	164,012	(276,585)	—
Amount due from a shareholder	—	—	2	25	(19)	8
Inventories	—	—	7,881	—	—	7,881
Prepaid expenses and other current assets	2,502	22	12,213	2,810	—	17,547

Total current assets	90,591	9,086	815,299	188,983	(276,886)	827,073

PROPERTY AND EQUIPMENT, NET	—	—	2,723,925	12,655	—	2,736,580
GAMING SUBCONCESSION, NET	—	—	685,360	—	—	685,360
INTANGIBLE ASSETS, NET	—	—	4,220	—	—	4,220
GOODWILL	—	—	81,915	—	—	81,915
INVESTMENTS IN SUBSIDIARIES	2,688,706	2,212,739	4,058,121	6,305	(8,965,871)	—
LONG-TERM PREPAYMENT, DEPOSITS AND OTHER ASSETS	910	—	82,817	522	—	84,249
DEFERRED TAX ASSETS	—	—	—	171	—	171
DEFERRED FINANCING COSTS	—	14,009	38,380	—	—	52,389
LAND USE RIGHTS, NET	—	—	437,816	—	—	437,816

TOTAL	$2,780,207	$2,235,834	$8,927,853	$208,636	$(9,242,757)	$4,909,773

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$—	$—	$9,273	$—	$—	$9,273
Accrued expenses and other current liabilities	1,432	9,241	387,318	5,004	—	402,995
Income tax payable	470	—	—	519	—	989
Current portion of long-term debt	—	—	130,873	—	—	130,873
Intercompany payables	183,428		82,101	11,056	(276,585)	—
Amounts due to affiliated companies	675	—	2,444	172	(282)	3,009
Amounts due to shareholders	30	—	—	—	(19)	11

Total current liabilities	186,035	9,241	612,009	16,751	(276,886)	547,150

LONG-TERM DEBT	—	592,108	1,108,268	—	—	1,700,376
OTHER LONG-TERM LIABILITIES	—	—	18,690	25	—	18,715
DEFERRED TAX LIABILITIES	—	—	17,142	288	—	17,430
ADVANCE FROM ULTIMATE HOLDING COMPANY	—	—	1,044,608	11,254	(1,055,862)	—
LOAN FROM INTERMEDIATE HOLDING COMPANY	—	—	578,021	—	(578,021)	—
LOANS FROM SHAREHOLDERS	115,647	—	—	—	—	115,647
LAND USE RIGHT PAYABLE	—	—	31,930	—	—	31,930
SHAREHOLDERS’ EQUITY
Total shareholders’ equity	2,478,525	1,634,485	5,517,185	180,318	(7,331,988)	2,478,525

TOTAL	$2,780,207	$2,235,834	$8,927,853	$208,636	$(9,242,757)	$4,909,773

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

14.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS
December 31, 2009

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$34,358	$—	$177,057	$1,183	$—	$212,598
Restricted cash	—	—	233,085	3,034	—	236,119
Accounts receivables, net	—	—	299,700	—	—	299,700
Amounts due from affiliated companies	—	—	14	31	(44)	1
Intercompany receivables	64,676	—	10,069	176,169	(250,914)	—
Inventories	—	—	6,534	—	—	6,534
Prepaid expenses and other current assets	12,605	—	15,101	1,718	(9,656)	19,768

Total current assets	111,639	—	741,560	182,135	(260,614)	774,720

PROPERTY AND EQUIPMENT, NET	—	—	2,773,321	13,325	—	2,786,646
GAMING SUBCONCESSION, NET	—	—	713,979	—	—	713,979
INTANGIBLE ASSETS, NET	—	—	4,220	—	—	4,220
GOODWILL	—	—	81,915	—	—	81,915
INVESTMENTS IN SUBSIDIARIES	2,697,541	1,665,989	4,058,121	6,301	(8,427,952)	—
LONG-TERM PREPAYMENT, DEPOSITS AND OTHER ASSETS	1,178	—	50,685	502	—	52,365
DEFERRED FINANCING COST	—	—	38,948	—	—	38,948
LAND USE RIGHTS, NET	—	—	447,576	—	—	447,576

TOTAL	$2,810,358	$1,665,989	$8,910,325	$202,263	$(8,688,566)	$4,900,369

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$—	$—	$8,719	$—	$—	$8,719
Accrued expenses and other current liabilities	3,302	—	500,273	3,848	(9,656)	497,767
Income tax payable	387	—	—	381	—	768
Current portion of long-term debt	—	—	44,504	—	—	44,504
Intercompany payables	180,336	1	64,185	6,392	(250,914)	—
Amounts due to affiliated companies	1,620	—	5,655	153	(44)	7,384
Amounts due to shareholders	22	—	—	3	—	25

Total current liabilities	185,667	1	623,336	10,777	(260,614)	559,167

LONG-TERM DEBT	—	—	1,638,703	—	—	1,638,703
OTHER LONG-TERM LIABILITIES	—	—	20,606	13	—	20,619
DEFERRED TAX LIABILITIES	—	—	17,654	103	—	17,757
ADVANCE FROM ULTIMATE HOLDING COMPANY	—	—	1,021,869	11,254	(1,033,123)	—
LOANS FROM SHAREHOLDERS	115,647	—	—	—	—	115,647
LAND USE RIGHT PAYABLE	—	—	39,432	—	—	39,432
SHAREHOLDERS’ EQUITY
Total shareholders’ equity	2,509,044	1,665,988	5,548,725	180,116	(7,394,829)	2,509,044

TOTAL	$2,810,358	$1,665,989	$8,910,325	$202,263	$(8,688,566)	$4,900,369

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

14.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the six months ended June 30, 2010

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

OPERATING REVENUES
Casino	$—	$—	$1,104,839	$—	$—	$1,104,839
Rooms	—	—	40,425	—	(1,090)	39,335
Food and beverage	—	—	28,628	—	(1,222)	27,406
Entertainment, retail and others	—	—	10,589	173	(1)	10,761

Gross revenues	—	—	1,184,481	173	(2,313)	1,182,341
Less: promotional allowances	—	—	(41,096)	—	—	(41,096)

Net revenues	—	—	1,143,385	173	(2,313)	1,141,245

OPERATING COSTS AND EXPENSES
Casino	—	—	(865,841)	—	11	(865,830)
Rooms	—	—	(6,986)	—	219	(6,767)
Food and beverage	—	—	(15,472)	—	142	(15,330)
Entertainment, retail and others	—	—	(4,145)	—	2	(4,143)
General and administrative	(6,402)	(3)	(93,065)	(21,077)	29,198	(91,349)
Pre-opening costs	—	—	(6,987)	—	5	(6,982)
Amortization of gaming subconcession	—	—	(28,619)	—	—	(28,619)
Amortization of land use rights	—	—	(9,760)	—	—	(9,760)
Depreciation and amortization	—	—	(112,779)	(954)	—	(113,733)
Property charges and others	—	—	34	—	—	34

Total operating costs and expenses	(6,402)	(3)	(1,143,620)	(22,031)	29,577	(1,142,479)

OPERATING LOSS	(6,402)	(3)	(235)	(21,858)	27,264	(1,234)

NON-OPERATING (EXPENSES) INCOME
Interest (expenses) income, net	(83)	143	(36,833)	7	—	(36,766)
Other finance costs	—	(221)	(2,399)	—	—	(2,620)
Foreign exchange gain (loss), net	5	(176)	383	(195)	—	17
Other income, net	5,232	25	635	22,413	(27,264)	1,041
Costs associated with debt modification	—	—	(3,156)	—	—	(3,156)
Share of results of subsidiaries	(41,122)	(40,825)	—	—	81,947	—

Total non-operating (expenses) income	(35,968)	(41,054)	(41,370)	22,225	54,683	(41,484)

(LOSS) INCOME BEFORE INCOME TAX	(42,370)	(41,057)	(41,605)	367	81,947	(42,718)
INCOME TAX (EXPENSES) CREDIT	(205)	—	511	(163)	—	143

NET (LOSS) INCOME	$(42,575)	$(41,057)	$(41,094)	$204	$81,947	$(42,575)

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

14.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the six months ended June 30, 2009

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

OPERATING REVENUES
Casino	$—	$—	$424,409	$—	$—	$424,409
Rooms	—	—	11,847	—	(399)	11,448
Food and beverage	—	—	8,737	—	(346)	8,391
Entertainment, retail and others	—	—	2,057	1	1,773	3,831

Gross revenues	—	—	447,050	1	1,028	448,079
Less: promotional allowances	—	—	(15,751)	—	—	(15,751)

Net revenues	—	—	431,299	1	1,028	432,328

OPERATING COSTS AND EXPENSES
Casino	—	—	(383,196)	—	69	(383,127)
Rooms	—	—	(2,062)	—	2	(2,060)
Food and beverage	—	—	(6,532)	—	20	(6,512)
Entertainment, retail and others	—	—	(1,014)	—	—	(1,014)
General and administrative	(10,674)	—	(44,240)	(9,023)	15,585	(48,352)
Pre-opening costs	—	—	(79,955)	(464)	856	(79,563)
Amortization of gaming subconcession	—	—	(28,619)	—	—	(28,619)
Amortization of land use rights	—	—	(9,085)	—	—	(9,085)
Depreciation and amortization	—	—	(42,994)	(843)	—	(43,837)
Property charges and others	—	—	(1,279)	(2,855)	—	(4,134)

Total operating costs and expenses	(10,674)	—	(598,976)	(13,185)	16,532	(606,303)

OPERATING LOSS	(10,674)	—	(167,677)	(13,184)	17,560	(173,975)

NON-OPERATING (EXPENSES) INCOME
Interest (expenses) income, net	(6)	—	(3,725)	1	—	(3,730)
Other finance costs	—	—	(2,620)	—	—	(2,620)
Foreign exchange (loss) gain, net	(53)	—	219	9	—	175
Other income, net	8,848	—	—	9,712	(17,560)	1,000
Share of results of subsidiaries	(176,944)	(172,609)	(8)	—	349,561	—

Total non-operating (expenses) income	(168,155)	(172,609)	(6,134)	9,722	332,001	(5,175)

LOSS BEFORE INCOME TAX	(178,829)	(172,609)	(173,811)	(3,462)	349,561	(179,150)
INCOME TAX (EXPENSES) CREDIT	(455)	—	968	(647)	—	(134)

NET LOSS	$(179,284)	$(172,609)	$(172,843)	$(4,109)	$349,561	$(179,284)

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

14.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2010

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$11,789	$(1,553)	$54,737	$8,366	$—	$73,339

CASH FLOWS FROM INVESTING ACTIVITIES
Advances to subsidiaries	(22,734)	(577,796)	—	—	600,530	—
Amounts due from subsidiaries	(10,230)	—	—	—	10,230	—
Acquisition of property and equipment	—	—	(118,261)	(592)	—	(118,853)
Deposits for acquisition of property and equipment	—	—	(835)	—	—	(835)
Prepayment of show production cost	—	—	(17,157)	—	—	(17,157)
Changes in restricted cash	—	—	38,811	3,024	—	41,835
Payment for land use right	—	—	(22,462)	—	—	(22,462)
Proceeds from sale of property and equipment	—	—	1	—	—	1

Net cash (used in) provided by investing activities	(32,964)	(577,796)	(119,903)	2,432	610,760	(117,471)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of deferred financing costs	—	(12,676)	(8,518)	—	—	(21,194)
Advance from ultimate holding company	—	—	22,734	—	(22,734)	—
Amount due to ultimate holding company	—	(1)	121	10,110	(10,230)	—
Loan from intermediate holding company	—	—	577,796	—	(577,796)	—
Principal payments on long-term debt	—	—	(444,066)	—	—	(444,066)
Proceeds from senior notes issuance	—	592,026	—	—	—	592,026

Net cash provided by financing activities	—	579,349	148,067	10,110	(610,760)	126,766

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(21,175)	—	82,901	20,908	—	82,634
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	34,358	—	177,057	1,183	—	212,598

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$13,183	$—	$259,958	$22,091	$—	$295,232

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

14.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2009

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash used in operating activities	$(3,914)	$—	$(43,286)	$(2,359)	$—	$(49,559)

CASH FLOWS FROM INVESTING ACTIVITIES
Advances to subsidiaries	(685,795)	—	—	—	685,795	—
Amounts due from subsidiaries	510,307	—	—	—	(510,307)	—
Acquisition of property and equipment	—	—	(606,112)	(1,223)	—	(607,335)
Deposits for acquisition of property and equipment	—	—	(3,541)	—	—	(3,541)
Prepayment of show production cost	—	—	(5,364)	—	—	(5,364)
Changes in restricted cash	—	—	67,977	—	—	67,977
Payment for land use right	—	—	(6,796)	—	—	(6,796)
Proceeds from sale of property and equipment	—	—	799	—	—	799

Net cash used in investing activities	(175,488)	—	(553,037)	(1,223)	175,488	(554,260)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of deferred financing cost	—	—	(870)	—	—	(870)
Advance from ultimate holding company	—	—	674,541	11,254	(685,795)	—
Amount due to ultimate holding company	—	—	(500,402)	(9,905)	510,307	—
Proceeds from issue of share capital	174,486	—	—	—	—	174,486
Proceeds from long-term debt	—	—	270,691	—	—	270,691

Net cash provided by financing activities	174,486	—	443,960	1,349	(175,488)	444,307

NET DECREASE IN CASH AND CASH EQUIVALENTS	(4,916)	—	(152,363)	(2,233)	—	(159,512)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	163,014	—	645,839	6,291	—	815,144

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$158,098	$—	$493,476	$4,058	$—	$655,632

Note

(1)	The Guarantor subsidiaries column includes financial information of Melco Crown Gaming which is not 100% owned by the Parent.

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.
ITEM 9. EXHIBITS.

Exhibit
Number	Description of Exhibit

1.1†	Form of Underwriting Agreement

4.1***	Registrant’s Specimen Certificate for Ordinary Shares

4.2**	Amended and Restated Shareholders’ Deed Relating to Melco PBL Entertainment (Macau) Limited

4.3**	Deed of Variation and Amendment

4.4	Registration Rights Agreement by and among Melco PBL Entertainment (Macau) Limited, DB Trustees (Hong Kong) Limited and Merrill Lynch International

4.5	Termination Agreement Relating to the Shareholders’ Agreement dated December 15, 2006

5.1	Opinion of Walkers regarding the validity of the ordinary shares

8.1	Opinion of Debevoise & Plimpton LLP regarding certain tax matters

23.1	Consent of Deloitte Touche Tohmatsu

23.2	Consent of Walkers (included in Exhibit 5.1)

23.3	Consent of Debevoise & Plimpton LLP (included in Exhibit 8.1)

23.4	Consent of Manuela Antonio Law Office

24.1	Power of Attorney (included in signature pages in Part II of this registration statement)

†	To be filed if necessary, by amendment or as an exhibit to be incorporated by reference in the prospectus forming part of this registration statement.

**	Previously filed with the Registrant’s registration statement on Form F-1 (File No. 333-146780) filed with the SEC on October 18, 2007.

***	Previously filed with the Registrant’s registration statement on Form F-1 (File No. 333-139088) filed with the SEC on December 1, 2006.
ITEM 10. UNDERTAKINGS
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 that are incorporated by reference in this Form F-3.
     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 will be governed by the final adjudication of such issue.
     (i) The undersigned registrant hereby undertakes that:
     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
     (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on January 25, 2011.

MELCO CROWN ENTERTAINMENT LIMITED
By:	/s/ Lawrence (Yau Lung) Ho
	Name:	Lawrence (Yau Lung) Ho
	Title:	Co-Chairman and Chief Executive Officer

POWERS OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Leanne Palmer and Geoffrey Davis, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign, execute and deliver with the Securities and Exchange Commission under the Securities Act of 1933, as amended (i) any and all amendments, including post-effective amendments, and supplements to this registration statement on Form F-3, (ii) any registration statement relating to this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, (iii) any exhibits to any such registration statement, amendments, supplements or (iv) any and all applications and other documents in connection with any such registration statement amendments, or supplements, and generally to do all things and perform any and all acts and things whatsoever requisite and necessary or desirable to enable Melco Crown Entertainment Limited to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.
     EXECUTED AS A DEED for and on behalf of MELCO CROWN ENTERATINMENT LIMITED by:

Signature	Title(s)	Date

/s/ Lawrence (Yau Lung) Ho Name: Lawrence (Yau Lung) Ho	Co-Chairman and Chief Executive Officer (principal executive officer)	January 25, 2011

/s/ James D. Packer Name: James D. Packer	Co-Chairman	January 25, 2011

/s/ Geoffrey Davis Name: Geoffrey Davis	Deputy Chief Financial Officer (principal financial and accounting officer)	January 25, 2011

/s/ John Wang Name: John Wang	Director	January 25, 2011

/s/ Clarence (Yuk Man) Chung Name: Clarence (Yuk Man) Chung	Director	January 25, 2011

Signature	Title(s)	Date

/s/ Willliam Todd Nisbet Name: William Todd Nisbet	Director	January 25, 2011

/s/ Rowen B. Craigie Name: Rowen B. Craigie	Director	January 25, 2011

/s/ James A. C. MacKenzie Name: James A. C. MacKenzie	Director	January 25, 2011

/s/ Thomas Jefferson Wu Name: Thomas Jefferson Wu	Director	January 25, 2011

/s/ Alec Tsui Name: Alec Tsui	Director	January 25, 2011

/s/ Robert Mactier Name: Robert Mactier	Director	January 25, 2011

/s/ Donald Puglisi Name: Donald Puglisi	Authorized U.S. Representative	January 25, 2011

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

1.1†	Form of Underwriting Agreement

4.1***	Registrant’s Specimen Certificate for Ordinary Shares

4.2**	Amended and Restated Shareholders’ Deed Relating to Melco PBL Entertainment (Macau) Limited

4.3**	Deed of Variation and Amendment

4.4	Registration Rights Agreement by and among Melco PBL Entertainment (Macau) Limited, DB Trustees (Hong Kong) Limited and Merrill Lynch International

4.5	Termination Agreement Relating to the Shareholders’ Agreement dated December 15, 2006

5.1	Opinion of Walkers regarding the validity of the ordinary shares

8.1	Opinion of Debevoise & Plimpton LLP regarding certain tax matters

23.1	Consent of Deloitte Touche Tohmatsu

23.2	Consent of Walkers (included in Exhibit 5.1)

23.3	Consent of Debevoise & Plimpton LLP (included in Exhibit 8.1)

23.4	Consent of Manuela Antonio Law Office

24.1	Power of Attorney (included in signature pages in Part II of this registration statement)

†	To be filed if necessary, by amendment or as an exhibit to be incorporated by reference in the prospectus forming part of this registration statement.

**	Previously filed with the Registrant’s registration statement on Form F-1 (File No. 333-146780), filed with the SEC on October 18, 2007.

***	Previously filed with the Registrant’s registration statement on Form F-1 (File No. 333-139088), filed with the SEC on December 1, 2006.